UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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FLEX LTD.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FLEX LTD.
(Incorporated in the Republic of Singapore)
(Company Registration Number 199002645H)

To Our Shareholders:

On August 15, 2017, we will hold our 2017 annual general meeting of our shareholders at our offices located at 6201 America Center Drive, San Jose, CA 95002, U.S.A. Our 2017 annual general meeting of shareholders will begin at 9:00 a.m., Pacific time.

The matters to be voted upon at the meeting are listed in the notice that follows this letter and are described in more detail in the accompanying proxy statement. We urge you to read the entire proxy statement carefully before voting. Part I of the accompanying proxy statement provides general information about the meeting, Part II describes the proposals to be voted upon at the 2017 annual general meeting of shareholders and related information, and Part III provides additional information, including information about our named executive officers and their compensation.

IMPORTANT NOTICE REGARDING ELECTRONIC AVAILABILITY OF PROXY STATEMENT AND ANNUAL REPORT:

We have elected to provide access to our proxy materials to our shareholders by notifying them of the availability of our proxy materials on the Internet. On or about July 5, 2017, we will mail to most of our shareholders (including all of our registered shareholders) a Notice of Availability of Proxy Materials on the Internet (referred to as the Notice) containing instructions on how to access this proxy statement and our annual report and to submit their proxies via the Internet. Instructions on how to request a printed copy of our proxy materials may be found in the Notice.

You may revoke your proxy at any time prior to the time it is voted. Shareholders who are present at the meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

Sincerely,

Tay Hong Chin Regina
Company Secretary
Singapore
July 5, 2017

FLEX LTD.

(Incorporated in the Republic of Singapore)
(Company Registration Number 199002645H)

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

To Be Held on August 15, 2017

To Our Shareholders:

You are cordially invited to attend, and NOTICE IS HEREBY GIVEN of, the annual general meeting of shareholders of FLEX LTD. (“Flex” or the “Company”), which will be held at our offices located at 6201 America Center Drive, San Jose, CA 95002, U.S.A, at 9:00 a.m., Pacific time, on August 15, 2017, for the following purposes:

•                To re-elect the following directors: Michael D. Capellas and Marc A. Onetto (Proposal No. 1);

•                To approve the re-appointment of Deloitte & Touche LLP as our independent auditors for the 2018 fiscal year and to authorize the Board of Directors, upon the recommendation of the Audit Committee, to fix their remuneration (Proposal No. 2);

•                To approve a general authorization for the Directors of Flex to allot and issue ordinary shares (Proposal No. 3);

•                To hold a non-binding, advisory vote on executive compensation (Proposal No. 4);

•                To hold a non-binding, advisory vote on the frequency of the non-binding, advisory vote on executive compensation (Proposal No. 5);

•                To approve the adoption of the Flex Ltd. 2017 Equity Incentive Plan (Proposal No. 6);

•                To approve a renewal of the Share Purchase Mandate permitting Flex to purchase or otherwise acquire its own issued ordinary shares (Proposal No. 7); and

•                To approve changes in the cash compensation payable to Flex’s non-employee directors (Proposal No. 8).

The full text of the resolutions proposed for approval by our shareholders is as follows:

As Ordinary Business

1.           To re-elect each of the following directors, who will retire by rotation pursuant to Article 95 of our Constitution, to the Board of Directors:

(a)         Mr. Michael D. Capellas; and

(b)        Mr. Marc A. Onetto.

2.           To consider and vote upon a proposal to re-appoint Deloitte & Touche LLP as our independent auditors for the fiscal year ending March 31, 2018, and to authorize our Board of Directors, upon the recommendation of the Audit Committee of the Board of Directors, to fix their remuneration.

As Special Business

The full text of the resolutions proposed for approval by our shareholders is as follows:

3.             To pass the following resolution as an Ordinary Resolution:

“RESOLVED THAT, pursuant to the provisions of Section 161 of the Singapore Companies Act, Cap. 50, but subject otherwise to the provisions of the Singapore Companies Act, Cap. 50 and our Constitution, authority be and is hereby given to our Directors to:

(a)         (i) allot and issue ordinary shares in our capital; and/or

(ii) make or grant offers, agreements or options that might or would require ordinary shares in our capital to be allotted and issued, whether after the expiration of this authority or otherwise (including but not limited to the creation and issuance of warrants, debentures or other instruments convertible into ordinary shares in our capital), at any time to and/or with such persons and upon such terms and conditions and for such purposes as our Directors may in their absolute discretion deem fit, and with such rights or restrictions as our Directors may think fit to impose and as are set forth in our Constitution; and

(b)        (notwithstanding that the authority conferred by this resolution may have ceased to be in force) allot and issue ordinary shares in our capital in pursuance of any offer, agreement or option made or granted by our Directors while this resolution was in force, and that such authority shall continue in force until the conclusion of our next annual general meeting or the expiration of the period within which our next annual general meeting is required by law to be held, whichever is the earlier.”

4.             To consider and put to a non-binding, advisory vote the following non-binding, advisory resolution:

“RESOLVED THAT, the shareholders of Flex approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of SEC Regulation S-K, including the Compensation Discussion and Analysis and the compensation tables and related disclosures contained in the section of the accompanying proxy statement captioned ‘Executive Compensation’.”

This resolution is being proposed to shareholders as required pursuant to Section 14A of the U.S. Securities Exchange Act of 1934, as amended. The shareholders’ vote on this resolution is advisory and non-binding in nature, will have no legal effect and will not be enforceable against Flex or its Board of Directors.”

5.             To consider and put to a non-binding, advisory vote the following non-binding, advisory resolution:

“RESOLVED THAT, the shareholders of Flex recommend that a non-binding, advisory vote to approve the compensation of the Company’s named executive officers be put to shareholders for their consideration with one of the following three frequencies:

(a)         every one year;

(b)        every two years; or

(c)         every three years.”

This resolution is being proposed to shareholders as required pursuant to Section 14A of the U.S. Securities Exchange Act of 1934, as amended. The shareholders’ vote on this resolution is advisory and non-binding in nature, will have no legal effect and will not be enforceable against Flex or its Board of Directors.”

6.             To pass the following resolution as an Ordinary Resolution:

“RESOLVED THAT, approval be and is hereby given for:

(a)         the adoption of a new equity incentive plan to be known as the “Flex Ltd. 2017 Equity Incentive Plan”, which we refer to as the 2017 Plan, a summary of which is set out in the attached proxy statement and the rules of which, for the purpose of identification, have been subscribed to by the Chairman of the Meeting under which awards of our ordinary shares in our capital will be granted to selected eligible persons (details of which are set out in the attached proxy statement) which includes (but is not limited to) our employees and directors and those of our subsidiaries and affiliates, officers, members of our Board of Directors (including both employee and non-employee Directors), and consultants of the Company and our subsidiaries and affiliates; and

(b)        our Directors to:

(i)             establish and administer the 2017 Plan;

(ii)          modify and/or alter the 2017 Plan from time to time, provided that such modification and/or alteration is effected in accordance with the provisions of the 2017 Plan, and to do all such acts and to enter into all such transactions, agreements and arrangements as may be necessary or expedient in order to give full effect to the 2017 Plan; and

(iii)       offer and/or grant options, restricted share units, share appreciation rights, performance shares, performance share units and any other share-based awards under the 2017 Plan, all in accordance with the provisions of the 2017 Plan and to allot and issue from time to time such number of ordinary shares in our capital as may be required to be allotted and issued pursuant to the (1) exercise of options and/or share appreciation rights; and (2) vesting of restricted share units, performance shares, performance share units and/or such other share-based awards under the 2017 Plan, all pursuant to the 2017 Plan.”

7.             To pass the following resolution as an Ordinary Resolution:

“RESOLVED THAT:

(a)         for the purposes of Sections 76C and 76E of the Singapore Companies Act, Cap. 50, the exercise by our Directors of all of our powers to:

(i)             purchase or otherwise acquire issued ordinary shares in the capital of the Company not exceeding in aggregate the number of issued ordinary shares representing 20% of the total number of issued ordinary shares outstanding as of the date of the passing of this Resolution (excluding any ordinary shares which are held as treasury shares as at that date) at such price or prices as may be determined by our Directors from time to time up to the maximum purchase price described in paragraph (c) below, whether by way of:

(A)     market purchases on the NASDAQ Global Select Market or any other stock exchange on which our ordinary shares may for the time being be listed and quoted; and/or

(B)     off-market purchases (if effected other than on the NASDAQ Global Select Market or, as the case may be, any other stock exchange on which our ordinary shares may for the time being be listed and quoted) in accordance with any equal access scheme(s) as may be determined or formulated by our Directors as they consider fit, which scheme(s) shall satisfy all the conditions prescribed by the Singapore Companies Act, Cap. 50, and otherwise in accordance with all other laws and regulations and rules of the NASDAQ Global Select Market or, as the case may be, any other stock exchange on which our ordinary shares may for the time being be listed and quoted as may be applicable, be and is hereby authorized and approved generally and unconditionally;

(b)        unless varied or revoked by our shareholders in a general meeting, the authority conferred on our Directors pursuant to the mandate contained in paragraph (a) above may be exercised by our Directors at any time and from time to time during the period commencing from the date of the passing of this resolution and expiring on the earlier of:

(i)             the date on which our next annual general meeting is held; or

(ii)          the date by which our next annual general meeting is required by law to be held;

(c)         the maximum purchase price (excluding brokerage commission, applicable goods and services tax and other related expenses) which may be paid for an ordinary share purchased or acquired by us pursuant to the mandate contained in paragraph (a) above, shall not exceed:

(i)             in the case of a market purchase of an ordinary share, the highest independent bid or the last independent transaction price, whichever is higher, of our ordinary shares quoted or reported on the NASDAQ Global Select Market or, as the case may be, any other stock exchange on which our ordinary shares may for the time being be listed and quoted, or shall not exceed any volume weighted average price, or other price determined under any pricing mechanism, permitted under SEC Rule 10b-18, at the time the purchase is effected; and

(ii)          in the case of an off-market purchase pursuant to an equal access scheme, 150% of the Prior Day Close Price, which means the closing price of our ordinary shares as quoted on the NASDAQ Global Select Market or, as the case may be, any other stock exchange on which our ordinary shares may for the time being be listed and quoted, on the day immediately preceding the date on which we announce our intention to make an offer for the purchase or acquisition of our ordinary shares from holders of our ordinary shares, stating therein the purchase price (which shall not be more than the maximum purchase price calculated on the foregoing basis) for each ordinary share and the relevant terms of the equal access scheme for effecting the off-market purchase; and

(d)        our Directors and/or any of them be and are hereby authorized to complete and do all such acts and things (including executing such documents as may be required) as they and/or he may consider expedient or necessary to give effect to the transactions contemplated and/or authorized by this resolution.”

8.             To pass the following resolution as an Ordinary Resolution:

“RESOLVED THAT, approval be and is hereby given for Flex to:

(a)         increase from $85,000 to $90,000 the annual cash compensation payable to each of Flex’s non-employee directors for services rendered as a director;

(b)        increase from $35,000 to $40,000 the additional annual cash compensation payable to the Chairman of the Audit Committee for services rendered as Chairman of the Audit Committee;

(c)         increase from $35,000 to $40,000 the additional annual cash compensation payable to the Chairman of the Compensation Committee for services rendered as Chairman of the Compensation Committee; and

(d)        increase from $7,000 to $15,000 the additional annual cash compensation payable to the Chairman of the Nominating and Corporate Governance Committee for services rendered as Chairman of the Nominating and Corporate Governance Committee.”

9.             To transact any other business which may properly be put before the annual general meeting.

Notes

Singapore Financial Statements. At the 2017 annual general meeting, our shareholders will have the opportunity to discuss and ask any questions that they may have regarding our Singapore audited financial statements for the fiscal year ended March 31, 2017, together with the directors’ statement and auditors’ report thereon, in compliance with Singapore law. Shareholder approval of our audited financial statements is not being sought by this proxy statement and will not be sought at the 2017 annual general meeting.

Eligibility to Vote at Annual General Meeting; Receipt of Notice. The Board of Directors has fixed the close of business on June 16, 2017 as the record date for determining those shareholders of the Company who will be entitled to receive copies of this notice and accompanying proxy statement. However, all shareholders of record on August 15, 2017, the date of the 2017 annual general meeting, will be entitled to vote at the 2017 annual general meeting.

v

Quorum. Representation of at least 33-1/3% of all outstanding ordinary shares of the Company is required to constitute a quorum to transact business at a general meeting of our shareholders.

Proxies. A shareholder entitled to attend and vote at the 2017 annual general meeting is entitled to appoint a proxy to attend and vote on his or her behalf. A proxy need not also be a shareholder. Whether or not you plan to attend the meeting, we encourage you to vote promptly. You may vote your shares through one of the methods described in the enclosed proxy statement. A proxy card submitted by mail must be received by Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 not less than 48 hours before the time appointed for holding the 2017 annual general meeting. Please review the instructions on the proxy card and Notice of Availability of Proxy Materials regarding the submission of proxies via the Internet. You may revoke your proxy at any time prior to the time it is voted. Shareholders who are present at the meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

Availability of Proxy Materials on the Internet. We are pleased to take advantage of Securities and Exchange Commission rules that allow issuers to furnish proxy materials to some or all of their shareholders on the Internet. Our Constitution was amended last year to align with the provisions under the Singapore Companies Act, Cap. 50, which allow and facilitate the posting of proxy materials on the internet at our designated website. We believe these rules will allow us to provide our shareholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our annual general meeting of shareholders. On or about July 5, 2017, we will mail to most of our shareholders (including all of our registered shareholders) a Notice of Availability of Proxy Materials on the Internet containing instructions on how to access this proxy statement and our annual report and to submit their proxies via the Internet.

Disclosure Regarding Share Purchase Mandate Funds. Only funds legally available for purchasing or acquiring our issued ordinary shares in accordance with our Constitution and the applicable laws of Singapore will be used for the purchase or acquisition by us of our own issued ordinary shares pursuant to the proposed renewal of the Share Purchase Mandate referred to in this notice. We intend to use our internal sources of funds and/or borrowed funds to finance the purchase or acquisition of our issued ordinary shares. The amount of financing required for us to purchase or acquire our issued ordinary shares, and the impact on our financial position, cannot be ascertained as of the date of this notice, as these will depend on, among other things, the number of ordinary shares purchased or acquired and the price at which such ordinary shares are purchased or acquired and whether the ordinary shares purchased or acquired are held in treasury or cancelled. Our net tangible assets and the consolidated net tangible assets of the Company and its subsidiaries will be reduced by the purchase price (including any expenses) of any ordinary shares purchased or acquired and cancelled or held as treasury shares. We do not anticipate that the purchase or acquisition of our ordinary shares in accordance with the Share Purchase Mandate would have a material impact on our financial condition and cash flows.

Personal Data Privacy. By submitting an instrument appointing a proxy(ies) and/or representative(s) to attend, speak and vote at the 2017 annual general meeting and/or any adjournment thereof, a shareholder of the Company (i) consents to the collection, use and disclosure of the shareholder’s personal data by us (or our agents or service providers) for the purpose of the processing, administration and analysis by us (or our agents or service providers) of proxies and representatives appointed for the 2017 annual general meeting (including any adjournment thereof) and the preparation and compilation of the attendance lists, minutes and other documents relating to the 2017 annual general meeting (including any adjournment thereof), and in order for us (or our agents or service providers) to comply with any applicable laws, listing rules, take-over rules, regulations and/or guidelines (collectively, the “Purposes”), (ii) warrants that where the shareholder discloses the personal data of the shareholder’s proxy(ies) and/or representative(s) to us (or our agents or service providers), the shareholder has obtained the prior consent of such proxy(ies) and/or representative(s) for the collection, use and disclosure by us (or our agents or service providers) of the personal data of such proxy(ies) and/or representative(s) for the Purposes, and (iii) agrees that the shareholder will indemnify us in respect of any penalties, liabilities, claims, demands, losses and damages as a result of the shareholder’s breach of warranty.

By order of the Board of Directors,

Tay Hong Chin Regina

Company Secretary
Singapore
July 5, 2017

You should read the entire proxy statement
carefully prior to returning your proxy card or otherwise submitting your proxy appointment through electronic communications in the manner set out in this proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the 2017 Annual General Meeting of Shareholders to Be Held on August 15, 2017. The accompanying proxy statement and our annual report to shareholders are available on our website at https://investors.flex.com/financials.

ELECTRONIC DELIVERY OF OUR SHAREHOLDER COMMUNICATIONS

We have elected to provide access to our proxy materials to our shareholders by notifying them of the availability of our proxy materials on the Internet. On or about July 5, 2017, we will mail to most of our shareholders (including all of our registered shareholders) a Notice of Availability of Proxy Materials on the Internet (referred to as the Notice) containing instructions on how to access this proxy statement and our annual report and to submit their proxies via the Internet. If you hold your shares through a broker, bank or other nominee, rather than directly in your own name, your intermediary will either forward to you printed copies of the proxy materials or will provide you with instructions on how you can access the proxy materials electronically. For beneficial holders and registered shareholders who receive a Notice, instructions on how to request a printed copy of our proxy materials may be found in the Notice.

x

Proxy Statement Summary

FLEX LTD.

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting. For more complete information regarding the Company’s 2017 fiscal year performance, please review the Company’s 2017 Annual Report.

2017 Annual General Meeting of Shareholders

Time and Date: 9:00 a.m. Pacific time, August 15, 2017

Place: 6201 America Center Drive, San Jose, CA 95002, U.S.A.

Record Date: June 16, 2017

Voting: All shareholders as of the meeting date are entitled to vote. Each ordinary share is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on.

Voting Matters at the Annual General Meeting

Proposal Number	Matter	Board Vote Recommendation	Page Reference
Proposal No. 1	Re-election of the following directors: Michael D. Capellas and Marc A. Onetto	FOR each Director Nominee	5
Proposal No. 2	Re-appointment of Deloitte & Touche LLP as our independent auditors for the fiscal year ending March 31, 2018	FOR	19
Proposal No. 3	General authorization to allot and issue ordinary shares	FOR	22
Proposal No. 4	Advisory vote on executive compensation	FOR	24
Proposal No. 5	Advisory vote on the frequency of the non-binding, advisory vote on executive compensation	ONE YEAR	27
Proposal No. 6	Adoption of the Flex Ltd. 2017 Equity Incentive Plan	FOR	28
Proposal No. 7	Authorization to repurchase ordinary shares	FOR	38
Proposal No. 8	Approval of changes in the cash compensation payable to our non-employee directors	FOR	42

How to Cast Your Vote

Your vote is important. You may vote in person at the meeting or by appointing a proxy in accordance with your instructions and we encourage you to vote using any of the below methods:

Vote In Person:

You may choose to vote in person at the meeting. If you are a beneficial holder who holds your shares through a bank, broker or other nominee and you choose to vote in person at the meeting, you must request a “legal proxy.” To do so, please follow the instructions from your bank, broker or other nominee at www.proxyvote.com. You may also request a paper copy of the materials, which will contain the appropriate instructions.

Vote by Proxy:

Submit Your Proxy via the Internet	Submit Proxy by Mail
at www.proxyvote.com	by returning the signed

Have the information that is printed in the box marked by the arrow (located on the Notice) available and follow the instructions. If you are a beneficial holder who owns your shares through a bank, broker or other nominee, the availability of Internet submission of proxies may depend on the voting process of the organization that holds your shares.

proxy card (or, if you do not have a proxy card, by requesting a paper copy of the materials).

Board Nominees (page 5)

The following table provides summary information about each Director nominee standing for re-election to the Board.

Name	Director Since	Independent (Yes/No)	Committee Memberships	Other Public Company Boards
Michael D. Capellas	2014	Yes	C, N	Cisco Systems, Inc. and MuleSoft, Inc.
Marc A. Onetto	2014	Yes	A	—

A = Audit Committee

C = Compensation Committee

N = Nominating and Corporate Governance Committee

Fiscal Year 2017 Highlights (page 46)

Business Overview

Headquartered in Singapore, Flex is a globally-recognized, provider of Sketch-to-Scaletm services - innovative design, engineering, manufacturing, and supply chain services and solutions from conceptual sketch to full-scale production. We design, build, ship and service complete packaged consumer and industrial products, from athletic shoes to electronics, for companies of all sizes in various industries and end-markets, through our activities in the following segments:

Segment	Product Categories
Communications & Enterprise Compute (CEC)

•                Telecom business of radio access base stations, remote radio heads, and small cells for wireless infrastructure;

•                Networking business, which includes optical communications, routing, broadcasting, and switching products for the data and video networks;

•                Server and storage platforms for both enterprise and cloud-based deployments; next generation storage and security appliance products; and

•                Rack level solutions, converged infrastructure and software-defined product solutions.

Consumer Technologies Group (CTG)

•                Consumer-related businesses in connected living, wearables, gaming, augmented and virtual reality, fashion and mobile devices;

•                Various supply chain solutions for notebook personal computers (PC), tablets, and printers; and

•                Expanding our business relationships to include supply chain optimization for non-electronics products such as footwear and clothing.

Industrial and Emerging Industries (IEI)	• Energy and metering, semiconductor tools and capital equipment, office solutions, household industrial and lifestyle, industrial automation and kiosks and lighting.
High Reliability Solutions (HRS)

•                Medical business, including consumer health, digital health, disposables, precision plastics, drug delivery, diagnostics, life sciences and imaging equipment;

•                Automotive business, including vehicle electrification, connectivity, autonomous vehicles and clean technologies; and

•                Defense and aerospace business, focused on commercial aviation, defense and military.

In fiscal year 2017, we continued our multi-year reorganization and rebalancing of our business portfolio in order to align with our customers’ needs and requirements as part of an effort to optimize operating results with a focus on improving profit margins and generating sustainable free cash flow and strong returns on invested capital. We continued to shift our long-term portfolio towards a mix of businesses which possess longer product life cycles and higher margins, such as our IEI and HRS businesses. We also continued to move away from customer solutions that have more short-term volatility and lower margins. This business transformation positions us to meet specific customers’ supply chain solutions needs across all of the markets we serve, yield margin improvement, and earn a return on our invested capital above the weighted-average cost of that capital. We are also improving our ability to take advantage of the long-term, future growth prospects for outsourcing of advanced manufacturing capabilities, design and engineering services, and after-market services. Another aspect of our business transformation strategy has been to make targeted investments in technologies and businesses that are complementary to our core business but that represent high growth opportunities with attractive profit margins. For example, in fiscal year 2017, we made targeted investments in our Flex Innovation Labs, Lab IX portfolio companies, our strategic partnership with Nike, and Elementum business that we believe will yield strong long-term results for Flex. The shift away from certain parts of our business limited our short-term top-line revenue growth and created negative year-over-year comparisons on some financial metrics such as revenue, though it places us in a better position to capitalize on long-term revenue growth and enhanced returns on investment and cash flow.

Performance Highlights For Fiscal Year 2017

We delivered strong fiscal year 2017 operating results and continued to execute our business transformation and deliver on our commitment to return value to shareholders. We generated total shareholder returns (TSR) of nearly 40%, which put us in the top 15% of all companies in the S&P 500. Our 3-year TSR was 82%, which was in the top decile of all firms in the S&P 500. We achieved these results in a global economic environment that continued to face a high degree of uncertainty due to macro-economic factors such as ongoing growth challenges in Europe, concerns of a slowdown in Chinese growth, and political and interest rate uncertainty. Internally, we continued on our business transformation journey during fiscal year 2017 through which we are reorganizing and rebalancing our business portfolio. As a result of an improved cost structure and our strategic business transformation, we delivered solid operating results in fiscal year 2017 and executed on key strategic priorities, including growing our capabilities such as the Flex Innovation Labs, Lab IX, and Sketch-to-Scaletm, and our strategic partnerships with Nike and Elementum to expand our innovative offerings. Areas where we saw year-over-year declines mainly represent intentional strategic shifts as a result of our business transformation activities. Highlights(1) include:

•                  We reported net sales of $23.9 billion, a decrease of 2% compared to the prior year.

•                  Grew adjusted operating profit to $815.2 million, a 3% increase over fiscal year 2016.

•                  Delivered Adjusted Earnings Per Share (EPS) of $1.17 per share, a 3% increase over the prior year.

(1)  Adjusted operating profit, adjusted earnings per share, adjusted gross profit, adjusted gross margin and free cash flow are non-GAAP financial measures, and we are including our 2017 results for these measures to show an aspect of our performance. Annex B to this proxy statement contains reconciliations of these measures to the most directly comparable GAAP financial measures.

•                Adjusted gross profit totaled $1.7 billion, an increase of 4% compared to the prior year.

•                Adjusted gross margin increased to 7.0% of net sales in fiscal year 2017, compared with 6.6% of net sales in fiscal year 2016.

•                Generated operating cash flows of $1.1 billion during the year. The strong cash flow generated from our operations enabled us to return value to shareholders with the repurchase of $349.5 million of our shares paid in fiscal year 2017.

•                Increased free cash flow to $660.4 million which was up 3% over the prior year and within our communicated range of $600 to $700 million annually.

•                We had some less favorable year-over-year financial result comparisons due to our ongoing business transformation, though these actions are positioning the Company for enhanced future results.

In addition to the above results, our stock price increased by nearly 40% from $12.06 at the end of fiscal year 2016 to $16.80 at the end of fiscal year 2017. This translates into a 1-year TSR of nearly 40% and Flex’s 3-year TSR is 82%, which has generated significant value for shareholders and represents results that are in the upper 15% of S&P 500 firms over the same time periods. We believe that this above market performance is the result of having articulated a value-creating strategy and delivering against that strategy.

Executive Compensation Highlights (page 48)

Pay and Performance Alignment For Fiscal Year 2017

As noted above, we delivered strong operating results and shareholder returns during fiscal year 2017. However, given Flex’s aggressive operating result goal-setting, our final financial performance was somewhat below our targeted levels. Our compensation philosophy is to reward above-target performance when achieved, and pay zero or below target when favorable results are not delivered. In line with our fiscal year 2017 performance, Flex’s NEOs earned short-term incentive awards that recognize our strong financial performance, as well as the fact that we did not fully achieve our targeted performance goals. Highlights include the following:

•                Maintained the CEO’s base salary with no increase, positioned approximately at the peer median.

•                Provided modest base salary increases of less than 4.0% to other NEOs, though overall salary positioning continued to be approximately at our peer group median.

•                The CEO and most other NEOs earned a below-target short-term incentive payout of 78.8% of target due to our aggressive internal performance goals.

•                Paid out the long-term performance share unit cycle during fiscal year 2017 at 193% of target in May 2016 based upon TSR results that were above target and exceeded market levels over the performance cycle from fiscal year 2014 through fiscal year 2017.  The Flex three year free cash flow (FCF) performance share unit cycle paid out at 94.6%, reflecting Flex’s more aggressive operating targets.

•                Funded the NEOs’ deferred compensation plans with a value that averaged 26.4% of our NEOs’ respective base salaries based on fiscal year 2017 results.

•                Continued to use fiscal year 2017 long-term incentive grants that balance relative TSR performance share units (PSUs) with a long-term incentive plan (LTIP) that measures cumulative FCF over a multi-year period (from fiscal year 2017 through fiscal year 2019).

•                Granted modest Elementum profits interests unit value awards to certain executives who continue to make significant contributions to our Elementum business.

Part I — Information About the Meeting

FLEX LTD.

PROXY STATEMENT

FOR THE 2017 ANNUAL GENERAL MEETING OF
SHAREHOLDERS

To Be Held on August 15, 2017
9:00 a.m. (Pacific time)

Annual general meeting to be held at our offices
6201 America Center Drive

San Jose, CA 95002, U.S.A.

PART I — INFORMATION ABOUT THE MEETING

We are furnishing this proxy statement in connection with the solicitation by our Board of Directors of proxies to be voted at the 2017 annual general meeting of our shareholders, or at any adjournments thereof, for the purposes set forth in the notice of annual general meeting that accompanies this proxy statement. Unless the context requires otherwise, references in this proxy statement to “Flex,” “the Company,” “we,” “us,” “our” and similar terms mean Flex Ltd. and its subsidiaries.

Proxy Mailing. The Notice of Internet Availability of Proxy Materials (which we refer to as the Notice) or the proxy materials and the enclosed proxy card were first mailed on or about July 5, 2017 to shareholders of record as of June 16, 2017.

Costs of Solicitation. The entire cost of soliciting proxies will be borne by us. Following the original mailing of the proxies and other soliciting materials, our directors, officers and employees may also solicit proxies by mail, telephone, e-mail, fax or in person. These directors, officers and employees will not receive additional compensation for those activities, but they may be reimbursed for any reasonable out-of-pocket expenses. Following the original mailing of the proxies and other soliciting materials, we will request that brokers, custodians, nominees and other record holders of our ordinary shares forward copies of the proxy and other soliciting materials to persons for whom they hold ordinary shares and request authority for the exercise of proxies. In these cases, we will reimburse such holders for their reasonable expenses if they ask that we do so. We have retained D.F. King & Co., an independent proxy solicitation firm, to assist in soliciting proxies at an estimated fee of $10,000, plus reimbursement of reasonable expenses.

Registered Office. The mailing address of our registered office is No. 2 Changi South Lane, Singapore 486123.

VOTING RIGHTS AND SOLICITATION OF PROXIES

The close of business on June 16, 2017 is the record date for shareholders entitled to notice of our 2017 annual general meeting. All of the ordinary shares issued and outstanding on August 15, 2017, the date of the annual general meeting, are entitled to be voted at the annual general meeting, and shareholders of record on August 15, 2017 and entitled to vote at such meeting will, on a poll, have one vote for each ordinary share so held on the matters to be voted upon. As of June 16, 2017, we had 531,607,660 ordinary shares issued and outstanding.

Proxies. Ordinary shares represented by proxies in the form accompanying this proxy statement that are properly executed and returned to us will be voted at the 2017 annual general meeting in accordance with our shareholders’ instructions.

If your ordinary shares are held through a broker, a bank, or other nominee, which is sometimes referred to as holding shares in “street name,” you have the right to instruct your broker, bank or other nominee on how to vote the shares in your account. Your broker, bank or other nominee will send you a voting instruction form for you to use to direct how your shares should be voted.

Quorum and Required Vote. Representation at the 2017 annual general meeting of at least 33-1/3% of all of our issued and outstanding ordinary shares is required to constitute a quorum to transact business at the annual general meeting.

•                Consistent with the Company’s historical practice, the chair of the 2017 annual general meeting will demand a poll in order to enable the ordinary shares represented in person or by proxy to be counted for voting purposes.

•                The affirmative vote by a simple majority of the votes cast is required at the 2017 annual general meeting, to re-elect the directors nominated pursuant to Proposal No. 1, to re-appoint Deloitte & Touche LLP as our independent auditors pursuant to Proposal No. 2, to approve the ordinary resolution to allot and issue ordinary shares contained in Proposal No. 3, to approve the non-binding, advisory resolution regarding executive compensation contained in Proposal No. 4, to approve the adoption of the Flex Ltd. 2017 Equity Incentive Plan contained in Proposal No. 6, to approve the ordinary resolution to renew the Share Purchase Mandate contained in Proposal No. 7 and to approve the changes in the cash compensation payable to our non-employee directors contained in Proposal No. 8. For Proposal No. 5, which is a non-binding, advisory vote on the frequency of the advisory vote on executive compensation, the choice that receives the highest number of non-binding affirmative votes will be deemed the choice of the shareholders.

Under the Companies Act (Chapter 50) of Singapore, which we refer to as the “Singapore Companies Act” or the “Companies Act,” and our Constitution, the shareholders may by passing an ordinary resolution requiring the simple majority of affirmative votes of shareholders present and voting at an annual general meeting, remove an incumbent director and appoint another person as director to replace the removed director provided that such shareholders have satisfied the procedural requirements and deadlines set forth in the Companies Act and our Constitution.

Abstentions and Broker Non-Votes. Abstentions and “broker non-votes” are considered present and entitled to vote at the 2017 annual general meeting for purposes of determining a quorum. A “broker non-vote” occurs when a broker, a bank or other nominee who holds shares for a beneficial owner does not vote on a particular proposal because the broker, bank or other nominee has not received directions from the beneficial owner and does not have discretionary power to vote on that particular proposal. If a broker, bank or other nominee indicates on the proxy card that it does not have discretionary authority to vote as to a particular matter, those shares, along with any abstentions, will not be counted in the tabulation of the votes cast on the proposal being presented to shareholders.

If you are a beneficial owner, your broker, bank or other nominee has authority to vote your shares for or against the re-appointment of our independent auditors, even if the broker does not receive voting instructions from you. Your broker, bank or other nominee, however, does not have the discretion to vote your shares on any other proposals included in this proxy statement without receiving voting instructions from you. It is very important that you instruct your broker, bank or other nominee how to vote on these proposals. If you do not complete the voting instructions, your shares will not be considered in the election of directors or any other proposal included in this proxy statement other than the re-appointment of our independent auditors.

If you are a registered shareholder, in the absence of contrary instructions, shares represented by proxies submitted by you will be voted at the 2017 annual general meeting: “FOR” each of the Board nominees in Proposal No. 1; “FOR” Proposal Nos. 2 through 4 and Nos. 6 through 8 and for “ONE YEAR” for Proposal No. 5 regarding the advisory vote on the frequency of the advisory vote on executive compensation. Our management does not know of any matters to be presented at the 2017 annual general meeting other than those set forth in this proxy statement and in the notice accompanying this proxy statement. If other matters should properly be put before the meeting, the proxy holders will vote on such matters in accordance with their best judgment.

Any shareholder of record has the right to revoke his or her proxy at any time prior to voting at the 2017 annual general meeting by:

•     submitting a subsequently dated proxy; or

•     by attending the meeting and voting in person.

If you are a beneficial holder who holds your ordinary shares through a broker, a bank or other nominee and you wish to change or revoke your voting instructions, you will need to contact the broker, the bank or other nominee who holds your shares and follow their instructions. If you are a beneficial holder and not the shareholder of record, you may not vote your shares in person at the 2017 annual general meeting unless you obtain a legal proxy from the record holder giving you the right to vote the shares.

Singapore Financial Statements; Monetary Amounts. We have prepared, in accordance with Singapore law, Singapore statutory financial statements, which are posted to our website at https://investors.flex.com/financials. Except as otherwise stated herein, all monetary amounts in this proxy statement have been presented in U.S. dollars.

Part II — Proposals to be Considered at the 2017 Annual General Meeting of Shareholders

Proposal No. 1: Re-Election of Directors

PART II — PROPOSALS TO BE CONSIDERED AT THE 2017 ANNUAL GENERAL MEETING OF SHAREHOLDERS

PROPOSAL NO. 1: RE-ELECTION OF DIRECTORS

Article 94 of our Constitution requires that at each annual general meeting one-third of the directors (or, if their number is not a multiple of three, then the number nearest to but not more than one-third of the directors) are required to retire from office. The directors required to retire in each year are those who have been in office the longest since their last re-election or appointment. As between persons who became or were last re-elected directors on the same day, those required to retire are (unless they otherwise agree among themselves) determined by lot. Under Article 90 of our Constitution, any director holding office as a Chief Executive Officer shall not be subject to retirement by rotation, unless the Board of Directors determines otherwise, or be taken into account in determining the number of directors required to retire by rotation. As a result, Mr. McNamara, as our Chief Executive Officer and also being one of our directors, is not subject to retirement by rotation or taken into account in determining the number of directors required to retire by rotation. Under Article 100 of our Constitution, any director appointed by the Board to fill a vacancy or as an additional director shall not be taken into account in determining the number of directors required to retire by rotation. No directors were appointed as additional directors or appointed to fill a vacancy since our 2016 annual general meeting.

Retiring directors are eligible for re-election. Messrs. Michael D. Capellas and Marc A. Onetto are the members of our Board of Directors who will retire by rotation at our 2017 annual general meeting. Messrs. Capellas and Onetto are each eligible for re-election and have been nominated to stand for re-election at the 2017 annual general meeting. If either nominee fails to receive the affirmative vote of a majority of the shares present and voting on the resolution to approve his re-election (that is, if the number of shares voted “FOR” the director nominee does not exceed the number of votes cast “AGAINST” that nominee), he will not be re-elected to the Board and the number of incumbent Directors comprising the Board of Directors will be reduced accordingly. Abstentions, if any, will have no effect.

The proxy holders intend to vote all proxies received by them in the accompanying form of proxy card for the nominees for directors listed below under “Nominees to our Board of Directors.” In the event that any nominee is unable or declines to serve as a director at the time of the 2017 annual general meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors of the Company, in accordance with Article 99 of our Constitution, to fill the vacancy.

As of the date of this proxy statement, our Board of Directors is not aware of any nominee who is unable or will decline to serve as a director.

Qualifications of Directors and Nominees

Our Nominating and Corporate Governance Committee is responsible for assessing the composition and performance of the Board of Directors and Committees of the Board of Directors and for recruiting, evaluating and recommending candidates to be presented for appointment or election to serve as members of the Board of Directors. In evaluating our Board of Directors, our Nominating and Corporate Governance Committee has considered that our directors, including our nominees for election as directors, have experience as officers, directors and private equity investors of large, complex technology companies. In these positions, they have also gained experience in core management skills that are important to their service on our Board of Directors, such as international business, supply chain management, strategic and financial planning, compliance, risk management, intellectual property matters and leadership development. Our directors also have experience serving on the boards of directors and board committees of other public companies, which provides them with an understanding of current corporate governance practices and trends and executive compensation matters. Our Nominating and Corporate Governance Committee also believes that our directors have other key attributes that are important to an effective board, including the highest professional and personal ethics and values, a broad diversity of business experience and expertise, an understanding of our business and industry, a high level of education, broad-based business acumen, and the ability to think strategically.

In addition to the qualifications described above, the Nominating and Corporate Governance Committee also considered the specific experience described in the biographical details that follow in determining whether each individual nominee or director should serve on our Board of Directors.

The following are biographical details for the nominees to our Board of Directors:

Nominees to our Board of Directors

Michael D. Capellas, Chairman of the Board

Principal, Capellas

Strategic Partners

Director Since: 2014

Age: 62

Board Committees:

Compensation Committee

Nominating & Corporate Governance Committee (Chair)

Summary: Mr. Capellas has served as our non-executive Chairman of the Board since June 2017 and as a member of our Board of Directors since March 2014. He has served as Principal at Capellas Strategic Partners since June 2013. He served as the Chairman of the Board of VCE Company, LLC (VCE) from January 2011 until November 2012 and as VCE’s Chief Executive Officer from May 2010 to September 2011. VCE is a joint venture between EMC Corporation and Cisco with investments from VMware, Inc. and Intel Corporation. Mr. Capellas was the Chairman and Chief Executive Officer of First Data Corporation from September 2007 to March 2010. From October 2006 to July 2007, Mr. Capellas served as a Senior Advisor at Silver Lake Partners. From November 2002 to January 2006, he served as Chief Executive Officer of MCI, Inc. (MCI), previously WorldCom, Inc. From March 2004 to January 2006, he also served as that company’s President. From November 2002 to March 2004, he was also Chairman of the Board of WorldCom, and he continued to serve as a member of the board of directors of MCI until January 2006. Mr. Capellas left MCI as planned in early January 2006 upon its acquisition by Verizon Communications Inc. Previously, Mr. Capellas was President of Hewlett-Packard Company from May 2002 to November 2002. Before the merger of Hewlett-Packard and Compaq Computer Corporation in May 2002, Mr. Capellas held various positions including President and Chief Executive Officer of Compaq, a position he had held since July 1999, and Chairman of the Board of Compaq, a position he had held since September 2000. Mr. Capellas held earlier positions as Chief Information Officer and Chief Operating Officer of Compaq. Mr. Capellas currently serves on the boards of directors of Cisco Systems, Inc. and MuleSoft, Inc., where he is the lead independent director.

Qualifications: Mr. Capellas brings experience in executive roles and a background of leading global organizations in the technology industry. Through this experience, he has developed expertise in several valued areas including strategic product development, business development, and finance.

Marc A. Onetto Principal, Leadership from the Mind and the Heart LLC Director Since: 2014 Age: 66 Board Committees: Audit Committee

Summary: Mr. Onetto has served as a member of our Board of Directors since January 2014. Since 2013, Mr. Onetto has provided executive leadership consulting through his company “Leadership from the Mind and the Heart LLC.” Mr. Onetto was the Senior Vice President of Worldwide Operations and Customer Service for Amazon.com from 2006 to 2013. Previously, Mr. Onetto was Executive Vice President of Worldwide Operations for Solectron Corporation, which was acquired by Flex in 2007, from June 2003 to June 2006. He joined Solectron after a 15-year career with General Electric where his last position was Vice President of GE Corporate’s European operations. From 1992 to 2002, Mr. Onetto held several senior leadership positions at GE Medical Systems as head of its global supply chain and operations, global quality, and global Component Division. Prior to GE, Mr. Onetto served 12 years with Exxon Corporation in supply operations, information systems and finance. Mr. Onetto currently serves on the board of directors of Essilor International and on the Business Board of Advisors of the Tepper School of Business at Carnegie-Mellon University.

Qualifications: Mr. Onetto is a seasoned supply chain expert and pioneer and has extensive experience as an officer of large, complex technology companies. This experience and his significant understanding of the Company’s business and industry enable him to bring valuable insight to the Board in these areas.

Directors Not Standing for Re-election

The following are the biographical details for our directors not standing for re-election.  On June 29, 2017, Mr. Raymond Bingham resigned from his position as director (including his positions as Chairman of the Board and Chairman of the Nominating and Corporate Governance Committee).

Michael M. McNamara CEO, Flex Ltd. Director Since: 2005 Age: 60 Board Committees: None

Summary: Mr. McNamara has served as a member of our Board of Directors since October 2005, and as our Chief Executive Officer since January 1, 2006. Prior to his appointment as Chief Executive Officer, Mr. McNamara served as our Chief Operating Officer from January 2002 until January 2006, as President, Americas Operations from April 1997 through December 2001, and as Vice President, North American Operations from April 1994 to April 1997. Mr. McNamara currently serves on the board of directors of Workday, Inc. and is on the Advisory Board of Tsinghua University School of Economics and Management and on the Presidential CEO Advisory Board of Massachusetts Institute of Technology (MIT). Mr. McNamara previously served on the board of Delphi Automotive LLP.

Qualifications: Mr. McNamara’s long service with the Company, extensive leadership and management experience in international operations and his service on other public company boards provide invaluable perspective to the Board. In addition, as the only management representative on our Board, Mr. McNamara provides management perspective in Board discussions about the business and strategic direction of the Company.

Daniel H. Schulman President and CEO, PayPal Holdings, Inc. Director Since: 2009 Age: 59 Board Committees: Compensation Committee (Chair) Nominating & Corporate Governance Committee

Summary: Mr. Schulman has served as a member of our Board of Directors since June 2009. Since September 2014, Mr. Schulman has served as the President and CEO of PayPal Holdings, Inc. Previously, Mr. Schulman served as group president of the Enterprise Growth Group at American Express. Prior to that, Mr. Schulman served as the President of Sprint’s Prepaid Group from November 2009 and, from 2001, was Chief Executive Officer and Director for Virgin Mobile USA, a wireless service provider. Mr. Schulman also served as the President, and then Chief Executive Officer, of Priceline.com from June 1999 to May 2001. Prior to joining Priceline, Mr. Schulman served more than 18 years at AT&T. Mr. Schulman currently serves as a director of PayPal Holdings, Inc. and as Chairman of the board of directors of Symantec Corporation and a member of its compensation and nominating and governance committees. Mr. Schulman currently is a board member of Autism Speaks.

Qualifications: Mr. Schulman has extensive senior management experience as a chief executive officer and governance expertise as a director, and he possesses the knowledge and expertise necessary to contribute an important viewpoint on a wide variety of governance and operational issues. Mr. Schulman’s experience in the wireless and telecommunications sectors is particularly valuable to us as we continually enhance the competitive positioning of our segment offerings, such as those in infrastructure and mobile.

Willy C. Shih, Ph.D. Professor of Management Practice, Harvard Business School Director Since: 2008 Age: 66 Board Committees: Compensation Committee

Summary: Dr. Shih has served as a member of our Board of Directors since January 2008. Dr. Shih is currently a Professor of Management Practice at the Harvard Business School, a position he has held since January 2007. Dr. Shih’s broad industry career experience includes significant accomplishments for globally recognized organizations such as Kodak, IBM, Silicon Graphics and Thomson. From August 2005 to September 2006, Dr. Shih served as Executive Vice President of Thomson, a provider of digital video technologies. He was an intellectual property consultant from February to August 2005, and from 1997 to 2005 served as Senior Vice President of Eastman Kodak Company. Dr. Shih holds a Ph.D. in Chemistry from the University of California, Berkeley and S.B. degrees in Chemistry and Life Sciences from the Massachusetts Institute of Technology. Dr. Shih previously served on the board of directors of Atheros Communications, Inc.

Qualifications: Dr. Shih’s broad experience in the technology industry and with international corporations, as well as his current role at a premier educational institution, provide the Board with key perspectives relating to the Company’s operations and ongoing initiatives. In addition, Dr. Shih’s experience in teaching and consulting provide him with significant insight into strategic alternatives that are available to technology companies.

Lay Koon Tan Former President and Chief Executive Officer and a member of the Board of Directors of STATS ChipPAC Ltd. Director Since: 2012 Age: 58 Board Committees: Audit Committee

Summary: Mr. Tan has served as a member of our Board of Directors since March 2012. He previously served as the President and Chief Executive Officer and a member of the Board of Directors of STATS ChipPAC Ltd. from August 2004 to November 2015 and of its predecessor, ST Assembly Test Services Ltd., since June 2002. Mr. Tan joined ST Assembly Test Services Ltd. in May 2000 as its Chief Financial Officer, and in August 2004, he led the formation of STATS ChipPAC Ltd. with the acquisition of ChipPAC, Inc., becoming the combined company’s founding President and Chief Executive Officer. Prior to joining ST Assembly Test Services Ltd., Mr. Tan was an investment banker with Salomon Smith Barney, the global investment banking unit of Citigroup Inc. Before that, he held various senior positions in government and financial institutions in Singapore. Mr. Tan graduated with a Bachelor of Engineering (First Class Honors) from the University of Adelaide, Australia as a Colombo Plan Scholar. He also has a Master of Business Administration (Distinction) from the Wharton School, University of Pennsylvania where he was elected a Palmer scholar.

Qualifications: Mr. Tan’s extensive background in financial and investment matters provides a critical perspective to the Board in these areas, and his executive leadership experience, serving as a chief executive officer and chief financial officer of large international technology-related corporations, enables him to provide the Board with invaluable operational insight.

William D. Watkins Former Chief Executive Officer of Imergy Power Systems, Inc. Director Since: 2009 Age: 64 Board Committees: Audit Committee

Summary: Mr. Watkins has served as a member of our Board of Directors since April 2009. Mr. Watkins was Chief Executive Officer of Imergy Power Systems, Inc., a leading innovator in cost-effective energy storage products from September 2013, and appointed Chairman of the Board in January 2015, until August 2016. He previously served as Chairman of the Board of Bridgelux, Inc. from February 2013 to December 2013 and as its Chief Executive Officer from January 2010 to February 2013. He previously served as Seagate Technology’s Chief Executive Officer from 2004 through January 2009, and as Seagate’s President and Chief Operating Officer from 2000 until 2004. During that time, he was responsible for Seagate’s hard disc drive operations, including recording heads, media and other components, and related R&D and product development organizations. Mr. Watkins joined Seagate in 1996 with the company’s merger with Conner Peripherals. Mr. Watkins currently serves on the board of directors of Maxim Integrated Products, Inc.

Qualifications: Mr. Watkins’s operational expertise and broad experience in the technology industry and with international corporations, particularly with product development companies, provides critical insight and perspective relating to the

Company’s customer base.

Lawrence A. Zimmerman Former Vice Chairman and CFO, Xerox Corporation Director Since: 2012 Age: 74 Board Committees: Audit Committee (Chair) Nominating & Corporate Governance Committee

Summary: Mr. Zimmerman has served as a member of our Board of Directors since October 2012. Mr. Zimmerman has extensive experience in corporate finance and accounting, having previously served at Xerox Corporation as Vice Chairman and Chief Financial Officer from 2009 to 2011 and as Executive Vice President and Chief Financial Officer from 2002 to 2009. Prior to that, he spent 32 years with IBM, holding various senior finance positions, including Corporate Controller. Mr. Zimmerman currently serves on the board of directors of Delphi Automotive PLC, and previously served on the boards of Brunswick Corporation from 2006 to 2015 and Computer Sciences Corporation from 2012 to 2014.

Qualifications: Mr. Zimmerman’s distinguished career and his extensive experience in corporate finance and accounting, serving as a chief financial officer and corporate controller of large international corporations, provides the Board with the critical perspective of someone familiar with all facets of corporate finance and accounting.

The Board recommends a vote “FOR”

the re-election of each of Messrs. Capellas and Onetto

to our Board of Directors.

Part II – Proposals to be Considered at the 2017 Annual General Meeting of Shareholders

Corporate Governance

CORPORATE GOVERNANCE

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees (including our principal executive officer, our principal financial officer and our principal accounting officer). The Code of Business Conduct and Ethics is available on the Corporate Governance page of the Investor Relations section of our website at www.flex.com. In accordance with the rules of the Securities and Exchange Commission (or SEC), we intend to disclose on the Corporate Governance page of our website any amendment (other than technical, administrative or other non-substantive amendments) to, or any material waiver from, a provision of the Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer, controller or persons performing similar functions.

Shareholder Communications with our Board of Directors

Our shareholders may communicate with our Board of Directors by sending an e-mail to Board@flextronics.com. All e-mails received will be sent to the Chairman of the Board and our Chief Financial Officer and/or Senior Vice President, Finance. The e-mail correspondence is regularly reviewed and summaries are provided to the full Board.

Board of Directors

Our Constitution gives our Board of Directors general powers to manage our business. The Board oversees and provides policy guidance on our strategic and business planning processes, oversees the conduct of our business by senior management and is principally responsible for the succession planning for our key executives, including our Chief Executive Officer.

Our Board of Directors held a total of eight meetings during fiscal year 2017. During the period for which each current director was a director or a committee member, each director attended at least 75% of the aggregate of the total number of meetings of our Board in fiscal year 2017 together with the total number of meetings held by all committees of our Board on which he served. During fiscal year 2017, our non-employee directors met at regularly scheduled executive sessions without management participation.

Our Board has adopted a policy that encourages each director to attend the annual general meeting, but attendance is not required. All of our directors attended the Company’s 2016 annual general meeting.

Director Independence

To assist our Board of Directors in determining the independence of our directors, the Board has adopted Director Independence Guidelines that incorporate the definition of “independence” adopted by The NASDAQ Stock Market LLC, which we refer to as Nasdaq in this proxy statement. Our Board has determined that each of the Company’s directors who served in fiscal year 2017, other than Mr. McNamara, is an independent director as defined by the applicable rules of Nasdaq and our Director Independence Guidelines (including Mr. Bingham, who resigned in June 2017). Under the Nasdaq definition and our Director Independence Guidelines, a director is independent only if the Board determines that the director does not have any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In addition, under the Nasdaq definition and our Director Independence Guidelines, a director will not be independent if the director has certain disqualifying relationships. In evaluating independence, the Board broadly considers all relevant facts and circumstances. Our Director Independence Guidelines are included in our Guidelines with Regard to Certain Governance Matters, a copy of which is available on the Corporate Governance page of our website at www.flex.com.

Board Leadership Structure and Role in Risk Oversight

Our Board of Directors currently consists of eight directors, each of whom, other than Mr. McNamara, is independent under the Company’s Director Independence Guidelines and the applicable rules of Nasdaq. Mr. McNamara has served as our Chief Executive Officer, or CEO, since January 1, 2006, and as a member of our Board of Directors since October 2005.  The Board has separated the roles of Chairman and CEO since 2003. Mr. Bingham served as Chairman of the Board from 2008 until his resignation on June 29, 2017.  The Board appointed Mr. Capellas, an independent director, as Chairman of the Board, effective upon Mr. Bingham’s resignation on June 29, 2017.

Our Board of Directors believes that the most effective Board leadership structure for the Company at the present time is for the roles of CEO and Chairman of the Board to be separated, and for the Chairman of the Board to be an independent director. Under this structure, our CEO is generally responsible for setting the strategic direction for the Company and for providing the day-to-day leadership over the Company’s operations, while the Chairman of the Board provides guidance to the CEO, sets the agenda for meetings of the Board and presides over Board meetings. Our Board of Directors believes that having an independent Chairman set the agenda and establish the priorities and procedures for the work of the Board provides a greater role for the independent directors in the oversight of the Company, and also provides the continuity of leadership necessary for the Board to fulfill its responsibilities. This leadership structure is supplemented by the fact that all of our directors, other than Mr. McNamara, are independent and all of the committees of the Board are composed solely of, and chaired by, independent directors. In addition, our non-employee directors meet at regularly scheduled executive sessions without management participation. The Board retains the authority to modify this leadership structure as and when appropriate to best address the Company’s unique circumstances at any given time and to serve the best interests of our shareholders.

Our Board of Directors’ role in risk oversight involves both the full Board of Directors and its committees. The Audit Committee is charged with the primary role in carrying out risk oversight responsibilities on behalf of the Board. Pursuant to its charter, the Audit Committee reviews the Company’s policies and practices with respect to risk assessment and risk management, including discussing with management the Company’s major risk exposures and the steps that have been taken to monitor and mitigate such exposures. The Company’s enterprise risk management process is designed to identify risks that could affect the Company’s achievement of business goals and strategies, to assess the likelihood and potential impact of significant risks to the Company’s business, and to prioritize risk control and mitigation. Our Chief Financial Officer, our General Counsel and our Chief Ethics and Compliance Officer periodically report on the Company’s risk management policies and practices to relevant Board committees and to the full Board. The Audit Committee reviews the Company’s major financial risk exposures as well as major operational, compliance, reputational and strategic risks, including steps to monitor, manage and mitigate those risks. In addition, each of the other Board committees is responsible for oversight of risk management practices for categories of risks relevant to their functions. For example, the Compensation Committee has oversight responsibility for the Company’s overall compensation structure, including review of its compensation practices, with a view to assessing associated risk. See “Compensation Risk Assessment.” The Board as a group is regularly updated on specific risks in the course of its review of corporate strategy, business plans and reports to the Board by its respective committees. The Board believes that its leadership structure supports its risk oversight function by providing a greater role for the independent directors in the oversight of the Company.

Board Committees

The standing committees of our Board of Directors are the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. The table below provides current membership for each of these committees.

Name	Independent	Financial Expert	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Michael D. Capellas
Marc A. Onetto
Daniel H. Schulman
Willy C. Shih, Ph.D.
Lay Koon Tan
William D. Watkins
Lawrence A. Zimmerman

 = Committee Member

 = Committee Chair

Audit Committee

The Audit Committee of the Board of Directors is currently composed of Messrs. Marc A. Onetto, Lay Koon Tan, William D. Watkins and Lawrence A. Zimmerman, each of whom the Board has determined to be independent and to meet the financial experience requirements under both the rules of the SEC and the listing standards of Nasdaq. The Board has also determined that each of Messrs. Tan, Watkins and Zimmerman is an “audit committee financial expert” within the meaning of the rules of the SEC and is “financially sophisticated” within the meaning of the rules of Nasdaq. The Audit Committee held eight meetings during fiscal year 2017 and regularly meets in executive sessions without management present. The committee’s principal functions are to:

•                monitor and evaluate periodic reviews of the adequacy of the accounting and financial reporting processes and systems of internal control that are conducted by our financial and senior management, and our independent auditors;

•                be directly responsible for the appointment, compensation and oversight of the work of our independent auditors (including resolution of any disagreements between our management and the auditors regarding financial reporting); and

•                facilitate communication among our independent auditors, our financial and senior management and our Board.

Our Board has adopted an Audit Committee Charter that is available on the Corporate Governance page of the Investor Relations section of our website at www.flex.com.

Compensation Committee

Responsibilities and Meetings

The Compensation Committee of our Board of Directors is responsible for reviewing and approving the goals and objectives relating to, and recommending to our Board the compensation of, our Chief Executive Officer and all other executive officers. The committee also oversees management’s decisions concerning the performance and compensation of other officers, administers the Company’s equity compensation plans and regularly evaluates the effectiveness of our overall executive compensation program. The Compensation Committee is currently composed of Messrs. Capellas and Schulman and Dr. Shih, each of whom our Board has determined to be an independent director under the applicable listing standards of Nasdaq. The committee held five meetings during fiscal year 2017 and regularly meets in executive sessions without management present. The specific powers and responsibilities of the Compensation Committee are set forth in more detail in the Compensation Committee Charter, which is available on the Corporate Governance page of the Investor Relations section of our website at www.flex.com.

Delegation of Authority

When appropriate, our Compensation Committee may form, and delegate authority to, subcommittees. In addition, in accordance with the Company’s equity compensation plans, the Compensation Committee’s charter allows the committee to delegate to our Chief Executive Officer its authority to grant share options to employees of the Company who are not directors or executive officers.

Compensation Processes and Procedures

The Compensation Committee evaluates our compensation programs and makes recommendations to our Board regarding compensation to be paid or awarded to our executive officers. As part of its process, the Compensation Committee meets with our Chief Executive Officer, Chief Financial Officer, and members of our human resources department to obtain recommendations with respect to the structure of our compensation programs, as well as an assessment of the performance of individual executives and recommendations on compensation for individual executives. In addition, the Compensation Committee has the authority to retain and terminate any third-party compensation consultant and to obtain advice and assistance from internal and external legal, accounting and other advisors. In connection with our 2017 fiscal year compensation review, the Compensation Committee engaged Mercer Human Resources Consulting, a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. (referred to in this proxy statement as Mercer) as its independent adviser for certain executive compensation matters. Mercer was retained by the Compensation Committee to provide an independent review of the Company’s executive compensation programs, including an analysis of both the competitive market and the design of the programs. More specifically, Mercer furnished the Compensation Committee with reports on peer company practices relating to the following matters: short and long-term compensation program design; annual share utilization and shareowner dilution levels resulting from equity plans; and executive share ownership and retention values. As part of its reports to the Compensation Committee, Mercer evaluated our peer companies, and provided competitive compensation data and analysis relating to the compensation of our Chief Executive Officer and our other executives and senior officers. Mercer also assisted the Compensation Committee with its risk assessment of our compensation programs.

The Compensation Committee relied on input from Mercer in evaluating management’s recommendations and arriving at the Compensation Committee’s recommendations to the Board with respect to the elements of compensation discussed below under “Compensation Discussion and Analysis” for fiscal year 2017 compensation. The Compensation Committee expects that it will continue to retain a compensation consultant on future executive compensation matters.

Relationship with Compensation Consultant

During our 2017 fiscal year, Marsh & McLennan Companies, Inc. (the parent company of Mercer) and its affiliates, which we refer to collectively as Marsh, were retained by the Company to provide services unrelated to executive and director compensation matters. These services included various benefits and retirement consulting engagements and data purchases. The decision to engage Marsh for these other services was made by management. Although aware of such other services, our Compensation Committee did not review or approve such other services provided by Marsh, which services were approved by management in the ordinary course of business. The aggregate fees paid for those other services in fiscal year 2017 were approximately $304,000. Mercer’s fees in connection with providing consulting services with respect to the compensation of our executive officers and non-employee directors in fiscal year 2017 were approximately $297,000.

Our Compensation Committee has determined that the provision by Marsh of services unrelated to executive and director compensation matters in fiscal year 2017 was compatible with maintaining the objectivity of Mercer in its role as compensation consultant to the committee and that the consulting advice it received from Mercer was not influenced by Marsh’s other relationships with the Company. The Compensation Committee is sensitive to the concern that the services provided by Marsh, and the related fees, could impair the objectivity and independence of Mercer, and the committee believes that it is important that objectivity be maintained. However, the committee also recognizes that the services provided by Marsh are valuable to the Company and that it could be inefficient and not in the Company’s interest to use a separate firm to provide those services at this time. In addition, the Compensation Committee has confirmed that Mercer and Marsh maintain appropriate safeguards to assure that the consulting services provided by Mercer are not influenced by the Company’s business relationship with Marsh. Specifically, Mercer provided to the Compensation Committee an annual update on Mercer’s and Marsh’s financial relationship with the Company and assurances that members of Mercer who perform consulting services for the Compensation Committee have a reporting relationship and compensation determined separately from Marsh’s other lines of business and from its other work for the Company.

Mercer also represented to the Compensation Committee that there are no personal or business relationships between the Mercer account manager and any member of the committee or a named executive officer beyond the Flex relationship. Further, the Mercer account manager does not directly own any Flex shares (although some of his investments controlled solely by independent, third-party managers may own Flex shares by way of indexed funds). Based on the above and other factors, including the factors set forth under Rule 10C-1 under the Securities Exchange Act of 1934, as amended (referred to in this proxy as the Exchange Act), the committee assessed the independence of Mercer and concluded that no conflict of interest exists that would prevent Mercer from independently representing the committee.

Compensation Committee Interlocks and Insider Participation

During our 2017 fiscal year, Messrs. Capellas and Schulman and Dr. Shih served as members of the Compensation Committee. None of our executive officers served on the Compensation Committee during our 2017 fiscal year. None of our directors has interlocking or other relationships with other boards, compensation committees or our executive officers that require disclosure under Item 407(e)(4) of SEC Regulation S-K.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is currently composed of Messrs. Schulman and Zimmerman, each of whom our Board has determined to be an independent director under the applicable listing standards of Nasdaq.  In addition, Mr. Bingham served as Chairman of the Nominating and Corporate Governance Committee until his resignation from the Board in June 2017.  Mr. Capellas became Chairman of the Nominating and Corporate Governance Committee following Mr. Bingham’s resignation.  The Nominating and Corporate Governance Committee held five meetings during fiscal year 2017 and regularly meets in executive sessions without management present. The committee recruits, evaluates and recommends candidates for appointment or election as members of our Board. The committee is also responsible for shaping and overseeing the application of the Company’s corporate governance policies and procedures, including recommending corporate governance guidelines to the Board. In addition, the committee oversees the Board’s annual self-evaluation process and any Board communications with shareholders. In addition, the Nominating and Corporate Governance Committee reviews and makes recommendations to our Board for the compensation of our non-employee directors. Our Board has adopted a Nominating and Corporate Governance Committee Charter that is available on the Corporate Governance page of the Investor Relations section of our website at www.flex.com.

The goal of the Nominating and Corporate Governance Committee is to ensure that our Board possesses a variety of perspectives and skills derived from high-quality business and professional experience. Although the Board does not have a formal policy on diversity, the Nominating and Corporate Governance Committee seeks to achieve a balance and diversity of knowledge, experience and capability on our Board, while maintaining a sense of collegiality and cooperation that is conducive to a productive working relationship within the Board and between the Board and management. In addition, the committee seeks nominees with the highest professional and personal ethics and values, an understanding of our business and industry, a high level of education, broad-based business acumen, and the ability to think strategically. Although the committee uses these and other criteria to evaluate potential nominees, we have no stated minimum criteria for nominees.

The Nominating and Corporate Governance Committee generally recruits, evaluates and recommends nominees for our Board based upon recommendations by our directors and management or third-party search firms (which the Company retains from time to time to help identify potential candidates). The committee will also consider recommendations submitted by our shareholders. The committee does not have different standards for evaluating nominees depending on whether they are proposed by our directors and management or by our shareholders. Shareholders can recommend qualified candidates for our Board to the Nominating and Corporate Governance Committee by submitting recommendations to our corporate secretary at Flex Ltd., 2 Changi South Lane, Singapore 486123. Submissions that are received and meet the criteria outlined above will be forwarded to the Nominating and Corporate Governance Committee for review and consideration. Shareholder recommendations for our 2018 annual general meeting should be made not later than March 7, 2018 to ensure adequate time for meaningful consideration by the Nominating and Corporate Governance Committee. To date, we have not received any such recommendations from our shareholders.

The Nominating and Corporate Governance Committee also reviews and makes recommendations to our Board for the compensation of our non-employee directors. To assist the Nominating and Corporate Governance Committee in its periodic review of director compensation, our management provides director compensation data compiled from the annual reports and proxy statements of companies in our peer comparison group. In addition, the Nominating and Corporate Governance Committee retained Mercer to assist the committee in its review of our non-employee director compensation program. This review was conducted to establish whether the compensation paid to our non-employee directors was competitive when compared to the practices of our peer group of companies. The Nominating and Corporate Governance Committee reviewed, among other things, the existing cash compensation of our non-employee directors, and the grant date fair value of restricted share unit awards. The Nominating and Corporate Governance Committee, with the assistance of Mercer, has also taken into consideration compensation trends for outside directors and the implementation of our share ownership guidelines for non-employee directors. The current compensation payable to our non-employee directors and our Chairman of the Board is discussed in the section below captioned “Non-Management Directors’ Compensation for Fiscal Year 2017.”  The Company is seeking shareholder approval for certain changes to the cash compensation of our non-employee directors. For additional information, see the section entitled “Proposal No. 8: Ordinary Resolution to Approve Changes to the Cash Compensation Payable to our Non-Employee Directors” beginning on page 42 of this proxy statement.

Director Share Ownership Guidelines

At the recommendation of the Compensation Committee, our Board of Directors adopted share ownership guidelines for our non-employee directors in July 2009 in connection with its review of our non-employee directors’ compensation. The ownership guidelines encourage our non-employee directors to hold a minimum number of our ordinary shares equivalent to $340,000 in value. The guidelines encourage our non-employee directors to reach this goal within five years of the date that the Board approved the guidelines or the date of their election to our Board of Directors, whichever is later, and to hold at least such minimum value in shares for as long as he or she serves on our Board. All of our non-employee directors have already met the minimum requirements of the share ownership guidelines or are on target to be in compliance with the requirements of the guidelines by the date of the annual general meeting. Additionally, in fiscal year 2018, the Board of Directors adopted revised ownership guidelines encouraging non-employee directors to hold a minimum number of our ordinary shares equivalent to four times their annual retaines.

Part II – Proposals to be Considered at the 2017 Annual General Meeting of Shareholders

Non-Management Directors’ Compensation for Fiscal Year 2017

NON-MANAGEMENT DIRECTORS’ COMPENSATION FOR FISCAL YEAR 2017

The key objective of our non-employee directors’ compensation program is to attract and retain highly qualified directors with the necessary skills, experience and character to oversee our management. By using a combination of cash and equity-based compensation, the compensation program is designed to recognize the time commitment, expertise and potential liability relating to active Board service, while aligning the interests of our Board of Directors with the long-term interests of our shareholders. In accordance with the policy of our Board of Directors, we do not pay management directors for Board service in addition to their regular employee compensation. For a discussion of the compensation paid to our only management director, Mr. McNamara, for services provided as our CEO, see the sections of this proxy statement entitled “Compensation Discussion and Analysis” and “Executive Compensation.”

In addition to the compensation provided to our non-employee directors, which is detailed below, each non-employee director is reimbursed for any reasonable out-of-pocket expenses incurred in connection with attending in-person meetings of the Board of Directors and Board committees, as well as for any fees incurred in attending continuing education courses for directors.

Fiscal Year 2017 Annual Cash Compensation

Under the Singapore Companies Act, we may only provide cash compensation to our non-employee directors for services rendered in their capacity as directors with the prior approval of our shareholders at a general meeting. Our shareholders approved the current cash compensation arrangements for our non-employee directors at our 2009, 2011, and 2014 annual general meetings. The current arrangements include the following compensation:

•                  annual cash compensation of $85,000, payable quarterly in arrears to each non-employee director for services rendered as a director;

•                  additional annual cash compensation of $100,000, payable quarterly in arrears to the Chairman of the Board of Directors for services rendered as Chairman of the Board (in addition to the regular cash compensation payable to a member of the Board for services rendered as a director and for service on any Board committee, including service as Chairman of any Board committee);

•                  additional annual cash compensation of $35,000, payable quarterly in arrears to the Chairman of the Audit Committee for services rendered as Chairman of the Audit Committee;

•                  additional annual cash compensation of $15,000, payable quarterly in arrears to each member who serves on the Audit Committee (including the Chairman of the Audit Committee) for participation on the committee;

•                  additional annual cash compensation of $35,000, payable quarterly in arrears to the Chairman of the Compensation Committee for services rendered as Chairman of the Compensation Committee;

•                  additional annual cash compensation of $15,000, payable quarterly in arrears to each member who serves on the Compensation Committee (including the Chairman of the Compensation Committee) for participation on the committee;

•                  additional annual cash compensation of $7,000, payable quarterly in arrears to the Chairman of the Nominating and Corporate Governance Committee for services rendered as Chairman of the Nominating and Corporate Governance Committee;

•                  additional annual cash compensation of $8,000, payable quarterly in arrears to each member who serves on the Nominating and Corporate Governance Committee (including the Chairman of the Nominating and Corporate Governance Committee) for participation on the committee; and

•                  additional annual cash compensation of $5,000 payable quarterly in arrears to each of our non-employee directors for participation on each standing committee other than the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee (of which there are currently none).

Non-employee directors do not receive any non-equity incentive compensation, or participate in any pension plan or deferred compensation plan.

At our 2013 annual general meeting of shareholders, our shareholders approved a change in the structure of our non-employee director compensation program that allows our non-employee directors to receive their compensation in the form of Company shares, cash, or a combination thereof at the election of each director. Each non-employee director can elect to receive his or her annual retainer and committee compensation, or any portion thereof, in the form of fully-vested, unrestricted shares of the Company. A director making such election will receive shares having an aggregate value equal to the portion of compensation elected to be received in shares, valued at the closing price of our shares on the date the compensation would otherwise be paid in cash.

Changes to Fiscal Year 2018 Compensation

We are currently seeking approval from our shareholders to: (i) increase from $85,000 to $90,000 the annual cash compensation payable to each of the company’s non-employee directors for services rendered as a director; (ii) increase from $35,000 to $40,000 the additional annual cash compensation payable to the Chairman of the Audit Committee for services rendered as Chairman of the Audit Committee; (iii) increase from $35,000 to $40,000 the additional annual cash compensation payable to the Chairman of the Compensation Committee for services rendered as Chairman of the Compensation Committee; and (iv) increase from $7,000 to $15,000 the additional annual cash compensation payable to the Chairman of the Nominating and Corporate Governance Committee for services rendered as Chairman of the Nominating and Corporate Governance Committee.

In addition, our Nominating and Corporate Governance Committee recommended and our Board approved the following changes to the compensation of our non-employee directors, which changes do not require the approval of our shareholders under Singapore law and for which we are not seeking shareholder approval: (i) a decrease from $100,000 to $50,000 the additional annual cash compensation payable to the Chairman of the Board for services rendered as Chairman of the Board and a decrease from $100,000 to $50,000 in the fair market value of the yearly restricted share unit award granted to the Chairman of the Board; and (ii) an increase from $175,000 to $185,000 in the fair market value of the yearly restricted share unit award granted to our non-employee directors. While the shareholders had previously approved annual additional cash compensation of $100,000 to the Chairman of the Board, the lower amount of $50,000 in additional cash compensation will be paid to the Chairman of the Board going forward on an annual basis.

For additional information, see the section entitled “Proposal No. 8: Ordinary Resolution to Approve Changes to the Cash Compensation Payable to our Non-Employee Directors” beginning on page 42 of this proxy statement.

Fiscal Year 2017 Equity Compensation

Yearly Restricted Share Unit Awards

Under the terms of the discretionary restricted share unit grant provisions of our 2010 Equity Incentive Plan, which we refer to as the 2010 Plan, each non-employee director is eligible to receive grants of restricted share unit awards at the discretion of our Board of Directors. In accordance with the compensation program recommended by the Nominating and Corporate Governance Committee and approved by the Board, each non-employee director receives, following each annual general meeting of the Company, a yearly restricted share unit award consisting of such number of shares having an aggregate fair market value of $175,000 on the date of grant. These yearly restricted share unit awards vest in full on the date immediately prior to the date of the next year’s annual general meeting. During fiscal year 2017, each non-employee director received a restricted share unit award covering 13,597 ordinary shares under this program.

Initial Awards

Upon initially becoming a director of the company, each non-employee director receives a pro-rated share of the yearly restricted share unit award granted to our directors, which is discussed above. The pro-rated award vests on the date immediately prior to the date of our next annual general meeting and is based on the amount of time that the director serves on the Board until such date. No director received a restricted share unit award under this program in fiscal year 2017.

Discretionary Grants

Under the terms of the discretionary option grant provisions of the 2010 Plan, non-employee directors are eligible to receive share options granted at the discretion of the Compensation Committee. No director received share options pursuant to the discretionary grant program during fiscal year 2017.

Compensation for the Non-Employee Chairman of the Board

Our non-executive Chairman was entitled to receive, following each annual general meeting of the Company, (i) the $100,000 in additional annual cash compensation described above, payable quarterly in arrears, and (ii) an additional yearly restricted share unit award that consists of such number of shares having an aggregate fair market value of $100,000 on the date of grant, which vests on the date immediately prior to the date of the next year’s annual general meeting. Following the 2016 annual general meeting, our non-executive Chairman of the Board received a restricted share unit award covering 7,770 ordinary shares under the equity portion of this program. Our Chairman of the Board is also eligible to receive all other compensation payable to our non-employee directors for his service as a member of the Board.

In addition, our Chairman of the Board is entitled to receive the regular cash compensation payable to a member of the Board for service on any Board committees, including service as chairman of any Board committees. Our non-executive Chairman of the Board currently serves as the Chairman of the Nominating and Corporate Governance Committee.

As described above, while the shareholders had previously approved annual additional cash compensation of $100,000 to the Chairman of the Board, the Company will be decreasing the additional annual cash compensation payable to our Chairman of the Board from $100,000 to $50,000 (and this decrease does not require shareholder approval). For additional information about this proposal, see the section entitled “Proposal No. 8: Ordinary Resolution to Approve Changes to the Cash Compensation Payable to our Non-Employee Directors” beginning on page 42 of this proxy statement.

In connection with his appointment as Chairman of the Board and as Chairman and member of the Nominating and Corporate Governance Committee in June 2017, Mr. Capellas has elected, in lieu of cash compensation, to receive fully vested ordinary shares of the Company under the director share election program for those positions. Mr. Capellas previously elected to receive fully vested ordinary shares of the Company in lieu of his cash compensation for serving as a director and a member of the Compensation Committee.

While Company aircraft are generally used for Company business only, our Chairman of the Board may be permitted to use Company aircraft for personal travel, provided that Company aircraft are not needed for business purposes at such time. In such cases, the Chairman is required to reimburse the Company for the incremental costs related to his use of the aircraft. We calculate the incremental cost to the Company for use of the Company aircraft by using an hourly rate for each flight hour, which rate is based on the variable operational costs of each flight.

Director Summary Compensation in Fiscal Year 2017

The following table sets forth the fiscal year 2017 compensation for our non-employee directors.

Name	Fees Earned or Paid in Cash ($)(1)	Share Awards ($)(2)	Total ($)
H. Raymond Bingham(3)	$200,000	$274,993	$474,993
Michael D. Capellas(4)	—	$274,944	$274,944
Marc A. Onetto	$100,000	$174,993	$274,993
Daniel H. Schulman	$143,000	$174,993	$317,993
Willy C. Shih, Ph.D.	$100,000	$174,993	$274,993
Lay Koon Tan(4)	—	$274,944	$274,944
William D. Watkins	$100,000	$174,993	$274,993
Lawrence A. Zimmerman	$143,000	$174,993	$317,993

(1)       This column represents the amount of cash compensation earned in fiscal year 2017 for Board and committee service.

(2)       This column represents the grant date fair value of restricted share unit awards granted in fiscal year 2017 in accordance with FASB ASC Topic 718. The grant date fair value of restricted share unit awards is the closing price of our ordinary shares on the date of grant. For additional information regarding the assumptions made in calculating the amounts reflected in this column, see Note 3 to our audited consolidated financial statements for the fiscal year ended March 31, 2017, “Share-Based Compensation,” included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2017. No option awards were granted in fiscal year 2017.

(3)       Mr. Bingham resigned from the Board of Directors on June 29, 2017.

(4)         In lieu of their cash compensation, Messrs. Capellas and Tan both elected to receive fully vested ordinary shares of the Company under the director share election program for Board and Committee fees earned beginning with the date following the 2016 annual general meeting. During fiscal year 2017, both Messrs. Capellas and Tan each received 7,507 ordinary shares under the share election program, the value of which is reflected in the table above under “Share Awards.”  Mr. Tan discontinued this election effective January 1, 2017.

The table below shows the aggregate number of ordinary shares underlying share options and unvested restricted share units held by our non-employee directors as of the 2017 fiscal year-end:

Name	Number of Ordinary Shares Underlying Outstanding Share Options (#)	Number of Ordinary Shares Underlying Outstanding Restricted Share Units (#)
H. Raymond Bingham(1)	—	21,367
Michael D. Capellas	—	13,597
Marc A. Onetto	—	13,597
Daniel H. Schulman	—	13,597
Willy C. Shih, Ph.D.	25,000	13,597
Lay Koon Tan	—	13,597
William D. Watkins	—	13,597
Lawrence A. Zimmerman	—	13,597

(1) Mr. Bingham resigned from the Board of Directors on June 29, 2017.

Change of Control and Termination Provisions

Dr. Shih has outstanding share options that were issued under the terms of our 2001 Equity Incentive Plan, which we refer to as our 2001 Plan, and all of our non-employee directors have outstanding restricted share unit awards granted under the terms of the 2010 Plan. Equity awards to our directors are currently granted under the 2010 Plan, the adoption of which was approved by our shareholders at our 2010 annual general meeting. Under the terms of the 2001 Plan, if a director ceases to provide services to the Company for any reason other than death, cause (as defined in the 2001 Plan) or disability (as defined in the 2001 Plan), then the director may exercise any options which have vested by the date of such termination within three months of the termination date or such other period not exceeding five years or the term of the option, as determined by the Compensation Committee. If a director ceases to provide services to the Company because of death or disability, then the director may exercise any options which have vested by the date of such termination within 12 months of the termination date or such other period not exceeding five years or the term of the option, as determined by the Compensation Committee. All share options held by a director who is terminated for cause expire on the termination date, unless otherwise determined by the Compensation Committee.

In the event of a dissolution or liquidation of the Company or if we are acquired by merger or asset sale or in the event of other change of control events, the treatment of outstanding restricted share units granted under the 2010 Plan is as described in the section entitled “Potential Payments upon Termination or Change in Control.”

Part II – Proposals to be Considered at the 2017 Annual General Meeting of Shareholders

Proposal No. 2: Re-Appointment of Independent Auditors for Fiscal Year 2018

PROPOSAL NO. 2: RE-APPOINTMENT OF INDEPENDENT AUDITORS FOR FISCAL YEAR 2018 AND AUTHORIZATION OF OUR BOARD TO FIX THEIR REMUNERATION

Our Audit Committee has approved, subject to shareholder approval, the re-appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm to audit our financial statements and records for the fiscal year ending March 31, 2018, and to perform other appropriate services. In addition, pursuant to Section 205(16) of the Companies Act, our Board of Directors is requesting that the shareholders authorize the directors, upon the recommendation of the Audit Committee, to fix the auditors’ remuneration for services rendered through the 2018 annual general meeting. We expect that a representative from Deloitte & Touche LLP will be present at the 2017 annual general meeting. This representative will have the opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions.

Principal Accountant Fees and Services

Set forth below are the aggregate fees billed by our principal accounting firm, Deloitte & Touche LLP, a member firm of Deloitte Touche Tohmatsu, and its respective affiliates for services performed during fiscal years 2017 and 2016. All audit and permissible non-audit services reflected in the fees below were pre-approved by the Audit Committee in accordance with established procedures.

	Fiscal Year
	2017	2016
	(in millions)
Audit Fees	$9.3	$9.0
Audit-Related Fees	0.2	0.2
Tax Fees	1.3	1.0
All Other Fees	0.1	—
Total	$10.9	$10.2

Audit Fees consist of fees for professional services rendered by our independent registered public accounting firm for the audit of our annual consolidated financial statements included in our Annual Report on Form 10-K (including services incurred with rendering an opinion under Section 404 of the Sarbanes-Oxley Act of 2002) and the review of our consolidated financial statements included in our Quarterly Reports on Form 10-Q. These fees include fees for services that are normally incurred in connection with statutory and regulatory filings or engagements, such as comfort letters, statutory audits, consents and the review of documents filed with the SEC.

Audit-Related Fees consist of fees for assurance and related services by our independent registered public accounting firm that are reasonably related to the performance of the audit and not included in Audit Fees.

Tax Fees consist of fees for professional services rendered by our independent registered public accounting firm for tax compliance, tax advice, and tax planning services, including assistance regarding federal, state and international tax compliance, return preparation, tax audits and customs and duties.

All Other Fees consist of fees for professional services rendered by our independent registered public accounting firm for permissible non-audit services, primarily related to acquisition-related due diligence.

Audit Committee Pre-Approval Policy

Our Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

Our Audit Committee has determined that the provision of non-audit services under appropriate circumstances may be compatible with maintaining the independence of Deloitte & Touche LLP, and that all such services provided by Deloitte & Touche LLP to us in the past were compatible with maintaining such independence. The Audit Committee is sensitive to the concern that some non-audit services, and related fees, could impair independence and the Audit Committee believes it important that independence be maintained. However, the Audit Committee also recognizes that in some areas, services that are identified by the relevant regulations as “tax fees” or “other fees” are sufficiently related to the audit work performed by Deloitte & Touche LLP that it would be highly inefficient and unnecessarily expensive to use a separate firm to perform those non-audit services. The Audit Committee intends to evaluate each such circumstance on its own merits, and to approve the performance of non-audit services where it believes efficiency can be obtained without meaningfully compromising independence.

The Board recommends a vote “FOR” the re-appointment of Deloitte & Touche LLP as our independent auditors for fiscal year 2018 and authorization of the Board, upon the recommendation of the Audit Committee, to fix their remuneration.

Part II – Proposals to be Considered at the 2017 Annual General Meeting of Shareholders

Audit Committee Report

AUDIT COMMITTEE REPORT

The information contained under this “Audit Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any filings under the Securities Act of 1933, as amended, which we refer to as the Securities Act, or under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, or be subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate this information by reference into any such filing.

The Audit Committee assists our Board of Directors in overseeing financial accounting and reporting processes and systems of internal controls. The Audit Committee also evaluates the performance and independence of our independent registered public accounting firm. The Audit Committee operates under a written charter, a copy of which is available on the Corporate Governance page of the Investor Relations section of our website at www.flex.com. Under the written charter, the Audit Committee must consist of at least three directors, all of whom must be “independent” as defined by the Exchange Act and the rules of the SEC and Nasdaq. The members of the Audit Committee during fiscal year 2017 were Messrs. Tan, Watkins, Zimmerman and Onetto, each of whom is an independent director.

Our financial and senior management supervise our systems of internal controls and the financial reporting process. Our independent auditors perform an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and express an opinion on these consolidated financial statements. In addition, our independent auditors express their own opinion on the effectiveness of our internal control over financial reporting. The Audit Committee monitors these processes.

The Audit Committee has reviewed and discussed with both the management of the Company and our independent auditors our audited consolidated financial statements for the fiscal year ended March 31, 2017, as well as management’s assessment and our independent auditors’ evaluation of the effectiveness of our internal control over financial reporting as of March 31, 2017. Our management represented to the Audit Committee that our audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

The Audit Committee also discussed with our independent auditors the matters required to be discussed by our independent registered public accounting firm with the Audit Committee under the rules adopted by the Public Company Accounting Oversight Board. The Audit Committee also has discussed with our independent auditors the firm’s independence from Company management and the Company, and reviewed the written disclosures and letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. The Audit Committee has also considered whether the provision of non-audit services by our independent auditors is compatible with maintaining the independence of the auditors. The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent auditors. All audit and permissible non-audit services performed by our independent auditors during fiscal years 2017 and 2016 were pre-approved by the Audit Committee in accordance with established procedures.

Based on the Audit Committee’s discussions with the management of the Company and our independent auditors and based on the Audit Committee’s review of our audited consolidated financial statements together with the reports of our independent auditors on the consolidated financial statements and the representations of our management with regard to these consolidated financial statements, the Audit Committee recommended to the Company’s Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2017, which was filed with the SEC on May 16, 2017.

Submitted by the Audit Committee of the Board of Directors:

Lawrence A. Zimmerman
Marc A. Onetto
Lay Koon Tan
William D. Watkins

Part II – Proposals to be Considered at the 2017 Annual General Meeting of Shareholders

Proposal No. 3: Ordinary Resolution to Authorize Ordinary Share Issuances

PROPOSAL NO. 3: ORDINARY RESOLUTION TO AUTHORIZE ORDINARY SHARE ISSUANCES

We are incorporated in the Republic of Singapore. Under Singapore law, our directors may only issue ordinary shares and make or grant offers, agreements or options that might or would require the issuance of ordinary shares, with the prior approval from our shareholders. We are submitting this proposal because we are required to do so under the laws of Singapore before we can issue any ordinary shares in connection with our equity compensation plans, possible future strategic transactions, or public and private offerings.

If this proposal is approved, the authorization would be effective from the date of the 2017 annual general meeting until the earlier of (i) the conclusion of the 2018 annual general meeting or (ii) the expiration of the period within which the 2018 annual general meeting is required by law to be held. The 2018 annual general meeting is required to be held 15 months after the date of the 2017 annual general meeting or six months after the date of our 2018 fiscal year end, whichever is earlier (except that Singapore law allows for a one-time application for an extension of up to a maximum of two months to be made with the Singapore Accounting and Corporate Regulatory Authority).

Our Board believes that it is advisable and in the best interests of our shareholders for our shareholders to authorize our directors to issue ordinary shares and to make or grant offers, agreements or options that might or would require the issuance of ordinary shares. In the past, the Board has issued shares or made agreements that would require the issuance of new ordinary shares in the following situations:

•      in connection with strategic transactions and acquisitions;

•      pursuant to public and private offerings of our ordinary shares as well as instruments convertible into our ordinary shares; and

•      in connection with our equity compensation plans and arrangements.

If this proposal is not approved, we would not be permitted to issue any new ordinary shares, including shares issuable pursuant to compensatory equity awards (other than shares issuable on exercise or settlement of outstanding options, restricted share units and other instruments convertible into or exercisable for ordinary shares, which were previously granted when the previous shareholder approved share issue mandates were in force). If we are unable to rely upon equity as a component of compensation, we would have to review our compensation practices, and would likely have to substantially increase cash compensation to retain key personnel.

Notwithstanding this general authorization to issue our ordinary shares, we will be required to seek shareholder approval with respect to future issuances of ordinary shares where required under the rules of Nasdaq, such as where the Company proposes to issue ordinary shares that will result in a change in control of the Company or in connection with a private offering involving the issuance of ordinary shares representing 20% or more of our outstanding ordinary shares at a price less than the greater of book or market value.

Our Board expects that we will continue to issue ordinary shares and grant options and restricted share unit awards in the future under circumstances similar to those in the past. As of the date of this proxy statement, other than issuances of ordinary shares or agreements that would require the issuance of new ordinary shares in connection with our equity compensation plans and arrangements, we have no specific plans, agreements or commitments to issue any ordinary shares for which approval of this proposal is required. Nevertheless, our Board believes that it is advisable and in the best interests of our shareholders for our shareholders to provide this general authorization in order to avoid the delay and expense of obtaining shareholder approval at a later date and to provide us with greater flexibility to pursue strategic transactions and acquisitions and raise additional capital through public and private offerings of our ordinary shares as well as instruments convertible into our ordinary shares.

If this proposal is approved, our directors would be authorized to issue, during the period described above, ordinary shares subject only to applicable Singapore laws and the rules of Nasdaq. The issuance of a large number of ordinary shares could be dilutive to existing shareholders or reduce the trading price of our ordinary shares on Nasdaq.

We are not submitting this proposal in response to a threatened takeover. In the event of a hostile attempt to acquire control of the Company, we could seek to impede the attempt by issuing ordinary shares, which may dilute the voting power of our existing shareholders. This could also have the effect of impeding the efforts of our shareholders to remove an incumbent director and replace him with a new director of their choice. These potential effects could limit the opportunity for our shareholders to dispose of their ordinary shares at the premium that may be available in takeover attempts.

The Board recommends a vote “FOR” the resolution to authorize ordinary share issuances.

Part II – Proposals to be Considered at the 2017 Annual General Meeting of Shareholders

Proposal No. 4: Non-Binding, Advisory Resolution on Executive Compensation

PROPOSAL NO. 4: NON-BINDING, ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, we are asking our shareholders to approve, in a non-binding, advisory vote, the compensation of our named executive officers (NEOs) as reported in this proxy statement in the Compensation Discussion and Analysis and in the compensation tables and accompanying narrative disclosure under “Executive Compensation.” Our named executive officers are identified in the Compensation Discussion and Analysis.

As a general matter, our Compensation Committee continually seeks to have a compensation philosophy that emphasizes paying for performance. Key aspects of the philosophy are to:

•                  Emphasize at-risk compensation;

•                  Establish market-based, responsible target pay;

•                  Balance performance-based metrics and measurement time frames; and

•                  Place emphasis on long-term performance.

The Compensation Committee periodically assesses our compensation programs to ensure that they are appropriately aligned with our business strategy and are achieving their objectives. The Compensation Committee regularly reviews our compensation programs and peer company data and best practices in the executive compensation area. In past years, the Compensation Committee has recommended and our Board has approved changes in our compensation policies and practices in order to align with best practices. Overall, the Compensation Committee has sought to weight a higher percentage of our executives’ total direct compensation to performance-based and long-term components.

Performance Highlights For Fiscal Year 2017

We delivered strong fiscal year 2017 operating results and continued to execute our business transformation and deliver on our commitment to return value to shareholders. We generated TSR of nearly 40%, which put us in the top 15% of all companies in the S&P 500. Our 3-year TSR was 82%, which was in the top decile of all firms in the S&P 500. We achieved these results in a global economic environment that continued to face a high degree of uncertainty due to macro-economic factors such as ongoing growth challenges in Europe, concerns of a slowdown in Chinese growth, and political and interest rate uncertainty. Internally, we continued on our business transformation journey during fiscal year 2017 through which we are reorganizing and rebalancing our business portfolio. As a result of an improved cost structure and our strategic business transformation, we delivered solid operating results in fiscal year 2017 and executed on key strategic priorities, including growing our capabilities such as the Flex Innovation Labs, Lab IX, and Sketch-to-Scaletm, and our strategic partnerships with Nike and Elementum to expand our innovative offerings. Areas where we saw year-over-year declines mainly represent intentional strategic shifts as a result of our business transformation activities. Highlights(2) include:

•                We reported net sales of $23.9 billion, a decrease of 2% compared to the prior year.

•                Grew adjusted operating profit to $815.2 million, a 3% increase over fiscal year 2016.

•                Delivered Adjusted Earnings Per Share (EPS) of $1.17 per share, a 3% increase over the prior year.

•                Adjusted gross profit totaled $1.7 billion, an increase of 4% compared to the prior year.

•                Adjusted gross margin increased to 7.0% of net sales in fiscal year 2017, compared with 6.6% of net sales in fiscal year 2016.

•                Generated operating cash flows of $1.1 billion during the year. The strong cash flow generated from our operations enabled us to return value to shareholders with the repurchase of $349.5 million of our shares paid in fiscal year 2017.

(2)  See Annex B to this proxy statement for a reconciliation of non-GAAP and GAAP financial measures.

•                Increased free cash flow to $660.4 million which was up 3% over the prior year and within our communicated range of $600 to $700 million annually.

•                We had some less favorable year-over-year financial result comparisons due to our ongoing business transformation, though these actions are positioning the Company for enhanced future results.

In addition to the above results, our stock price increased by nearly 40% from $12.06 at the end of fiscal year 2016 to $16.80 at the end of fiscal year 2017. This translates into a 1-year TSR of nearly 40% and Flex’s 3-year TSR is 82%, which has generated significant value for shareholders and represents results that are in the upper 15% of S&P 500 firms over the same time periods. We believe that this above market result is the result of having articulated a value-creating strategy and delivering against that strategy.

Pay and Performance Alignment For Fiscal Year 2017

As noted above, we delivered strong operating results and shareholder returns during fiscal year 2017. However, given Flex’s aggressive operating result goal-setting, our final financial performance was somewhat below our targeted levels. Our compensation philosophy is to reward above-target performance when achieved, and pay zero or below target when favorable results are not delivered. In line with our fiscal year 2017 performance, Flex’s NEOs earned short-term incentive awards that recognize our strong financial performance, as well as the fact that we did not fully achieve our targeted performance goals. Highlights include the following:

•                Maintained the CEO’s base salary with no increase, positioned approximately at the peer median.

•                Provided modest base salary increases of less than 4.0% to other NEOs, though overall salary positioning continued to be approximately at our peer group median.

•                The CEO and most other NEOs earned a below-target short-term incentive payout of 78.8% of target due to our aggressive internal performance goals.

•                Paid out the long-term performance share unit cycle during fiscal year 2017 at 193% of target in May 2016 based upon TSR results that were above target and exceeded market levels over the performance cycle from fiscal year 2014 through fiscal year 2017.  The Flex three year free cash flow (FCF) performance share unit cycle paid out at 94.6%, reflecting Flex’s more aggressive operating targets.

•                Funded the NEOs’ deferred compensation plans with a value that averaged 26.4% of our NEOs’ respective base salaries based on fiscal year 2017 results.

•                Continued to use fiscal year 2017 long-term incentive grants that balance relative TSR performance share units (PSUs) with a long-term incentive plan (LTIP) that measures cumulative FCF over a multi-year period (from fiscal year 2017 through fiscal year 2019).

•                Granted modest Elementum profits interests unit value awards to certain executives who continue to make significant contributions to our Elementum business.

Prior Say on Pay Advisory Vote Results and Shareholder Engagement

In the normal course of Flex’s business, we have communications with shareholders about both our business and our executive compensation programs. During fiscal year 2017, we interacted with holders of approximately over 70% of our share voting power. We also provided shareholders with a “say on pay” advisory vote on executive compensation at our 2016 annual general meeting held on August 24, 2016. The advisory vote received the support of approximately 79% of the votes cast at the annual general meeting. In the two prior years, Flex had received say on pay votes that exceeded 90% support for the compensation approach. The decline in the 2016 say on pay vote was driven primarily by an “against” vote by a single major shareholder. Based on our direct discussions with this shareholder, we continue to believe that the underlying structure and implementation of our executive compensation program is sound and provides proper pay for performance alignment. We have been asked to more tightly manage our overall share grant levels relative to performance delivered, which we have been and will continue to do (see Responsible Share Usage section in the Compensation Discussion and Analysis, below). Outside of the points noted above, we believe the level of support at our

2016 annual general meeting reflects ongoing institutional shareholder outreach efforts and the continuing efforts to align our executive compensation with shareholder interests. Based on the favorable prior say on pay results, shareholder feedback on existing programs, and our review of the alignment of the pay program design with business results, we continued the structure of our fiscal year 2016 compensation programs in fiscal year 2017.

We urge shareholders to carefully read the Compensation Discussion and Analysis section of this proxy statement to review the correlation between the compensation of our named executive officers and our performance. The Compensation Discussion and Analysis also describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives. We also encourage you to read the Summary Compensation Table and the other related compensation tables and narrative that follow the Compensation Discussion and Analysis, which provide detailed information on the compensation of our named executive officers.

While the vote on this resolution is advisory and not binding on the Company, each of the Compensation Committee and the Board values the opinions of our shareholders and will consider the outcome of the vote on this resolution when making decisions regarding future executive compensation arrangements. We have held a say on pay advisory vote on an annual basis since 2011. As detailed in Proposal No. 5, we are also seeking an advisory shareholder vote regarding the frequency of advisory shareholder votes to approve executive compensation.

The Board recommends a vote “FOR” the approval of the non-binding, advisory resolution on executive compensation.

Part II – Proposals to be Considered at the 2017 Annual General Meeting of Shareholders
Proposal No. 5: Non-Binding, Advisory Resolution on the Frequency of the Non-Binding, Advisory Resolution on Executive Compensation

PROPOSAL NO. 5: NON-BINDING ADVISORY RESOLUTION ON THE FREQUENCY OF THE NON-BINDING, ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, we are seeking a non-binding, advisory vote regarding the frequency with which shareholders would have an advisory vote to approve the executive compensation of the nature reflected in Proposal No. 5 every one year, every two years or every three years.

The Board of Directors, upon the recommendation of our Nominating and Corporate Governance Committee, has determined that continuing to hold an advisory vote on executive compensation every one year is the most appropriate policy for the company at this time. Therefore, our Board recommends that shareholders vote for future advisory votes on executive compensation to occur every one year. We believe that this approach is consistent with our policy of maintaining an open and transparent dialogue with our shareholders. In addition, although our executive compensation programs are designed to promote a long-term connection between compensation and performance, executive compensation is set and disclosed on an annual basis. However, we would like to advise our shareholders that because the advisory vote on executive compensation occurs after compensation decisions are determined and awards are made with respect to a particular fiscal year, it may not always be appropriate or feasible to change our compensation programs in consideration of any one year’s advisory vote on executive compensation by the time of the following year’s annual general meeting.

While this advisory resolution is not binding on the company, each of the Nominating and Corporate Governance Committee and the Board will carefully consider the voting results in recommending and determining the frequency of any future advisory votes on executive compensation. The frequency which receives the highest number of non-binding, affirmative votes will be deemed the choice of the shareholders. Shareholders are able to abstain from this proposal or to specify that a vote should be held every year, every two years or every three years. Shareholders are not being asked to approve or disapprove of the Board’s recommendation. In addition, notwithstanding the Board’s recommendation and the outcome of the shareholder vote, the Board may in the future decide to propose for consideration non-binding, advisory resolutions on executive compensation on a more or less frequent basis as it deems appropriate to best address the company’s unique circumstances at any given time and to serve the best interests of our shareholders.

The Board recommends a vote to conduct future non-binding, advisory resolutions on executive compensation every “ONE YEAR”.

Part II – Proposals to be Considered at the 2017 Annual General Meeting of Shareholders
Proposal No. 6: Ordinary Resolution to Approve the Adoption of the Flex Ltd. 2017 Equity Incentive Plan

PROPOSAL NO. 6: ORDINARY RESOLUTION TO APPROVE THE ADOPTION OF THE FLEX LTD. 2017 EQUITY INCENTIVE PLAN

We are asking shareholders to approve the Flex Ltd. 2017 Equity Incentive Plan (which we refer to as the 2017 Plan), which was approved by the Board on June 29, 2017, upon the recommendation of the Compensation Committee, and is subject to the approval of our shareholders.

The 2017 Plan is intended to replace our 2010 Plan with respect to future grants of equity awards. As of June 29, 2017, there were 10,442,897 ordinary shares remaining available for the grant of equity awards under the 2010 Plan, which will not be transferred to the 2017 Plan’s share reserve and, further, if the holders of a majority of the ordinary shares present and voting on this proposal vote for the adoption of the 2017 Plan, it will immediately become effective and no further grants will be made under the 2010 Plan. If our shareholders do not approve the 2017 Plan, such plan will not become effective and the 2010 Plan, as it presently exists, will continue in effect. Flex has made additional grants of awards under the 2010 Plan in fiscal year 2018 which will not be reflected in the table on information about equity awards outstanding under the equity compensation plans as of March 31, 2017, set forth on page 83 under “Equity Compensation Plan Information”. In order to provide a current reconciliation of shares outstanding following these fiscal year 2018 grants, we have included a table containing updated information as of June 29, 2017 in the “Background and Determination of Share Amounts” section below. The results of the vote will not affect any awards outstanding under the 2010 Plan at the time of the annual general meeting.

Key Features of the 2017 Plan

The 2017 Plan includes a number of provisions designed to serve shareholders’ interests:

•                  Limitation on Individual Grants. The 2017 Plan limits the number of shares subject to an award (or awards) granted to a single participant in one year to 10,000,000 where intended to comply with Section 162(m) of the Internal Revenue Code (or, for cash settled awards, an amount equal to 10,000,000 multiplied by the average daily trading price of the Company’s shares during the preceding calendar year).

•                  No “Evergreen” Provision. Shares authorized for issuance under the 2017 Plan cannot be automatically replenished.

•                  No Single Trigger Accelerated Vesting upon a Change in Control. The 2017 Plan does not provide for a single trigger accelerated vesting of equity awards upon a change in control.

•                  Limitation on Term of Stock Options. The maximum term of each stock option is 10 years for employees (other than employees of certain “Affiliates” (as defined in the 2017 Plan), who are subject to a five year maximum term for stock options) and five years for non-employee directors, consultants and employees of certain Affiliates.

•                  No Fungible Share Reserve. The 2017 Plan does not contain a “fungible share reserve;” instead, all shares subject to awards are counted against the 2017 Plan’s share limit as 1 share for every 1 share granted or subject to grant for any award.

•                  Limitation on Awards to Non-Employee Directors. The aggregate value of cash compensation and grant date fair market value of shares that may be paid or granted during any calendar year to a non-employee director is limited to $800,000.

•                  No Dividends Paid on Unvested Awards. No dividends may be paid with respect to an award prior to the vesting of such award.

•                  No Repricing or Regranting of Awards. The 2017 Plan does not permit, without shareholder approval, the repricing or regranting of any previously granted award, through cancellation or by lowering the exercise price for such award.

•                  No Liberal Share Recycling. Only shares subject to awards (including any previous outstanding grants made under any Prior Plan (as defined below) that are terminated, forfeited, canceled, expired, lapsed or settled in cash are permitted to be added back to the 2017 Plan’s share reserve. Unissued shares which are withheld to satisfy the exercise price or withholding taxes related to an award will not become available for issuance for future awards under the 2017 Plan.

•                  One-Year Minimum Vesting Period. The 2017 Plan imposes a one-year minimum vesting period on all awards granted under the plan, except that share-based awards that do not satisfy this one-year minimum vesting requirement may be granted in an aggregate amount that does not exceed 5% of the total shares reserved and available for grant and issuance under the 2017 Plan.

The 2017 Plan adopts a number of updated practices from the Company’s 2010 Plan, including the removal of the fungible share counting method, the limitation on awards to non-employee directors, the prohibition on the payment of dividends on awards prior to the vesting of such awards, and the application of the one-year minimum vesting period to all types of awards under the 2017 Plan.

Background and Determination of Share Amounts

Subject to approval by our shareholders, our Board of Directors, upon the recommendation of the Compensation Committee, adopted the 2017 Plan with a reserve of 22,000,000 ordinary shares. We believe that the number of shares requested to be reserved for issuance under the 2017 Plan is in the best interests of the Company because of the continuing need to provide equity awards that are competitive in the market for talent that is capable of delivering innovative technology solutions with world class manufacturing and supply chain expertise, and to give recognition to the contributions made or to be made by non-employee directors to the success of the Company.

As of June 29, 2017, we had 532,648,795 ordinary shares issued and outstanding.

In determining the appropriate share amount for inclusion in the 2017 Plan, the Compensation Committee reviewed an analysis, which took into account burn rate, dilution and overhang metrics, as well as peer group market practices and trends, and the cost of the 2017 Plan. The analysis, which is based on generally accepted evaluation methodologies used by proxy advisory firms, concluded that the number of shares under the 2017 Plan is within generally accepted standards as measured by an analysis of the plan cost relative to industry standards.

The below table sets forth the number of shares that would have been available as of June 29, 2017 if the 2017 Plan had been approved by shareholders and in effect as of such date, and the number of shares that would be available for issuance under the 2010 Plan if the 2017 Plan is not approved by shareholders:

Plan	Number of Ordinary Shares Available for Issuance upon Approval of 2017 Plan	Number of Ordinary Shares Available for Issuance if 2017 Plan Not Adopted
2017 Plan	22,000,000	0
2010 Plan	0	10,504,800

If approved, the 2017 Plan will replace the 2010 Plan.

The following table sets forth information about shares that may be issued under (i) our existing 2010 Plan as of June 29, 2017 (which plan replaced (a) the 2001 Plan, (b) the 2002 Interim Incentive Plan, (c) the 2004 Award Plan for New Employees, and (d) the Solectron Corporation 2002 Stock Plan, which we refer to collectively as the Prior Plans) and (ii) the NEXTracker, Inc. 2014 Equity Incentive Plan and the BrightBox Technologies, Inc. 2013 Stock Incentive Plan (as amended), which we assumed as part of acquisitions during fiscal years 2016 and 2017, respectively. The following table provides information about equity awards outstanding under these plans as of June 29, 2017.

	As of June 29, 2017	Weighted- Average Exercise Price of Outstanding Awards(1)
Award Type:
Shares outstanding from equity compensation plans approved by shareholders
Performance RSUs outstanding(2)	2,773,565	—
Time based RSUs outstanding	12,364,218	—
Options outstanding	127,327	$8.80
Total awards under 2010 Plan outstanding	15,265,110	—
Shares available for issuance under 2010 Plan(3)	10,504,800	—

Shares outstanding from equity compensation plans not approved by shareholders(4)
Time based RSUs outstanding under the NEXTracker, Inc. 2014 Equity Incentive Plan	1,528,727	—
Options outstanding under the NEXTracker, Inc. 2014 Equity Incentive Plan	1,545,483	$3.52
Options outstanding under the BrightBox Technologies, Inc. 2013 Stock Incentive Plan	130,509	$0.51
Total awards under equity compensation plans not approved by shareholders outstanding	3,204,719	—
Total awards under 2010 Plan and equity compensation plans not approved by shareholders outstanding	18,469,829	$3.66

(1)  The weighted-average exercise price does not take into account ordinary shares issuable upon the vesting of outstanding restricted share unit awards, which have no exercise price.

(2)  Represents performance RSUs outstanding at the target amount.

(3)  Consists of ordinary shares available for grant under the 2010 Plan. The 2010 Plan provides for grants of up to 10.0 million ordinary shares, plus ordinary shares available for grant as a result of the forfeiture, expiration or termination of options and restricted share unit awards granted under the Prior Plans (if such ordinary shares are issued under such other stock options or restricted share unit awards, they will not become available under the 2010 Plan) and shares that were available for grant under the Prior Plans at the time of the consolidation of such plans into the 2010 Plan. Each ordinary share that is subject to a stock option is counted against this limit as one share. Each share that is subject to a restricted share unit award is counted against this limit as one and seventy-one hundredths (1.71) shares.

(4)  As described on page 83, we maintained the NEXTracker, Inc. 2014 Equity Incentive Plan and the BrightBox Technologies, Inc. 2013 Stock Incentive Plan (as amended), which we assumed as part of acquisitions during fiscal years 2016 and 2017, respectively. The approval of the 2017 Plan will not impact the NEXTracker, Inc. 2014 Equity Incentive Plan and the BrightBox Technologies, Inc. 2013 Stock Incentive Plan (as amended), under which no further awards may be made.

The Company is committed to maintaining a responsible share burn rate. For Flex to be successful in its business,  we need to provide equity awards that are competitive in the market for talent that is capable of delivering innovative technology solutions with world class manufacturing and supply chain expertise, and to give recognition to the contributions made or to be made by non-employee directors to the success of the Company. This competitive need is balanced by the Compensation Committee’s and Board’s careful management of the equity awards and share usage under our equity plans through: (i) targeting a broad-based equity strategy that generally aligns with the median of market (executives are positioned at approximately the market 65th percentile); (ii) conducting regular market analyses, to ensure alignment with market participation and award opportunity values; (iii) using an equity grant strategy that ensures that awards are focused on high performers and those that make a meaningful impact on Flex’s business results; (iv) providing equity grants only in geographies and at employee levels in which it is a common market practice; (v) including direct performance metrics on more senior level participants, and providing longer-term shareholder alignment for all equity participants with multi-year vesting schedules on restricted share unit grants; and (vi) analyzing overall equity spending levels relative to peers and the broader market to ensure that total Company grant levels are appropriate from a market perspective.

Summary of the 2017 Plan

The principal provisions of the 2017 Plan are summarized below. This summary is not a complete description of the 2017 Plan’s provisions and is qualified in its entirety by reference to the 2017 Plan, which is attached to this proxy statement as Annex A.

Term of the 2017 Plan. Unless terminated earlier, the 2017 Plan will continue until June 29, 2027, 10 years after the date the 2017 Plan was adopted by our Board.

Eligibility. All of our employees and directors and those of our subsidiaries and affiliates, including officers, members of our Board of Directors (including both employee and non-employee directors), and consultants of the Company and our subsidiaries and affiliates, are eligible to be selected as award recipients under the 2017 Plan. By approving the adoption of the 2017 Plan, shareholders are approving the potential grant of awards to the aforesaid categories of eligible persons, in accordance with the rules of the 2017 Plan and subject to the applicable limits therein. Where intended to comply with Section 162(m) of the Code, any one participant in the 2017 Plan may not receive awards for more than 10,000,000 ordinary shares (or if denominated in cash, an amount equal to 10,000,000 multiplied by the average daily trading price of the Company’s ordinary shares during the preceding calendar year) in the aggregate per calendar year under the 2017 Plan. Awards under the 2017 Plan will generally be exercisable or payable only while the participant is an employee or director, as applicable. However, the Compensation Committee may, in its discretion and subject to the requirements of Section 162(m) of the Code, provide that an award may be paid or exercised following termination of service, a change of control event, or the retirement, death or disability of the participant.

As of the record date of June 16, 2017, approximately 1,600 employees and 8 non-employee directors would be eligible to participate in the 2017 Plan. Flex uses consultants from time to time, but cannot reasonably determine the number of consultants, if any, that would be eligible to participate in the 2017 Plan.

Administration. The 2017 Plan is administered by the Compensation Committee of our Board. The Compensation Committee has complete discretion, subject to the provisions of the 2017 Plan, to select each eligible individual to whom awards will be granted and to determine the type and amount of awards to be granted, the timing of such awards, and the other terms and conditions of awards granted under the 2017 Plan. Under the terms of the 2017 Plan, the Compensation Committee may delegate its authority under the 2017 Plan to a committee of the Board or to one or more officers of the Company, except for awards granted to officers or directors of the Company. The Compensation Committee also has the power to interpret the 2017 Plan and award agreements, to establish rules and regulations relating to the 2017 Plan, and to make all other determinations necessary or advisable for administering the 2017 Plan.

Available Awards. The 2017 Plan authorizes the Company to provide equity-based compensation in the form of: (i) stock options, including incentive stock options entitling the option holder to favorable tax treatment under Section 422 of the Code; (ii) restricted share units; (iii) share appreciation rights; (iv) performance share awards and performance share units; and (v) other share-based awards that are not inconsistent with the 2017 Plan. Each type of award is described below under the section captioned “Types of Awards Authorized Under the 2017 Plan.” Each award granted under the 2017 Plan will be evidenced by an award agreement that sets forth the terms, conditions and limitations applicable to such award as determined by the Compensation Committee in its discretion.

Minimum One-Year Vesting Period.  All awards shall have a minimum vesting period of one year, except that awards that do not satisfy this minimum vesting period requirement may be granted in an aggregate amount that does not exceed 5% of the total shares reserved for grant and issuance under the 2017 Plan (as determined under “Shares Available for Awards” and “Share Counting” below).

Shares Available for Awards. Subject to approval by our shareholders, our Board of Directors, upon the recommendation of the Compensation Committee, adopted the 2017 Plan with a reserve of 22,000,000 ordinary shares. As of June 29, 2017, there were 10,442,897 ordinary shares remaining available for the grant of equity awards under the 2010 Plan, which will not be transferred to the 2017 Plan’s share reserve. Furthermore, upon the shareholders’ approval of the 2017 Plan, no further grants will be made under the 2010 Plan.

Valuation. The fair market value of our ordinary shares on any relevant date under the 2017 Plan is the closing sales price per share on that date on the NASDAQ Global Select Market. As of June 29, 2017, the closing price of our ordinary shares on the NASDAQ Global Select Market was $16.34 per share.

Share Counting. Under the 2017 Plan, each ordinary share that is subject to any award will count against the aggregate 2017 Plan limit as one ordinary share. To the extent that an award terminates, expires, lapses for any reason, or is settled in cash, any ordinary shares subject to the award will again be available for the grant of an award pursuant to the 2017 Plan. Ordinary shares that are withheld (if and to the extent permitted by applicable law) to satisfy the grant or exercise price or tax withholding obligations will be treated as issued under the 2017 Plan and will be deducted from the number of shares that may be issued under the 2017 Plan. Further, any ordinary shares that are acquired by the Company (if and to the extent permitted by applicable law) to satisfy the grant or exercise price or tax withholding obligations pursuant to any award under the 2017 Plan will not be added back to the aggregate number of shares that may be issued pursuant to the plan.

Limitation on Non-Employee Director Compensation. The aggregate value of cash compensation and grant date fair market value of shares that may be paid or granted during any calendar year of the Company to any non-employee director shall not exceed $800,000. By approving the 2017 Plan, shareholders would be approving the grant of awards under the 2017 Plan (which may be amended from time to time) to current non-employee directors and such other persons each of whom may be appointed as a non-employee director of the Company from time to time.

Repricing Prohibited Without Shareholder Approval. The repricing, replacement or regranting of any previously granted award, through cancellation or by lowering the exercise price or purchase price of such award, will be prohibited unless the shareholders of the Company first approve such repricing, replacement or regranting. Similarly, no “underwater” option or share appreciation right may be cancelled in exchange for cash unless otherwise approved by the shareholders.

Types of Awards Authorized Under the 2017 Plan:

•                Stock Options. Stock options may be granted that entitle the option holder to purchase ordinary shares at a price set forth in the applicable award agreement. Stock options may be granted as non-qualified stock options or as incentive stock options, or in any combination of the two. The exercise price of any stock option may not be less than the fair market value of an ordinary share on the date of grant, and the maximum term for any stock option is 10 years (5 years, in the case of grants to any non-employee member of our Board of Directors, consultant or employee of any of our “Affiliates” (as defined in the 2017 Plan) that are not “related corporations” (as defined under the Companies Act)). The Compensation Committee will determine the methods by which the exercise price of a stock option may be paid, which may include: (i) a payment in cash or by check; (ii) the withholding of shares (if and to the extent permitted by applicable law) otherwise deliverable upon exercise of the option, whereby the participant shall be (x) deemed to have waived his right to delivery of the full number of shares in respect of which the option is exercised; and (y) deemed to have agreed to receive the number of shares (after deducting the number of shares which have a fair market value on the date of exercise equal to the aggregate exercise price of the shares as to which the option shall be exercised) as calculated by the Compensation Committee in its absolute discretion; (iii) a “same day sale” commitment from the participant and a broker-dealer whereby the option holder irrevocably elects to exercise the stock option and to sell a portion of the ordinary shares so purchased to pay the exercise price, and whereby the broker-dealer irrevocably commits upon receipt of such ordinary shares to forward the exercise price directly to the Company; (iv) delivery of other property acceptable to the Compensation Committee; or (v) any combination of the foregoing methods of payment. Incentive stock options may be granted only to our employees and those of our subsidiaries. In addition, in the case of any incentive stock options granted to any individual who owns, as of the date of grant, shares possessing more than 10 percent of the total combined voting power of all classes of our shares, the incentive stock option must have an exercise price that is not less than 110% of the fair market value of an ordinary share on the date of grant and the maximum term of any such incentive stock option is 5 years. The aggregate fair market value (determined as of the time the option is granted) of all shares with respect to which incentive stock options are first exercisable by a grantee in any calendar year may not exceed $100,000 or such other limitation as imposed by Section 422(d) of the Code.

•                Share Appreciation Rights. A share appreciation right is a right, exercisable by the surrender of all or a portion of the share appreciation right, to receive a payment equal to the product of: (i) the excess of (A) the fair market value of an ordinary share on the date the share appreciation right is exercised over (B) the grant price of the share appreciation right; and (ii) the number of ordinary shares with respect to which the share appreciation right is exercised. No share appreciation right may be exercisable more than 7 years from the date of grant. A share appreciation right may be paid in cash, in ordinary shares (based on the fair market value of such ordinary shares on the date the share appreciation right is exercised) or in a combination of cash and ordinary shares, as determined by the Compensation Committee.

•                Restricted Share Units. A restricted share unit is a type of contingent share award that generally entitles the participant to receive a number of our ordinary shares, or the value of such shares, in connection with the satisfaction of vesting conditions determined by the Compensation Committee, as specified in the award agreement for the restricted share units. Restricted share units may be denominated in unit equivalents of ordinary shares and/or units of value including the dollar value of shares. At the time of grant of the restricted share unit award, the Compensation Committee will specify the date or dates on which the award will become vested and non-forfeitable, and may specify any other terms and conditions. In addition, the Compensation Committee will specify the settlement date applicable to each restricted share unit, which may not be earlier than the vesting date or dates of the award. Settlement of restricted share units may be made in ordinary shares or in cash (in an amount reflecting the fair market value of the ordinary shares that would have been issued) or any combination of cash and shares, as determined by the Compensation Committee in its sole discretion.

•                Performance Shares and Performance Share Units. Performance shares represent the right to receive ordinary shares of the Company, the payment of which is contingent upon achieving certain performance criteria established by the Compensation Committee. Performance share units represent a right to receive ordinary shares, or the value of such shares, the payment of which is contingent upon achieving certain performance criteria established by the Compensation Committee. Performance share unit awards may be denominated in unit equivalents of ordinary shares and/or units of value including the dollar value of shares. Performance share awards and performance share units may be linked to any one or more of the performance criteria specified in the 2017 Plan (and as further discussed under “Performance Measures” below), or for awards that are not intended to be qualified performance-based compensation under Section 162(m) of the Internal Revenue Code, other specific performance criteria determined appropriate by the Compensation Committee, in each case on a specified date or dates or over any performance period determined by the Compensation Committee. In addition, the Compensation Committee will specify the settlement date applicable to each performance share award or performance share unit award, which may not be earlier than the vesting date or dates of the award. Settlement of a performance share or a performance share unit may be made in ordinary shares or in cash (in an amount reflecting the fair market value of the ordinary shares that would have been issued) or in any combination of cash and shares, as determined by the Compensation Committee in its sole discretion.

•                Other Share-Based Awards. In addition to restricted share units, performance share awards and performance share unit awards, the Compensation Committee is authorized under the 2017 Plan to make any other award to an eligible individual that is not inconsistent with the provisions of the 2017 Plan and that by its terms involves or might involve the issuance of: (i) ordinary shares; (ii) a right with an exercise or conversion privilege related to the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria specified in the 2017 Plan or other conditions; or (iii) any other security with the value derived from the value of our ordinary shares.

Singapore law currently prohibits us from issuing restricted shares or restricted share awards (i.e., awards involving the immediate transfer by the Company to a participant of ownership of a specified number of ordinary shares of the Company, which are subject to restrictions on transfer and may be forfeited prior to vesting) and we do not intend to issue any such awards at this time. However, if there is a change in Singapore law or other development that would permit us to grant restricted share awards, the 2017 Plan would provide us with the flexibility to do so.

Section 162(m) of the Code. The 2017 Plan is designed to allow the Compensation Committee to grant awards that satisfy the requirements for the performance-based compensation exclusion from the deduction limitations under Section 162(m) of the Code. Section 162(m) of the Code generally limits the deductibility for federal income tax purposes of annual compensation paid to a Company’s Chief Executive Officer and the three most highly compensated executive officers other than the Chief Executive Officer and the Chief Financial Officer, which officers we refer to as covered executives, to $1 million per covered executive in a taxable year. However, qualified performance-based compensation does not count towards the $1 million limit.

The Board and the Compensation Committee believe that it is in our interests and the interests of our shareholders to maintain an equity compensation plan under which certain compensation awards made to our covered executives can qualify for deductibility for federal income tax purposes. Accordingly, the 2017 Plan has been structured in a manner such that certain awards under it can satisfy the requirements for the performance-based compensation exclusion from the deduction limitations under Section 162(m) of the Code. In order to allow for certain awards to satisfy such requirements, the 2017 Plan specifies performance measures and other material terms that must be approved by our shareholders. Approval of the 2017 Plan by the required vote of our shareholders, as described above, is intended to constitute such approval.

Grants of certain performance-based compensation will be subject to the attainment of one or more specified performance goals over a specified period of time of not less than one year. We refer to this time period as a performance period. The performance goals will be based upon certain performance criteria selected by the Compensation Committee, as described below under the section captioned “Performance Measures.”

To the extent necessary to comply with the applicable provisions of Section 162(m)(4)(C) of the Code, when granting awards intended to qualify as performance-based compensation, the Compensation Committee will, in writing: (i) designate one or more covered executives to whom such awards may be made; (ii) select the performance criteria applicable to the performance period; (iii) establish the performance goals, and amount of such awards, as applicable, which may be earned for the performance period; and (iv) specify the relationship between the performance criteria and the performance goals and the amounts of such awards that may be earned by each covered executive for the performance period. To the extent required by Section 162(m)(4)(C) of the Code, the Compensation Committee shall establish the performance criteria and performance goals no later than 90 days following the commencement of any performance period in question or any other designated performance period (or such other time as may be required or permitted by Section 162(m) of the Code). Following the completion of the performance period, the Compensation Committee will certify in writing the extent to which the applicable performance goals have been achieved for the performance period. In determining the amount earned by a covered executive, the Compensation Committee will have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that it may deem relevant to the assessment of individual or corporate performance for the performance period. Furthermore, a participant shall be eligible to receive payment pursuant to a performance-based award for a performance period only if the performance goals for such period are achieved.

Performance Measures.  In granting awards that are contingent upon the achievement of certain performance goals and are intended to qualify as qualified performance-based compensation under Section 162(m) of the Code, the Compensation Committee will base a performance goal on one or more of the following performance criteria, which may be applied to the performance of the Company or any of its affiliates, or any business unit of the Company or any of its affiliates:

•                  net revenue and/or net revenue growth;

•                  earnings before income taxes and amortization and/or earnings before income taxes and amortization growth;

•                  operating income and/or operating income growth;

•                  net income and/or net income growth;

•                  cash flow, operating income, or net income margins

•                  earnings per share and/or earnings per share growth;

•                  total shareholder return and/or total shareholder return growth;

•                  return on equity;

•                  operating or free cash flow;

•                  economic value added;

•                  return on invested capital; and

•                  individual confidential business objectives.

The Compensation Committee, in its discretion, may, to the extent consistent with, and within the time prescribed by, Section 162(m) of the Code, provide for the appropriate adjustments or modifications of the performance goals for a performance period to reflect any objectively determinable component of a performance goal, including foreign exchange gains and losses, asset write downs, acquisitions and divestitures, change in fiscal year, unbudgeted capital expenditures, special charges such as restructuring or impairment charges, debt refinancing costs, extraordinary or noncash items, unusual, infrequently occurring, nonrecurring or one-time events affecting the Company or its financial statements or changes in law or accounting principles.

Amendment and Termination. The Compensation Committee may at any time amend or modify the 2017 Plan in any or all respects, except that (i) any such amendment or modification may not adversely affect the rights of any holder of an award previously granted under the 2017 Plan unless such holder consents and (ii) grants to non-employee directors may not be amended at intervals more frequently than once every six months, other than to the extent necessary to comply with applicable U.S. income tax laws and regulations. The Compensation Committee may terminate the 2017 Plan at any time. However, without the approval of our shareholders and except as described below under “Adjustments”, the Compensation Committee may not:

•                amend the 2017 Plan to materially increase the maximum number of ordinary shares issuable under the 2017 Plan or the maximum number of ordinary shares for which any plan participant may be granted awards;

•                materially modify the eligibility requirements for participation in the 2017 Plan; or

•                materially increase the benefits accruing to participants in the 2017 Plan.

Further, the Compensation Committee may not amend the 2017 Plan in any manner that requires shareholder approval under Nasdaq or other stock exchange listing requirements applicable to the Company.

Dividends. No dividends may be paid to a plan participant with respect to an award prior to the vesting of such award. An award may provide for dividends or dividend equivalents to accrue on behalf of a participant as of each dividend payment date during the period between the date the award is granted and the date the award is exercised, vested, expired, credited or paid, and to be converted to vested cash or shares at the same time and subject to the same vesting conditions that apply to the shares to which such dividends or dividend equivalents relate.

Adjustments. The Compensation Committee shall make certain adjustments to the 2017 Plan and to the outstanding awards under the 2017 Plan in the event of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, spin-off, extraordinary cash dividend or other change affecting the outstanding ordinary shares as a class without the Company’s receipt of consideration. In the event of such a change, appropriate adjustments will be made to:

•                the maximum number and/or class of securities issuable under the 2017 Plan;

•                the maximum number and/or class of securities for which any participant may be granted awards under the terms of the 2017 Plan or that may be granted generally under the terms of the 2017 Plan; and

•                the number and/or class of securities and price per ordinary share in effect under each outstanding award.

Any such adjustments to the outstanding awards will generally be effected in a manner as to preclude the enlargement or dilution of rights and benefits under such awards. However, in no event will fractions of an ordinary share be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding down as appropriate.

Acceleration. Unless otherwise provided in the applicable award agreement or other agreement between the Company and the participant, in the event of a change of control of the Company (as defined in the 2017 Plan) in which the participant’s awards are not converted, assumed, or replaced by a successor or survivor corporation, or a parent or subsidiary thereof, then such awards will automatically vest and become fully exercisable and all forfeiture restrictions on such awards will lapse immediately prior to the change of control and, following the consummation of such a change of control, all such awards will terminate and cease to be outstanding.

Where awards are assumed or continued after a change of control, the Compensation Committee may provide that one or more awards will automatically accelerate upon an involuntary termination of service (as defined in the 2017 Plan, which includes termination of service for good reason) within a designated period (not to exceed eighteen (18) months) following the effective date of such change of control. If the Compensation Committee so determines, any such award will, immediately upon an involuntary termination of service following a change of control, become fully exercisable and all forfeiture restrictions on such award will lapse.

Compliance with Section 409A of the Internal Revenue Code. To the extent applicable, it is intended that the 2017 Plan and any grants made under the 2017 Plan will comply with or be exempt from the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the participants. The 2017 Plan and any grants made under the 2017 Plan will be administered and interpreted in a manner consistent with this intent.

In general, awards granted under the 2017 Plan may not be transferred in any manner other than by will or by the laws of descent and distribution. Awards may be transferred to family members through a gift or domestic relations order. Subject to applicable laws, certain option holders who reside outside of the United States and Singapore may assign their awards to financial institutions located outside of the United States and Singapore.

Withholding Taxes. The Company or any affiliate of the Company, as appropriate, may deduct or withhold, or require a participant to remit to the Company, an amount sufficient to satisfy U.S. federal, state and local taxes and any taxes imposed by jurisdictions outside of the United States (including income tax, social insurance contributions, payment on account and any other taxes that may be due) required by law to be withheld with respect to any taxable event concerning a participant arising as a result of the 2017 Plan. In addition, the Company or any affiliate of the Company may take any action as may be necessary in its opinion to satisfy withholding obligations for the payment of taxes by any means authorized by the Compensation Committee. No ordinary shares will be delivered under the 2017 Plan to any participant or other person until the participant or such other person has made arrangements acceptable to the Compensation Committee for the satisfaction of applicable tax obligations arising as a result of awards made under the 2017 Plan.

U.S. Federal Income Tax Consequences

The following is a general summary as of the date of this proxy statement of the United States federal income tax consequences to the Company and the directors, officers and employees participating in the 2017 Plan. Tax laws may change and the federal, state and local tax consequences for any participating employee will depend upon his or her individual circumstances. In addition, the following discussion does not purport to describe state or local income tax consequences in the United States, nor tax consequences for participants who are subject to tax in other countries. The following general description does not constitute tax advice and should not be relied upon as such. Each participating employee has been and is encouraged to seek the advice of a qualified tax adviser regarding the tax consequences of participation in the 2017 Plan.

•                Nonqualified Stock Options. A participant will generally not recognize any taxable income upon the grant of a nonqualified stock option and the Company will not receive a deduction at the time of such grant. Upon exercise of a nonqualified stock option, the participant generally will realize ordinary income in an amount equal to the excess of the fair market value of the ordinary shares on the date of exercise over the exercise price, and the Company will generally be allowed a deduction equal to the amount recognized by the participant as ordinary income. The participant’s tax basis in the shares received will be equal to the exercise price plus the amount recognized as ordinary income. Upon a subsequent sale of such shares, the participant will recognize capital gain or loss.

•                Incentive Stock Options. No taxable income is recognized by a participant at the time of grant of an incentive stock option, and no taxable income is generally recognized at the time the option is exercised. (However, the excess of the fair market value of the ordinary shares received upon exercise over the option exercise price is an item of tax preference income which may be subject to the alternative minimum tax.) Instead, the participant will recognize taxable income in the year in which the acquired shares are sold or otherwise disposed of. If the sale or other disposition is made after the participant has held the shares for more than two years after the option grant date and more than one year after the date on which the shares are transferred to the participant (referred to as a “qualifying disposition”) pursuant to the option’s exercise, any gain or loss, generally measured by the difference between the amount realized on the sale of shares and the option exercise price, will be treated as long-term capital gain or loss. However, if either of these two holding period requirements is not satisfied (referred to as a “disqualifying disposition”), then upon the disqualifying disposition, the participant generally recognizes ordinary income in the amount of the lesser of (i) the difference between the fair market value of the shares at the time of the option’s exercise and the option’s exercise price, or (ii) the difference between the amount realized on the sale and the option’s exercise price. Any ordinary income recognized is added to the participant’s basis for purposes of determining any additional gain on the sale and any such additional gain will be capital gain. If the participant makes a disqualifying disposition of the acquired shares, we may be entitled to a deduction from our U.S. taxable income for the taxable year in which such disposition occurs, equal to the amount of ordinary income the participant recognizes. In no other instance will we be allowed a deduction with respect to the participant’s disposition of the acquired shares.

•                Share Appreciation Rights. The grant of a share appreciation right will generally not create any tax consequences for the participant or the Company. Upon the exercise of a share appreciation right, the participant will recognize ordinary income in an amount equal to the cash or fair market value of the ordinary shares received from the exercise. The participant’s tax basis in any ordinary shares received upon the exercise of the share appreciation right will be equal to the ordinary income recognized with respect to the shares. Upon disposition of the shares, the participant will recognize capital gain or loss equal to the difference between the amount realized and his or her basis in the shares. Upon the exercise of a share appreciation right, the Company generally will be entitled to a deduction in the amount of the compensation income recognized by the participant.

•                Restricted Share Units, Performance Share Units and Performance Share Awards. In general, a participant will not recognize income with respect to restricted share unit awards, performance share unit awards or performance share awards until there is a settlement of the award. On that date, the participant will recognize ordinary income in an amount equal to the cash or fair market value of the ordinary shares received. The participant’s tax basis in any shares received is the amount included in his or her income, and the participant’s holding period in the shares commences on the day after receipt of the shares. Upon disposition of the shares, the participant will recognize capital gain or loss equal to the difference between the amount realized and his or her basis in the shares. The Company will generally be entitled to a deduction equal to the amount included in the participant’s ordinary income in the year in which such amount is recognized by the participant, except to the extent the deduction is limited by Section 162(m) of the Code.

Section 162(m). Any United States income tax deductions that would otherwise be available to us may be subject to a number of restrictions under the Code, including Section 162(m), which, under guidance issued by the Internal Revenue Service, can limit the deduction for compensation paid to our Chief Executive Officer and our three most highly compensated executive officers other than our Chief Executive Officer and our Principal Financial Officer.

2017 Plan New Benefits. The number of shares to be issued under the 2017 Plan to participants in the plan, including eligible employees, executive officers and non-employee directors of the Company, and the net values to be realized upon such issuances, are discretionary, and therefore, not determinable.

The Board recommends a vote “FOR” the resolution to approve the adoption of the Flex Ltd. 2017 Equity Incentive Plan.

Part II – Proposals to be Considered at the 2017 Annual General Meeting of Shareholders
Proposal No. 7: Ordinary Resolution to Renew the Share Purchase Mandate

PROPOSAL NO. 7: ORDINARY RESOLUTION TO RENEW THE SHARE PURCHASE MANDATE

Our purchases or acquisitions of our ordinary shares must be made in accordance with, and in the manner prescribed by, the Singapore Companies Act, the applicable listing rules of Nasdaq and such other laws and regulations as may apply from time to time.

Singapore law requires that we obtain shareholder approval of a “general and unconditional share purchase mandate” given to our directors if we wish to purchase or otherwise acquire our ordinary shares. This general and unconditional mandate is referred to in this proxy statement as the Share Purchase Mandate, and it allows our directors to exercise all of the Company’s powers to purchase or otherwise acquire our issued ordinary shares on the terms of the Share Purchase Mandate.

Although our shareholders approved a renewal of the Share Purchase Mandate at the annual general meeting of shareholders held in 2016, the Share Purchase Mandate renewed at the annual general meeting will expire on the date of the 2017 annual general meeting. Accordingly, we are submitting this proposal to seek approval from our shareholders at the annual general meeting for another renewal of the Share Purchase Mandate. Pursuant to the Singapore Companies Act, share repurchases under our share repurchase plans were subject to an aggregate limit of 20% of our issued ordinary shares outstanding as of the date of the annual general meeting held on August 24, 2016. On August 24, 2016, the Board authorized the repurchase of up to an aggregate of $500 million of ordinary shares of the Company. Until the 2017 annual general meeting, any repurchases would be made under the Share Purchase Mandate renewed at the annual general meeting held in 2016. Commencing on the date of the 2017 annual general meeting, any repurchases may only be made if the shareholders approve the renewal of the Share Purchase Mandate at the annual general meeting. The share purchase program does not obligate the Company to repurchase any specific number of shares and may be suspended or terminated at any time without prior notice.

If renewed by shareholders at the annual general meeting, the authority conferred by the Share Purchase Mandate will, unless varied or revoked by our shareholders at a general meeting, continue in force until the earlier of the date of the 2018 annual general meeting or the date by which the 2018 annual general meeting is required by law to be held. The 2018 annual general meeting is required to be held 15 months after the date of the 2017 annual general meeting or six months after the date of our 2018 fiscal year end, whichever is earlier (except that Singapore law allows for a one-time application for an extension of up to a maximum of two months to be made with the Singapore Accounting and Corporate Regulatory Authority).

The authority and limitations placed on our share purchases or acquisitions under the proposed Share Purchase Mandate, if renewed at the annual general meeting, are summarized below.

Limit on Allowed Purchases

We may only purchase or acquire ordinary shares that are issued and fully paid up. The prevailing limitation under the Singapore Companies Act that is currently in force does not permit us to purchase or acquire more than 20% of the total number of our issued ordinary shares outstanding at the date of the annual general meeting. Any of our ordinary shares which are held as treasury shares will be disregarded for purposes of computing this 20% limitation.

We are seeking approval for our Board of Directors to authorize the purchase or acquisition of our issued ordinary shares not exceeding 20% of our total number of issued ordinary shares outstanding as of the date of the passing of this proposal (excluding any ordinary shares which are held as treasury shares as at that date).

Purely for illustrative purposes, on the basis of 531,607,660 issued ordinary shares outstanding as of June 16, 2017, and assuming no additional ordinary shares are issued or repurchased on or prior to the date of the annual general meeting, based on the prevailing 20% limit, we would be able to purchase not more than 106,321,532 issued ordinary shares pursuant to the proposed renewal of the Share Purchase Mandate.

During fiscal year 2017, we repurchased approximately 25 million shares for an aggregate purchase value of approximately $346 million under the Share Purchase Mandate and retired all of these shares. As of June 16, 2017, we had 531,607,660 shares outstanding.

Duration of Share Purchase Mandate

Purchases or acquisitions of ordinary shares may be made, at any time and from time to time, on and from the date of approval of the Share Purchase Mandate up to the earlier of:

•                the date on which our next annual general meeting is held or required by law to be held; or

•                the date on which the authority conferred by the Share Purchase Mandate is revoked or varied by our shareholders at a general meeting.

Manner of Purchases or Acquisitions of Ordinary Shares

Purchases or acquisitions of ordinary shares may be made by way of:

•                market purchases on Nasdaq or any other stock exchange on which our ordinary shares may for the time being be listed and quoted, through one or more duly licensed dealers appointed by us for that purpose; and/or

•                off-market purchases (if effected other than on Nasdaq or, as the case may be, any other stock exchange on which our ordinary shares may for the time being be listed and quoted), in accordance with an equal access scheme as prescribed by the Singapore Companies Act.

If we decide to purchase or acquire our ordinary shares in accordance with an equal access scheme, our directors may impose any terms and conditions as they see fit and as are in our interests, so long as the terms are consistent with the Share Purchase Mandate, the applicable rules of Nasdaq, the provisions of the Singapore Companies Act and other applicable laws. In addition, an equal access scheme must satisfy all of the following conditions:

•                offers for the purchase or acquisition of ordinary shares must be made to every person who holds ordinary shares to purchase or acquire the same percentage of their ordinary shares;

•                all of those persons must be given a reasonable opportunity to accept the offers made; and

•                the terms of all of the offers must be the same (except differences in consideration that result from offers relating to ordinary shares with different accrued dividend entitlements and differences in the offers solely to ensure that each person is left with a whole number of ordinary shares).

Purchase Price

The maximum purchase price (excluding brokerage commission, applicable goods and services tax and other related expenses of the purchase or acquisition) to be paid for each ordinary share will be determined by our directors. The maximum purchase price to be paid for the ordinary shares as determined by our directors must not exceed:

•                in the case of a market purchase, the highest independent bid or the last independent transaction price, whichever is higher, of our ordinary shares quoted or reported on Nasdaq or, as the case may be, any other stock exchange on which our ordinary shares may for the time being be listed and quoted, or shall not exceed any volume weighted average price, or other price determined under any pricing mechanism, permitted under SEC Rule 10b-18, at the time the purchase is effected; and

•                in the case of an off-market purchase pursuant to an equal access scheme, 150% of the “Prior Day Close Price” of our ordinary shares, which means the closing price of an ordinary share as quoted on Nasdaq or, as the case may be, any other stock exchange on which our ordinary shares may for the time being be listed and quoted, on the day immediately preceding the date on which we announce our intention to make an offer for the purchase or acquisition of our ordinary shares from holders of our ordinary shares, stating therein the purchase price (which shall not be more than the maximum purchase price calculated on the foregoing basis) for each ordinary share and the relevant terms of the equal access scheme for effecting the off-market purchase.

Treasury Shares

Under the Singapore Companies Act, ordinary shares purchased or acquired by us may be held as treasury shares. Some of the provisions on treasury shares under the Singapore Companies Act are summarized below.

Maximum Holdings. The number of ordinary shares held as treasury shares may not at any time exceed 10% of the total number of issued ordinary shares.

Voting and Other Rights. We may not exercise any right in respect of treasury shares, including any right to attend or vote at meetings and, for the purposes of the Singapore Companies Act, we shall be treated as having no right to vote and the treasury shares shall be treated as having no voting rights. In addition, no dividend may be paid, and no other distribution of our assets may be made, to the Company in respect of treasury shares, other than the allotment of ordinary shares as fully paid bonus shares. A subdivision or consolidation of any treasury share into treasury shares of a greater or smaller amount is also allowed so long as the total value of the treasury shares after the subdivision or consolidation is the same as before the subdivision or consolidation, respectively.

Disposal and Cancellation. Where ordinary shares are held as treasury shares, we may at any time:

•                sell the treasury shares for cash;

•                transfer the treasury shares for the purposes of or pursuant to any share scheme, whether for employees, directors or other persons;

•                transfer the treasury shares as consideration for the acquisition of shares in or assets of another company or assets of a person;

•                cancel the treasury shares; or

•                sell, transfer or otherwise use the treasury shares for such other purposes as may be prescribed by the Minister for Finance of Singapore.

Sources of Funds

Only funds legally available for purchasing or acquiring ordinary shares in accordance with our Constitution and the applicable laws of Singapore shall be used. We intend to use our internal sources of funds and/or borrowed funds to finance any purchase or acquisition of our ordinary shares. Our directors do not propose to exercise the Share Purchase Mandate in a manner and to such an extent that would materially affect our working capital requirements.

The Singapore Companies Act permits us to purchase or acquire our ordinary shares out of our capital and/or profits. Acquisitions or purchases made out of capital are permissible only so long as we are solvent for the purposes of Section 76F(4) of the Singapore Companies Act. A company is solvent if, at the date of the payment made in consideration of the purchase or acquisition (which shall include any expenses — including brokerage or commission) the following conditions are satisfied: (a) there is no ground on which the company could be found unable to pay its debts; (b) if it is not intended to commence winding up of the company, the company will be able to pay its debts as they fall due during the period of 12 months immediately after the date of the payment; and (c) the value of the company’s assets is not less than the value of its liabilities (including contingent liabilities) and will not, after the proposed purchase or acquisition, become less than the value of its liabilities (including contingent liabilities).

Status of Purchased or Acquired Ordinary Shares

Any ordinary share that we purchase or acquire will be deemed cancelled immediately on purchase or acquisition, and all rights and privileges attached to such ordinary share will expire on cancellation (unless such ordinary share is held by us as a treasury share). The total number of issued shares will be diminished by the number of ordinary shares purchased or acquired by us and which are not held by us as treasury shares.

We will cancel and destroy certificates in respect of purchased or acquired ordinary shares as soon as reasonably practicable following settlement of any purchase or acquisition of such ordinary shares.  Where such ordinary shares are purchased or acquired and held by us as treasury shares, we will cancel and issue new certificates in respect thereof.

Financial Effects

Our net tangible assets and the consolidated net tangible assets of our subsidiaries will be reduced by the purchase price (including any expenses) of any ordinary shares purchased or acquired and cancelled or held as treasury shares. We do not anticipate that the purchase or acquisition of our ordinary shares in accordance with the Share Purchase Mandate would have a material impact on our consolidated financial condition and cash flows.

The financial effects on us and our group (including our subsidiaries) arising from purchases or acquisitions of ordinary shares which may be made pursuant to the Share Purchase Mandate will depend on, among other things, whether the ordinary shares are purchased or acquired out of our profits and/or capital, the number of ordinary shares purchased or acquired, the price paid for the ordinary shares and whether the ordinary shares purchased or acquired are held in treasury or cancelled.

Under the Singapore Companies Act, purchases or acquisitions of ordinary shares by us may be made out of profits and/or our capital so long as the Company is solvent.

Our purchases or acquisitions of our ordinary shares may be made out of our profits and/or our capital. Where the consideration (including any expenses) paid by us for the purchase or acquisition of ordinary shares is made out of our profits, such consideration (including any expenses such as brokerage or commission) will correspondingly reduce the amount available for the distribution of cash dividends by us. Where the consideration that we pay for the purchase or acquisition of ordinary shares is made out of our capital, the amount available for the distribution of cash dividends by us will not be reduced. To date, we have not declared any cash dividends on our ordinary shares.

Rationale for the Share Purchase Mandate

We believe that a renewal of the Share Purchase Mandate at the annual general meeting will benefit our shareholders by providing our directors with appropriate flexibility to repurchase ordinary shares if the directors believe that such repurchases would be in the best interests of our shareholders. Our decision to repurchase our ordinary shares from time to time will depend on our continuing assessment of then-current market conditions, our need to use available cash to finance acquisitions and other strategic transactions, the level of our debt and the terms and availability of financing.

Take-Over Implications

If, as a result of our purchase or acquisition of our issued ordinary shares, a shareholder’s proportionate interest in the Company’s voting capital increases, such increase will be treated as an acquisition for the purposes of The Singapore Code on Take-overs and Mergers. If such increase results in a change of effective control, or, as a result of such increase, a shareholder or a group of shareholders acting in concert obtains or consolidates effective control of the Company, such shareholder or group of shareholders acting in concert with a director could become obliged to make a take-over offer for the Company under Rule 14 of The Singapore Code on Take-overs and Mergers.

The circumstances under which shareholders (including directors and persons acting in concert with them respectively) will incur an obligation to make a take-over offer are set forth in Rule 14 of The Singapore Code on Take-overs and Mergers, Appendix 2. The effect of Appendix 2 is that, unless exempted, shareholders will incur an obligation to make a take-over offer under Rule 14 if, as a result of the Company purchasing or acquiring our issued ordinary shares, the voting rights of such shareholders would increase to 30% or more, or if such shareholders hold between 30% and 50% of our voting rights, the voting rights of such shareholders would increase by more than 1% in any period of six months. Shareholders who are in doubt as to their obligations, if any, to make a mandatory take-over offer under The Singapore Code on Take-overs and Mergers as a result of any share purchase by us should consult the Securities Industry Council of Singapore and/or their professional advisers at the earliest opportunity.

The Board recommends a vote “FOR” the resolution
to approve the proposed renewal of the Share Purchase Mandate.

Part II – Proposals to be Considered at the 2017 Annual General Meeting of Shareholders

Proposal No. 8: Ordinary Resolution to Approve Changes to the Cash Compensation Payable to our Non-Employee Directors

PROPOSAL NO. 8: ORDINARY RESOLUTION TO APPROVE CHANGES TO THE CASH COMPENSATION PAYABLE TO OUR NON-EMPLOYEE DIRECTORS

In 2017, assisted by Mercer, the Nominating and Corporate Governance Committee of our Board of Directors conducted a review of our non-employee director compensation program. This review was conducted to establish whether the compensation paid to our non-employee directors was competitive when compared to the practices of our established peer group of companies, which is discussed in the section below captioned “Compensation Discussion and Analysis.” The Nominating and Corporate Governance Committee reviewed, among other things, the existing cash compensation of our non-employee directors, the grant date fair value of restricted share unit awards, the total compensation of our non-executive Chairman of the Board and the aggregate number of our ordinary shares held by each of our non-employee directors. The Nominating and Corporate Governance Committee, with the assistance of Mercer, also took into consideration compensation trends for outside directors.

Based on this review and analysis, our Nominating and Corporate Governance Committee recommended and our Board approved, subject to shareholder approval of this Proposal No. 8, an increase in the annual retainer for Board service and increases in the additional annual retainers for the chairmen of each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Under the Companies Act, we may only provide cash compensation to our directors for services rendered in their capacity as directors with the prior approval from the Company’s shareholders at a general meeting. We believe that it is advisable and in the best interests of our shareholders for our shareholders to authorize the Company to:

•                increase from $85,000 to $90,000 the annual cash compensation payable to each of Flex’s non-employee directors for services rendered as a director;

•                increase from $35,000 to $40,000 the additional annual cash compensation payable to the Chairman of the Audit Committee for services rendered as Chairman of the Audit Committee;

•                increase from $35,000 to $40,000 the additional annual cash compensation payable to the Chairman of the Compensation Committee for services rendered as Chairman of the Compensation Committee; and

•                increase from $7,000 to $15,000 the additional annual cash compensation payable to the Chairman of the Nominating and Corporate Governance Committee for services rendered as Chairman of the Nominating and Corporate Governance Committee.

We believe that the authorization being sought by this proposal will benefit our shareholders by enabling the Company to attract and retain qualified individuals to serve on our Board of Directors and as the Chairman of the Board and to continue to provide leadership for the Company with the goal of enhancing long-term value for our shareholders.  The current cash compensation arrangements for our non-employee directors were previously approved by our shareholders at our 2009, 2011 and 2014 annual general meetings.

In addition, our Nominating and Corporate Governance Committee recommended and our Board approved the following changes to the compensation of our non-employee directors, which changes do not require the approval of our shareholders under Singapore law and for which we are not seeking shareholder approval pursuant to this Proposal No. 8:

•                decrease from $100,000 to $50,000 the additional annual cash compensation payable to the Chairman of the Board for services rendered as Chairman of the Board.  While the shareholders had previously approved annual additional cash compensation of $100,000 to the Chairman of the Board, the lower amount of $50,000 in additional cash compensation will be paid to the Chairman of the Board going forward on an annual basis. Additionally, a decrease from $100,000 to $50,000 in the fair market value of the yearly restricted share unit award granted to the Chairman of the Board was also approved; and

•                an increase from $175,000 to $185,000 in the fair market value of the yearly restricted share unit award granted to our non-employee directors.

The yearly restricted share unit awards granted to our non-employee directors (including the Chairman of the Board) are provided in recognition of the contributions made by the non-employee directors to the company.

This proposal, if passed, is without prejudice to the standing authority approved by our shareholders on July 29, 2013 which allows each non-employee Directors to elect whether to receive his fees in either cash, shares or a combination thereof. In addition, this proposal, if passed, is without prejudice to the cash compensation payable to directors (including each committee chairman) for participation on committees previously approved by our shareholders.

For additional information about the cash and equity compensation paid to our non-employee directors and our Chairman of the Board of Directors, including compensation paid for the fiscal year ended March 31, 2017, please see the section entitled “Non-Management Directors’ Compensation for Fiscal Year 2017” on page 15.

The Board recommends a vote “FOR” the resolution to approve the changes to the cash compensation payable to our non-employee directors.

Part III — Additional Information

Executive Officers

PART III — ADDITIONAL INFORMATION

EXECUTIVE OFFICERS

The names, ages and positions of our executive officers as of June 16, 2017 are as follows:

Name	Age	Position
Michael M. McNamara	60	Chief Executive Officer
Christopher E. Collier	49	Chief Financial Officer
Francois P. Barbier	58	President, Global Operations and Components
Scott Offer	52	Executive Vice President and General Counsel
Paul J. Humphries	62	President, High Reliability Solutions
David P. Bennett	47	Chief Accounting Officer

Michael M. McNamara. Mr. McNamara has served as a member of our Board of Directors since October 2005, and as our Chief Executive Officer since January 1, 2006. Prior to his appointment as Chief Executive Officer, Mr. McNamara served as our Chief Operating Officer from January 2002 until January 2006, as President, Americas Operations from April 1997 through December 2001, and as Vice President, North American Operations from April 1994 to April 1997. Mr. McNamara currently serves on the board of directors of Workday, Inc. and is on the Advisory Board of Tsinghua University School of Economics and Management and on the Presidential CEO Advisory Board of Massachusetts Institute of Technology (MIT). Mr. McNamara previously served on the board of Delphi Automotive LLP.

Christopher E. Collier. Mr. Collier has served as our Chief Financial Officer since May 2013. He served as our Senior Vice President, Finance from December 2004 to May 2013 and our Principal Accounting Officer from May 2007 to July 2013. Prior to his appointment as Senior Vice President, Finance in 2004, Mr. Collier served as Vice President, Finance and Corporate Controller since he joined us in April 2000 in connection with the acquisition of The Dii Group. Mr. Collier is a certified public accountant and he received a B.S. in Accounting from State University of New York at Buffalo.

Francois P. Barbier. Mr. Barbier has served as our President, Global Operations and Components since February 2012. Prior to holding this position, Mr. Barbier served as our President, Global Operations since June 2008. Prior to his appointment as President, Global Operations, Mr. Barbier was President of Special Business Solutions and has held a number of executive management roles in Flex Europe. Prior to joining Flex in 2001, Mr. Barbier was Vice President of Alcatel Mobile Phone Division. Mr. Barbier holds an Engineering degree in Production from Couffignal School in Strasbourg.

Scott Offer. Mr. Offer has served as our Executive Vice President and General Counsel since September 2016. Previously, he served as Senior Vice President and General Counsel at Lenovo from January 2016 until August 2016 and had served as Chief Counsel for the Lenovo Mobile Business Group since October 2014. Prior to that, he served as Senior Vice President and General Counsel, Motorola Mobility, a Google company, from August 2010 and Senior Vice President and General Counsel, Motorola Mobility, Inc. from July 2010. Prior to that, he held several senior positions at Motorola. Prior to joining Motorola, he worked for the law firm of Boodle Hatfield. He received his law degree from the London School of Economics and Political Science and is qualified as a lawyer in the United Kingdom and United States.

Paul J. Humphries. Mr. Humphries has served as our President, High Reliability Solutions since April 2011. From April 2006 to April 2011, Mr. Humphries served as our Executive Vice President of Human Resources. Prior to that Mr. Humphries served as SVP Global Operations for our mechanicals  business unit from April 2000 to April 2006. He holds a BA (Hons) in Applied Social Studies from Lanchester Polytechnic (now Coventry University) and post-graduate certification in human resource management from West Glamorgan Institute of Higher Education. Mr. Humphries also serves as a director of Superior Industries International, Inc. and Chairman of the board of directors of the Silicon Valley Education Foundation.

David P. Bennett. Mr. Bennett has served as our Principal Accounting Officer since July 2013. Mr. Bennett served as Vice President, Finance from 2009 to 2014, Corporate Controller from 2011 to 2013 and Senior Vice President, Finance from 2014. Prior to joining us in 2005, he was a Senior Manager at Deloitte and Touche LLP. Mr. Bennett is a certified public accountant and earned a B.S. in Business and Administration with an emphasis in Accounting and Finance from the University of Colorado Boulder.

Part III — Additional Information

Compensation Committee Report

COMPENSATION COMMITTEE REPORT

The information contained under this “Compensation Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any filings under the Securities Act or under the Exchange Act, or be subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate this information by reference into any such filing.

The Compensation Committee of the Board of Directors of the Company has reviewed and discussed with management the Compensation Discussion and Analysis that follows this report. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement for the 2017 annual general meeting of shareholders.

Submitted by the Compensation Committee of the Board of Directors:

Daniel H. Schulman
Michael D. Capellas
Willy C. Shih, Ph.D.

Part III — Additional Information

Compensation Discussion and Analysis

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

In this Compensation Discussion and Analysis (CD&A) section, we discuss the material elements of our compensation programs and policies, including our overall compensation philosophy, program objectives and how and why the Compensation Committee of our Board arrived at specific compensation policies and decisions involving our Named Executive Officers (NEOs). The fiscal year 2017 compensation of our NEOs is provided in the Summary Compensation Table and other compensation tables in this Proxy Statement. These officers and their titles as of the end of fiscal year 2017 are:

Name	Position
Michael M. McNamara	Chief Executive Officer
Christopher Collier	Chief Financial Officer
Francois P. Barbier	President, Global Operations and Components
Paul Humphries	President, High Reliability Solutions
Scott Offer(1)	Executive Vice President and General Counsel

(1)         Mr. Offer became Executive Vice President and General Counsel in September 2016.

This CD&A is organized into the following key sections:

•                  Executive Summary;

•                  Compensation Philosophy;

•                  Compensation Setting Process and Decisions for Fiscal Year 2017; and

•                  Fiscal Year 2017 Executive Compensation

Executive Summary

Business Overview

We are a globally-recognized, leading provider of Sketch-to-Scaletm services — innovative design, engineering, manufacturing and supply chain services and solutions - from conceptual sketch to full-scale production. We design, build, ship and service complete packaged consumer and industrial products, from athletic shoes to electronics, for companies of all sizes in various industries and end-markets, through our activities in the following segments:

Segment	Product Categories
Communications & Enterprise Compute (CEC)	•	Telecom business of radio access base stations, remote radio heads, and small cells for wireless infrastructure;
	•	Networking business, which includes optical communications, routing, broadcasting, and switching products for the data and video networks;
	•	Server and storage platforms for both enterprise and cloud-based deployments; next generation storage and security appliance products; and
	•	Rack level solutions, converged infrastructure and software-defined product solutions.
Consumer Technologies Group (CTG)	•	Consumer-related businesses in connected living, wearables, gaming, augmented and virtual reality, fashion and mobile devices;
	•	Various supply chain solutions for notebook personal computers (“PC”), tablets, and printers; and
	•	Expanding our business relationships to include supply chain optimization for non-electronics products such as footwear and clothing.

Industrial and Emerging Industries (IEI)	•	Energy and metering, semiconductor tools and capital equipment, office solutions, household industrial and lifestyle, industrial automation and kiosks and lighting.
High Reliability Solutions (HRS)	•	Medical business, including consumer health, digital health, disposables, precision plastics, drug delivery, diagnostics, life sciences and imaging equipment;
	•	Automotive business, including vehicle electrification, connectivity, autonomous vehicles and clean technologies; and
	•	Defense and aerospace business, focused on commercial aviation, defense and military.

In fiscal year 2017, we continued our multi-year reorganization and rebalancing of our business portfolio in order to align with our customers’ needs and requirements as part of an effort to optimize operating results with a focus on improving profit margins and generating sustainable free cash flow and strong returns on invested capital. We continued to shift our long-term portfolio towards a mix of businesses which possess longer product life cycles and higher margins, such as our IEI and HRS businesses. We also continued to move away from customer solutions that have more short-term volatility and lower margins. This business transformation positions us to meet specific customers’ supply chain solutions needs across all of the markets we serve, yield margin improvement, and earn a return on our invested capital above the weighted-average cost of that capital. We are also improving our ability to take advantage of the long-term, future growth prospects for outsourcing of advanced manufacturing capabilities, design and engineering services, and after-market services. Another aspect of our business transformation strategy has been to make targeted investments in technologies and businesses that are complementary to our core business but that represent high growth opportunities with attractive profit margins. For example, in fiscal year 2017, we made targeted investments in our Flex Innovation Labs, Lab IX portfolio companies, our strategic partnership with Nike, and Elementum business that we believe will yield strong long-term results for Flex. The shift away from certain parts of our business limited our short-term top-line revenue growth and created negative year-over-year comparisons on some financial metrics such as revenue, though it places us in a better position to capitalize on long-term revenue growth and enhanced returns on investment and cash flow.

Performance Highlights For Fiscal Year 2017

We delivered strong fiscal year 2017 operating results and continued to execute our business transformation and deliver on our commitment to return value to shareholders. We generated TSR of nearly 40%, which put us in the top 15% of all companies in the S&P 500. Our 3-year TSR was 82%, which was in the top decile of all firms in the S&P 500. We achieved these results in a global economic environment that continued to face a high degree of uncertainty due to macro-economic factors such as ongoing growth challenges in Europe, concerns of a slowdown in Chinese growth, and political and interest rate uncertainty. Internally, we continued on our business transformation journey during fiscal year 2017 through which we are reorganizing and rebalancing our business portfolio. As a result of an improved cost structure and our strategic business transformation, we delivered solid operating results in fiscal year 2017 and executed on key strategic priorities, including growing our capabilities such as the Flex Innovation Labs, Lab IX, and Sketch-to-Scaletm, and our strategic partnerships with Nike and Elementum, to expand our innovative offerings. Areas where we saw year-over-year declines mainly represent intentional strategic shifts as a result of our business transformation activities. Highlights(3) include:

•                  We reported net sales of $23.9 billion, a decrease of 2% compared to the prior year.

•                  Grew adjusted operating profit to $815.2 million, a 3% increase over fiscal year 2016.

•                  Delivered Adjusted Earnings Per Share (EPS) of $1.17 per share, a 3% increase over the prior year.

•                  Adjusted gross profit totaled $1.7 billion, an increase of 4% compared to the prior year.

•                  Adjusted gross margin increased to 7.0% of net sales in fiscal year 2017, compared with 6.6% of net sales in fiscal year 2016.

(3)  See Annex B to this proxy statement for a reconciliation of non-GAAP and GAAP financial measures.

•                Generated operating cash flows of $1.1 billion during the year. The strong cash flow generated from our operations enabled us to return value to shareholders with the repurchase of $349.5 million of our shares paid in fiscal year 2017.

•                Increased free cash flow to $660.4 million which was up 3% over the prior year and within our communicated range of $600 to $700 million annually.

•                We had some less favorable year-over-year financial result comparisons due to our ongoing business transformation, though these actions are positioning the Company for enhanced future results.

In addition to the above results, our stock price increased by nearly 40% from $12.06 at the end of fiscal year 2016 to $16.80 at the end of fiscal year 2017. This translates into a 1-year TSR of nearly 40% and Flex’s 3-year TSR is 82%, which has generated significant value for shareholders and represents results that are in the upper 15% of S&P 500 firms over the same time periods. We believe this above market performance is the result of having articulated a value-creating strategy and delivering against that strategy.

Pay and Performance Alignment For Fiscal Year 2017

As noted above, we delivered strong operating results and shareholder returns during fiscal year 2017. However, given Flex’s aggressive operating result goal-setting, our final financial performance was somewhat below our targeted levels. Our compensation philosophy is to reward above-target performance when achieved, and pay zero or below target when favorable results are not delivered. In line with our fiscal year 2017 performance, Flex’s NEOs earned short-term incentive awards that recognize our strong financial performance, as well as the fact that we did not fully achieve our targeted performance goals. Highlights include the following:

•                Maintained the CEO’s base salary with no increase, positioned approximately at the peer median.

•                Provided modest base salary increases of less than 4.0% to other NEOs, though overall salary positioning continued to be approximately at our peer group median.

•                The CEO and most other NEOs earned a below-target short-term incentive payout of 78.8% of target due to our aggressive internal performance goals.

•                Paid out the long-term performance share unit cycle during fiscal year 2017 at 193% of target in May 2016 based upon TSR results that were above target and exceeded market levels over the performance cycle from fiscal year 2014 through fiscal year 2017.  The Flex three year free cash flow (FCF) performance share unit cycle paid out at 94.6%, reflecting Flex’s more aggressive operating targets.

•                Funded the NEOs’ deferred compensation plans with a value that averaged 26.4% of our NEOs’ respective base salaries based on fiscal year 2017 results.

•                Continued to use fiscal year 2017 long-term incentive grants that balance relative TSR performance share units (PSUs) with a long-term incentive plan (LTIP) that measures cumulative FCF over a multi-year period (from fiscal year 2017 through fiscal year 2019).

•                Granted modest Elementum profits interests unit value awards to certain executives who continue to make significant contributions to our Elementum business (see details in the Fiscal Year 2017 Compensation section below).

Prior Say on Pay Advisory Vote Results and Shareholder Engagement

In the normal course of Flex’s business, we have communications with shareholders about both our business and our executive compensation programs. During fiscal year 2017, we interacted with holders of over approximately 70% of our share voting power. We also provided shareholders with a “say on pay” advisory vote on executive compensation at our 2016 Annual General Meeting held on August 24, 2016. The advisory vote received the support of approximately 79% of the votes cast at the General Meeting. In the two prior years, Flex had received say on pay votes that exceeded 90% support for the compensation approach. The decline in the 2016 say on pay vote was driven primarily by an “against” vote by a single major shareholder. Based on our direct discussions with this shareholder, we continue to believe that the underlying structure and implementation of our executive compensation program is sound and provides proper pay for performance alignment. We have been asked to more tightly manage our overall share grant levels relative to performance delivered, which we have been and will continue to do (see Responsible Share Usage section below). Outside of the points noted above, we believe the level of support at our 2016 Annual General Meeting reflects ongoing institutional shareholder outreach efforts and the continuing efforts to align our executive compensation with shareholder interests. As detailed elsewhere in this proxy statement, we are also seeking an advisory shareholder vote regarding the frequency of advisory shareholder votes to approve executive compensation and our Board is recommending a vote in favor of continuing to conduct annual shareholder votes to approve executive compensation. Based on the favorable prior say on pay results, shareholder feedback on existing programs, and our review of the alignment of the pay program design with business results, we continued the structure of our fiscal year 2016 compensation programs in fiscal year 2017.

Impact of Business Performance on Fiscal Year 2017 Executive Compensation

As noted above, for fiscal year 2017, we delivered strong operating results, though we also set aggressive internal performance  objectives, resulting in payment of our NEOs’ at-risk short-term incentive compensation below target levels. With our strong multi-year shareholder returns, our fiscal year 2014 — 2017 performance share plan paid out near maximum at 193% of target, while Flex’s FCF performance share unit cycle paid out at 94.6%, reflecting Flex’s more aggressive operating targets. The Committee believes that the actual compensation earned by our NEOs is appropriate and consistent with our pay-for-performance philosophy. The table below describes the key elements of our executive compensation program and the key actions taken by the Compensation Committee with respect to the compensation of the NEOs for fiscal year 2017:

Pay Component	Description	Fiscal Year 2017 Considerations
Base Salary	• Annual fixed cash component based on individual performance, level of experience and expected future performance and contributions to the Company.

•                Maintained the CEO’s base salary with no increase, which approximates peer median.

•                Provided modest increases of less than 4.0% for other NEOs, where overall salary positioning continued to approximate peer median.

Short-Term Cash Incentives

•                Variable cash awards based on achievement of annual objectives based on pre-established financial performance goals related to the Company and business unit with 50% of the payouts based on achievement of quarterly targets and 50% based on achievement of annual targets.

• CEO payout earned, and that of most other NEOs, was 78.8% of target, reflecting operating performance that did not fully meet objectives.

Long-Term Incentive Programs

•                Performance-based restricted share units which represent 25% (at target) of the total long-term incentive award are measured based upon the Company’s total shareholder return versus that of the S&P 500.

•                Performance-based cash incentives (and, in the case of the CEO only, performance-based RSUs) which represent another 25% (at target) of the total long-term incentive award are measured based upon the Company’s performance against a pre-established three-year FCF target.

•                Service-based restricted share units represent 50% of the total long-term incentive award and provide for vesting over a four-year period with 25% vesting each year.

•                Profits interests unit awards in the Elementum business that require a sale or IPO of the business at a level above the grant date valuation in order to generate value.

•                Long-term cash incentives under our Deferred Compensation Plan.

•                The fiscal year 2017 long-term incentive grants provide a balance of performance-based awards and long-term shareholder alignment.

•                The relative TSR PSUs create strong pay-for-performance alignment by measuring direct shareholder outcomes, while the FCF long-term incentive plan (LTIP) incents management to deliver stable free cash flow in order to enhance shareholder value.

•                Paid out the FY14-FY17 PSU awards that vested in May 2016 at 193% of target based on:

•                Flex TSR performance of 67% as compared to the S&P 500 since the grant date

•                Flex’s TSR at the 71st percentile ranking as compared to the Extended EMS Group since the grant date

•                Paid out FCF performance share unit cycle at 94.6%, reflecting Flex’s more aggressive operating targets.

•                Granted Elementum units with per-person values of $220,000 or less, with the grant date value to be deducted from the fiscal year 2018 equity grants for all participants.

•                Funded our Deferred Compensation Plan with a value that averaged about 26% of our NEOs’ respective base salaries based on fiscal year 2016 results.

Compensation Philosophy

Flex’s compensation philosophy is pay-for-performance. Our pay programs are designed to align executives’ compensation with performance against the Company’s short-term and long-term performance objectives and the creation of shareholder value. A key objective of our compensation programs is to attract, retain and motivate superior executive talent who are key to the Company’s long-term success by paying for the achievement of meaningful Company objectives, balancing achievement incentives with the need to avoid excessive or inappropriate risk-taking, and maintaining an appropriate cost structure. We actively manage our pay-for-performance philosophy through the following elements:

Element	Overview
Substantial Emphasis on At-Risk Compensation

•                Programs are designed to link a substantial component of our executives’ compensation to the achievement of pre-determined performance goals that directly correlate to the enhancement of shareholder value.

•                91% of our CEO’s target total direct compensation is either at risk or long-term, and an average of 84% of our other NEOs’(4) target total direct compensation is either at risk or long-term.

•                100% of at risk or performance-based compensation is based on achievement of core financial metrics or is subject to market risk based on stock price performance, and is not based on individual performance.

Market-Based, Responsible Target Pay

•                We regularly benchmark pay against a set of industry peers.

•                Base salaries are generally positioned at approximately the market median for our NEOs to manage fixed costs and emphasize paying for performance.

•                Overall target total direct compensation was positioned at approximately the 60th percentile for our NEOs in fiscal year 2017.

Balanced Performance Metrics and Measurement Time Frames

•                With the rapid pace and dynamic nature of our business, it is necessary to actively measure short-term results across a range of metrics, though with progressively greater emphasis on long-term results for senior leaders.

•                We measure both quarterly and annual results for revenue, adjusted operating profit (OP), return on invested capital (ROIC), and adjusted earnings per share (EPS) because we believe these reinforce the need to achieve strong top line results, deliver profitability, and manage capital efficiently.

•                For our long-term incentive plans, we also measure multi-year free cash flow and TSR relative to the S&P 500.

Majority Focus on Long-Term Performance

•                While measurement of short-term results maintains day-to-day focus, we believe that shareholder value is built over the long-term.

•                As such, senior leaders are compensated through progressively greater emphasis on performance-based long-term incentives.

•                74% of our CEO’s fiscal year 2017 target total direct compensation was through long-term incentives, of which 53% is linked to achievement of long-term operating and TSR performance goals.

•                66% of our other NEOs’ (excluding Mr. Offer, who joined the company in fiscal year 2017) target total pay is in long-term incentives, of which 54% is linked to achievement of long-term operating and TSR performance goals.

•                We maintain share ownership guidelines to enforce alignment with shareholder results, and have recoupment policies in place.

Compensation Setting Process and Decisions for Fiscal Year 2017

Fiscal Year 2017 Corporate Governance Highlights

The Compensation Committee regularly reviews our compensation programs, peer company data and corporate governance best practices in the executive compensation area. We have adopted corporate governance and compensation practices and policies that our Board believes help to advance our compensation goals and philosophy, including the following:

HIGHLIGHTS OF EXECUTIVE COMPENSATION PRACTICES

What We Do	What We Don’t Do

Maintain a Compensation Committee comprised of completely independent members with a robust and independent review process.	We do not provide employment agreements. None of our NEOs has an employment agreement.

Use a pay-for-performance executive compensation model that focuses primarily on corporate performance with a significant portion of executive compensation at-risk and/or long-term.	We do not allow hedging or short sales of Company equity, nor do we permit pledging of Company equity as collateral for loans.

Target fixed compensation at our peer median and allow for greater levels of actual total direct compensation based on performance.	We do not provide excessive or non-customary executive perquisites.

Maintain a reasonable share burn rate. During fiscal year 2017, we granted option equivalents, based on the Company’s fungible share ratio of 1.71:1, of approximately 2.1% of shares outstanding.	We do not maintain a severance plan for our NEOs, whether or not in connection with a change in control.

Maintain a clawback policy to recoup compensation paid to an executive officer in the event of a material restatement of financial results where a covered officer engaged in fraud or misconduct that caused the need for the restatement.

We do not have single trigger accelerated vesting of equity awards upon a change in control.

Retain an independent compensation advisor.	We do not maintain a supplemental executive retirement plan (SERP).

Consider shareholder advisory votes and views in determining executive compensation strategies.	Our 2010 Equity Incentive Plan prohibits “share recycling” and options/SAR repricing (including cash buyouts).

Maintain equity ownership guidelines for senior officers and Board Directors.	We do not pay dividends or dividend equivalents on our unvested restricted share units.

Compensation Committee

The Compensation Committee periodically assesses our compensation programs to ensure that they are appropriately aligned with our business strategy and are achieving their objectives. The Compensation Committee also reviews market trends and changes in competitive practices. Based on its review and assessment, the Compensation Committee from time to time recommends changes in our compensation programs to our Board. The Compensation Committee is responsible for recommending to our Board the compensation of our Chief Executive Officer and all other executive officers. The Compensation Committee also oversees management’s decisions concerning the compensation of other Company officers, administers our equity compensation plans, and evaluates the effectiveness of our overall executive compensation programs. Our committee also reviews the Company’s talent assessment and succession planning.

Independent Consultants and Advisors

The Compensation Committee has the authority to retain and terminate any independent, third-party compensation consultants and to obtain advice and assistance from internal and external legal, accounting and other advisors. For fiscal year 2017, the Compensation Committee engaged Mercer, a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. (referred to in this discussion as Mercer) in connection with its fiscal year 2017 compensation review, as its independent advisers for certain executive compensation matters. Mercer was retained by the Compensation Committee to provide an independent review of the Company’s executive compensation programs, including an analysis of both the competitive market and the design of the programs. More specifically, Mercer furnished the Compensation Committee with reports on peer company practices relating to the following matters: short and long-term compensation program design; annual share utilization and shareowner dilution levels resulting from equity plans; and executive share ownership and retention values. As part of its reports to the Compensation Committee, Mercer recommends our selected peer companies, and provides competitive compensation data and analysis relating to the compensation of our Chief Executive Officer and our other executives and senior officers. Mercer also assisted the Compensation Committee with its risk assessment of our compensation programs during fiscal year 2017.

Mercer is owned by Marsh & McLennan Companies, Inc., a multi-services global professional services firm providing advice and solutions in risk, strategy and human capital. For a discussion of amounts paid to Mercer for executive and director compensation consulting services and amounts paid to Marsh & McLennan Companies, Inc. and its affiliates for non-executive and non-director compensation consulting services, please see, “Board Committees —Compensation Committee—Relationship with Compensation Consultants.” The Compensation Committee has determined that the provision by Marsh & McLennan Companies, Inc. of services unrelated to executive and director compensation matters in fiscal year 2017 was compatible with maintaining the objectivity of Mercer in its role as compensation consultant to the Compensation Committee and that the consulting advice it received from Mercer was not influenced by Marsh & McLennan Companies, Inc.’s other relationships with the Company. The Compensation Committee has retained Mercer as its independent compensation consultant for fiscal year 2018 and expects that it will continue to retain an independent compensation consultant on future executive compensation matters.

Role of Executive Officers in Compensation Decisions

The Compensation Committee makes recommendations to our Board on all compensation actions relating to our executive officers. As part of its process, the Compensation Committee meets with our Chief Executive Officer and other executives to obtain recommendations with respect to the structure of our compensation programs, as well as an assessment of the performance of individual executives and recommendations on compensation for individual executives. As discussed in greater detail below under “Fiscal Year 2017 Executive Compensation—Incentive Bonus Plan,” our Chief Executive Officer and other executives develop recommendations for performance measures and target payout opportunities under our incentive bonus plan based on management’s business forecast both at the Company and business unit levels, which are reviewed and approved by our Board.

Competitive Positioning

In arriving at its recommendations to our Board on the amounts and components of compensation for our Chief Executive Officer and other executive officers, the Compensation Committee considers competitive compensation data prepared by Mercer. The Compensation Committee reviews this data in the context of historical performance and our overall compensation programs and objectives. The Compensation Committee considered the following competitive compensation data for our NEOs:

•                Mercer constructed a peer group consisting of 18 companies based on targeting firms with a high degree of complexity in business scale and scope, as well as similar revenues, numbers of employees, and returns on invested capital.

•                The Compensation Committee also takes into account Mercer’s review of standardized surveys to check the Company’s compensation programs against other large high technology and durable goods manufacturing firms to gain an understanding of general compensation practices.

Each year, the peer companies are recommended by the Compensation Committee’s independent consultant and approved by the Compensation Committee. For the fiscal year 2017 peer group, one peer company, Motorola Solutions, Inc., was removed from the fiscal year 2016 peer group due to a significant divestiture which placed the firm outside of our targeted complexity scope. The peer group for fiscal year 2017 compensation decisions consisted of the following companies:

Arrow Electronics, Inc.	Applied Materials, Inc.
Avnet, Inc.	Danaher Corporation
Eaton Corporation	Emerson Electric Co.
General Dynamics Corporation	Honeywell International Inc.
Illinois Tool Works Inc.	Jabil Circuit, Inc.
Johnson Controls, Inc.	Northrop Grumman Corporation
Raytheon Company	Seagate Technology
TE Connectivity	Tyco International Ltd
Western Digital Corporation	Xerox Corporation

Fiscal Year 2017 Executive Compensation

Total Direct Compensation

Total direct compensation is the sum of base salary, annual incentive bonus payouts and long-term incentive awards, but excludes performance-based contributions to our deferred compensation plan. For the table below, the actual total direct compensation represents the actual bonus earned in each fiscal year plus the grant date fair value of the long-term incentive awards provided in each year (where realized long-term incentive values are subject to future performance conditions and share price movement). For fiscal year 2017, the actual total direct compensation for all NEOs is generally up over fiscal 2016. For the CEO, the fiscal year 2017 increase is 14.3%, driven primarily by increases in the target short- and long-term incentive awards as a result of alignment with our target pay strategy and in recognition of his continued leadership contributions and driving the development and execution of our business transformation. For Messrs. Collier, Barbier, and Humphries, the pay was up between 1.9% and 7.2%. These increases reflect the modest salary increases received, as well as some variation in bonus payouts and long-term incentive grant values. This change reflects our alignment of pay and performance, where the fiscal year 2017 financial performance was solid in the context of market conditions, though it fell short of internal expectations.

	Mr. McNamara	Mr. Collier	Mr. Barbier	Mr. Humphries
Actual Total Direct Compensation FY 2016	$11,988,961	$3,926,554	$3,908,316	$4,212,442
Actual Total Direct Compensation FY 2017	$13,704,137	$4,020,092	$3,981,047	$4,513,921
Percent change	14.3%	2.4%	1.9%	7.2%

Elements of Compensation

We allocate compensation among the following components for our NEOs:

•                  base salary;

•                  annual incentive bonus awards;

•                  long-term performance-based and service-based share incentive awards;

•                  long-term performance-based cash incentive awards;

•                  performance-based and service-based deferred compensation; and

•                  other benefits.

As discussed above, a key element of our compensation philosophy is that a significant portion of executive compensation is performance-based and therefore at-risk. A second key element of our compensation philosophy is that a significant portion of executive compensation is comprised of long-term components in order to align executive compensation with sustained, long-term performance and share price appreciation. Annual incentive compensation, performance-based restricted share units, performance-based cash-based incentives, and performance-funded contributions under our deferred compensation plan are compensation that is at-risk because their payouts depend entirely upon performance. Our performance-based compensation elements coupled with service-based restricted share units and our service-based deferred compensation plan contributions are designed to provide significant retention and alignment with long-term shareholder value enhancement, where our long-term incentive awards fully vest after periods of three or four years.

The following charts illustrate the mix of our compensation and show that for our Chief Executive Officer, 91% of total target direct compensation is either at-risk or long-term(1), and, overall for our other NEOs(2), 84% of total target direct compensation is either at-risk or long-term(2):

2017 Target Total Direct Compensation
CEO Pay Mix

2017 Target Total Direct Compensation
Average NEO Pay Mix (non-CEO)

(1) Performance-based LTI evaluated using Monte Carlo methodology

(2) Scott Offer is excluded from the non-CEO pay mix chart due to his joining Flex in FY17

Base Salary Levels

The following table sets forth the base salaries of our NEOs in fiscal years 2016 and 2017, as well as the percentage increase (if any) from the prior year:

Name and Title	Base Salary for Fiscal Year 2016	Base Salary for Fiscal Year 2017	Percentage Increase	Peer Group Percentile Approximation
Michael M. McNamara Chief Executive Officer	$1,250,000	$1,250,000	0%	50th
Christopher Collier Chief Financial Officer	$675,000	$700,000	3.7%	25th – 50th
Francois P. Barbier President, Global Operations and Components	$695,000	$710,000	2.2%	25th – 50th
Paul Humphries President, High Reliability Solutions	$695,000	$710,000	2.2%	50th – 60th
Scott Offer Executive Vice President and General Counsel	$—	$550,000	N/A %	25th – 50th

For fiscal year 2017, we set our executives’ base salaries at levels which are competitive with our peer companies based on each individual executive’s role and the scope of his or her responsibilities, also taking into account the executive’s experience and the base salary levels of other executives within the Company. Adjustments were modest, reflecting the fact that no individual changed roles significantly or was fundamentally misaligned with market. The Compensation Committee typically reviews base salaries every fiscal year and adjusts base salaries to take into account competitive market data, individual performance and promotions or changes in responsibilities. Overall salaries for our NEOs in fiscal year 2017 positioned our aggregate pay at approximately the median of our peer companies.

Incentive Bonus Plan

Our quarterly and annual incentive payouts are based entirely on achievement of financial performance objectives and are linked to achievements of the following performance metrics:

•                  revenue growth targets;

•                  adjusted operating profit targets;

•                  return on invested capital targets; and

•                  adjusted earnings per share targets.

For fiscal year 2017, the Company’s performance level with respect to the above performance metrics exceeded targeted amounts for some metrics and fell below targeted amounts against others (see table below). The overall corporate business results ended up below our aggressive performance objectives for the year, so payouts were also below target. For Mr. Humphries, performance results included outcomes from the High Reliability Solutions business which he manages, where performance levels exceeded targeted amounts for all metrics and delivered above-target payout levels. The payout levels are as follows:

Name	Fiscal Year 2017 Annual Incentive Bonus as a Percentage of Target Bonus	Fiscal Year 2017 Annual Incentive Bonus Target (Potential Bonus as a percentage of Base Salary)	Fiscal Year 2017 Annual Incentive Actual Bonus
Mr. McNamara	78.8%	200%	$1,969,700
Mr. Collier	78.8%	110%	$606,668
Mr. Barbier	78.8%	110%	$615,334
Mr. Humphries	144.7%	110%	$1,130,264
Mr. Offer	55.5%	80%	$244,077

Through our incentive bonus plan, we seek to provide pay for performance by linking incentive awards to Company and business unit performance. In designing the incentive bonus plan, our Chief Executive Officer and management team develop and recommend performance metrics and targets, which are reviewed and are subject to adjustment by the Compensation Committee and our Board. Performance metrics and payout levels are determined based on management’s business forecast both at the Company and business unit levels, as reviewed and approved by the Board. In fiscal year 2017, target levels for performance were set at approximately the levels included in our business forecast. Maximum payout levels were tied to “stretch” levels of performance. As part of the process of setting performance targets, the Compensation Committee reviewed analyst consensus estimates for fiscal year 2017 and confirmed that target performance measures were appropriately aligned with such estimates. Performance measures were based on quarterly and annual targets.

The following table summarizes the key features of our fiscal year 2017 incentive bonus plan:

Feature	Component	Objectives
Performance Targets	• Based on key Company and business unit financial metrics • Measured on annual and quarterly basis – 50% based on achievement of quarterly objectives – 50% based on achievement of annual objectives

•      Aligns executive incentives with Company and business unit performance

•      Rewards achievement of objectives over course of the year by splitting incentives over quarterly and annual performance objectives

Performance Measures

•      Revenue growth at the Company and business unit level

•      Adjusted operating profit at the Company and business unit level

•      Return on invested capital and adjusted earnings per share targets at the Company level

•      Measurement level is based on each executive’s respective responsibilities, with substantial weighting on business unit financial metrics for business unit executives

•      For Mr. Humphries, additional business unit performance measures were profit after interest percentage and new business wins

•      Takes into account executive’s responsibility, experience, and expected contributions

•      Focused on achievement of business performance metrics that directly correlate to business and shareholder value creation

•      Emphasizes pay for performance by linking individual compensation to Company and/or business unit performance

•      Promotes accountability by tying payout to achievement of minimum performance threshold

Bonus Payments

•      Based entirely on achievement of financial performance objectives

•      No individual performance component

•      Target bonus opportunities set at percentage of base salary, based on executive’s level of responsibility

–      Mr. McNamara’s target bonus set at 200% of base salary

–      Mr. Collier’s target bonus set at 110% of base salary

–     Target bonus for other NEOs set at a range between 80% and 110% of base salary

•      Quarterly bonuses range from 0% of target to maximum of 200% of target

•      Annual bonuses range from 50% of target to maximum of 300% of target

•      No payout awarded for any measure where Company or business unit failed to achieve threshold level for such measure

The Compensation Committee recommended and our Board approved different performance metrics for our Chief Executive Officer, Chief Financial Officer and corporate officers as compared with business unit executives.

The incentive bonus plan award opportunities for each NEO are shown in the Grants of Plan-Based Awards in Fiscal Year 2017 table in “Executive Compensation”. In fiscal year 2017, the target incentive bonus awards were set at approximately the 60th percentile of our peer group for Mr. McNamara; at approximately the 75th percentile of our peer group for Mr. Collier; at between the 60th and 75th percentile of our peer group for Mr. Barbier; between the 25th and 50th percentiles of our peer group for Mr. Offer; and at approximately the 75th percentile of our peer group for Mr. Humphries.

Non-GAAP Adjustments

We used adjusted non-GAAP performance measures for our incentive bonus plan in fiscal year 2017. We used adjusted measures to eliminate the distorting effect of certain unusual income or expense items. The adjustments were intended to:

•                  align award payout opportunities with the underlying growth of our business; and

•                  avoid outcomes based on unusual items.

In calculating non-GAAP financial measures, we excluded certain items to facilitate a review of the comparability of the Company’s operating performance on a period-to-period basis because such items are not, in the Compensation Committee’s view, related to the Company’s ongoing operational performance. The non-GAAP measures are used to evaluate more accurately the Company’s operating performance, for calculating return on investment, and for benchmarking performance against competitors. For fiscal year 2017, non-GAAP adjustments consisted of excluding after-tax stock-based compensation expense, intangible amortization, charges related to the bankruptcy of SunEdison and restructuring charges. All adjustments are subject to approval by the Compensation Committee to ensure that payout levels are consistent with performance.

Incentive Awards for the CEO and CFO

Messrs. McNamara and Collier were each eligible for a bonus award based on achievement of quarterly and annual revenue growth, adjusted operating profit, ROIC and adjusted EPS targets. We refer to these performance measures as the “Company performance metrics.” The weightings for each of these performance measures was 25%. Mr. McNamara’s annual target bonus was 200% of base salary. Mr. McNamara’s target percentage of base salary represented a 33% increase relative to fiscal year 2016. This change was made to recognize that our CEO has not received a salary increase in several years, and the move aligns with our goal of having greater emphasis on at-risk pay. The new bonus target provides total target cash at approximately the 60th percentile of our peer companies. Mr. Collier’s bonus target as a percentage of base salary was set at 110% and resulted in total target cash between the 50th and 60th percentiles of our peer companies.

The following table sets forth the payout level opportunities that were available for Messrs. McNamara and Collier as a percentage of the target award for each performance measure based on different levels of performance. Revenue targets represented year over year annual growth targets of (-5.8)% at the 50% payout level, (-1.7)% at the 100% payout level, 4.4% at the 200% payout level, and 8.5% at the 300% payout level.

No payout is made if the threshold performance level is not achieved. Targets at the 300% level with respect to the annual bonus reflect sustained performance over the year that is considered to provide stretch targets. For performance levels between 50% and 300% presented in the table below, straight line interpolation was used to arrive at the payout level:

	Payout (% Target)
	50%	100%	200%	300%(1)
Q1 Revenue (in millions)	$5,438.1	$5,674.5	$6,029.2	$6,653.6
Q1 Adjusted OP (in millions)	$176.1	$185.0	$200.6	$212.9
Q1 ROIC	20%	21%	22%	23%
Q1 Adjusted EPS	$0.24	$0.26	$0.28	$0.30

Q2 Revenue (in millions)	$5,733.9	$5,983.2	$6,357.1	$6,506.4
Q2 Adjusted OP (in millions)	$192.2	$202.0	$219.0	$232.4
Q2 ROIC	20%	21%	22%	23%
Q2 Adjusted EPS	$0.27	$0.29	$0.32	$0.34

Q3 Revenue (in millions)	$6,006.4	$6,267.5	$6,659.3	$6,765.4
Q3 Adjusted OP (in millions)	$218.5	$229.6	$248.9	$264.1
Q3 ROIC	20%	21%	22%	23%
Q3 Adjusted EPS	$0.34	$0.34	$0.37	$0.39

Q4 Revenue (in millions)	$5,821.6	$6,074.7	$6,454.4	$6,574.5
Q4 Adjusted OP (in millions)	$203.2	$213.5	$231.5	$245.6
Q4 ROIC	20%	21%	22%	23%

Payout (% Target)	50%	100%	200%	300%
Q4 Adjusted EPS	$0.29	$0.31	$0.33	$0.37
FY’17 Revenue (in millions)	$23,000.0	$24,000.0	$25,500.0	$26,500.0
FY’17 Adjusted OP (in millions)	$790.0	$830.0	$900.0	$955.0
FY’17 ROIC	20%	21%	22%	23%
FY’17 Adjusted EPS	$1.14	$1.20	$1.30	$1.40

(1)        The values shown at the 300% level in the above table on a quarterly basis are for illustrative purposes only; the 300% level only applies to the annual component. The actual quarterly component only scales from 0% to 200%.

The following table sets forth the actual quarterly and annual performance and the payout levels (as a percentage of the target award for the quarterly and annual periods) and payout amounts (as a percentage of base salary for the quarterly and annual periods) for Messrs. McNamara and Collier.

Period	Revenue (in millions)	Payout Level %	Adjusted OP (in millions)	Payout Level %	ROIC	Payout Level %	Adjusted EPS	Payout Level %	Total Payout Level %	CEO Actual Payout % (as a % of Base Salary)	CFO Actual Payout % (as a % of Base Salary)
Q1	$5,877	157.0%	$190	133.4%	21.6%	160.0%	$0.27	150.0%	150.1%	300.2%	165.1%
Q2	$6,009	106.8%	$197	74.2%	20.5%	74.0%	$0.28	75.0%	50.0%	100.0%	55.0%
Q3	$6,115	70.8%	$223	70.8%	20.0%	51.0%	$0.34	100.0%	73.1%	146.3%	80.5%
Q4	$5,863	58.1%	$205	58.8%	20.0%	52.0%	$0.29	50.0%	54.8%	109.7%	60.3%
FY’17 Annual Component	$23,863	93.1%	$815	81.6%	20.0%	52.0%	$1.17	75.0%	75.6%	151.1%	83.1%
FY’17 Total Payout	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	78.8%	157.6%	86.7%

Consistent with the Company’s pay for performance approach, the Company recognized the performance against its operating plan in fiscal year 2017 and consequently the short-term incentive compensation total payout levels of our executives decreased this year over the prior year.

Payout levels (as a percentage of target) were in line with operational performance at 150.1% for the first quarter, 50.0% for the second quarter, 73.1% for the third quarter and 54.8% for the fourth quarter. For the annual component, the payout level (as a percentage of target) was 75.6%. The total annual bonus payout was 78.8% as a percentage of target, which represents 157.6% for Mr. McNamara and 86.7% for Mr. Collier as a percentage of base salary. Comparatively, in fiscal year 2016, incentive award payouts as a percentage of target were 81.3% of target for Messrs. McNamara and Collier.

Incentive Awards for NEOs other than the CEO and CFO

Mr. Barbier was eligible for a bonus award based on achievement of the quarterly and annual Company performance metrics, with the same weightings as Messrs. McNamara and Collier. Mr. Barbier’s annual target bonus was 110% of base salary and resulted in total target cash approximately between the 50th and 60th percentiles of our peer group.

Mr. Offer was eligible for a bonus award based on achievement of the quarterly and annual Company performance metrics, with the same weightings as Messrs. McNamara and Collier. The annual target bonus was 80% of base salary and resulted in total target cash between the 25th and 50th percentiles of our peer group. Mr. Offer joined Flex on September 6, 2016 and was eligible a pro-rated bonus payment for the second quarter, as well as bonus payments for the third and fourth quarters, and an annual bonus payout.

Mr. Humphries was eligible for a bonus based on achievement of the quarterly and annual Company performance metrics (i.e., the performance measures that applied to Messrs. McNamara and Collier), as well as the business unit performance metrics of revenue, adjusted operating profit, profit after interest percentage and new business wins for our High Reliability Solutions business group. Mr. Humphries’ annual target bonus was 110% of base salary and resulted in total target cash between the 60th and 75th percentiles of our peer group. Actual payout level opportunities ranged from 50% to 200% of target with respect to quarterly metrics and 50% to 300% of target for annual metrics. The weightings of the performance metrics for Mr. Humphries were 20% for the Company performance metrics and 80% for the business unit metrics. Certain business unit metrics were calculated on an adjusted non-GAAP basis consistent with the Company performance metrics. We treat the business unit performance measures as confidential. We set these measures at levels designed to motivate Mr. Humphries to achieve operating results at his business unit in alignment with our business strategy with payout opportunities at levels of difficulty consistent with our Company performance metrics.

The following table sets forth the actual quarterly, annual and total payout levels, both as a percentage of target and of eligible base salary, for Messrs. Barbier and Humphries:

	F. Barbier	F. Barbier	P. Humphries	P. Humphries	S. Offer	S. Offer
		Actual		Actual		Actual
		Payout %	Payout	Payout %	Payout	Payout %
	Payout	(as a % of	(% of	(as a % of	(% of	(as a % of
Period	(% Target)	Base Salary)	Target)	Base Salary)	Target)	Base Salary)
Q1	150.1%	165.1%	178.4%	196.3%	0.0%	0.0%
Q2	50.0%	55.0%	138.7%	152.6%	13.6%	10.9%
Q3	73.1%	80.5%	114.6%	126.1%	73.1%	58.5%
Q4	54.8%	60.3%	98.4%	108.2%	54.8%	43.9%
FY’17 Annual Component	75.6%	83.1%	156.9%	172.6%	75.6%	60.4%
FY’17 Total Payout	78.8%	86.7%	144.7%	159.2%	55.5%	44.4%

Bonuses under our annual incentive bonus plan are based upon the achievement of Company and business unit (in the cases of business unit executives) performance goals. Based on fiscal year 2017 operating performance, bonus payouts were at 55.5% of target for Mr. Offer, 78.8% of target for Mr. Barbier, and 144.7% of target for Mr. Humphries. Comparatively, in fiscal year 2016, bonus payouts as a percentage of target were 81.3% of target for Mr. Barbier, and 121.1% of target for Mr. Humphries.

The Compensation Committee believes that bonuses awarded under our incentive bonus plan appropriately reflected the achievement in the Company’s performance targets and appropriately rewarded the performance of the named executive officers.

Long-Term Share- and Cash-Based Incentive Compensation

Restricted Share Unit Awards

The Compensation Committee grants share- and cash-based long-term incentives to its senior executives as an incentive to maximize the Company’s long-term performance and shareholder value creation. These long-term incentives are designed to align the interests of the named executive officers with those of our shareholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner, with a direct stake in the business. These awards are also intended to promote executive retention, as unvested long-term share and cash incentives are generally forfeited if the executive voluntarily leaves the Company. Restricted share unit awards are structured as either performance-based awards, which vest only if pre-established performance measures are achieved, or service-based awards, which vest if the executive remains employed through the vesting period. Before the restricted share unit award vests, the executive has no ownership rights in our ordinary shares. The payouts are made in shares, so the value of the award goes up or down based on share price performance from the beginning of the grant, further aligning the interests of the executive with long-term shareholder value creation.

Free Cash Flow Long-Term Incentive Plan

In fiscal year 2017, the Compensation Committee determined that long-term incentive awards for executives and other senior officers generally would be allocated 50% to service-based restricted share unit awards, 25% to PSU awards that are earned based upon relative TSR performance versus the S&P 500, and 25% to a long-term incentive plan that measures Flex’s cumulative free cash flow (FCF LTIP) over a three-year period from fiscal year 2017 to fiscal year 2019. The actual grant value mix may deviate somewhat from this due to fluctuations in the Monte Carlo valuations for the TSR-based performance shares. For the FCF LTIP, the awards are payable in shares for the CEO, so 50% of his long-term compensation is in the form of performance-based equity grants. For the other NEOs, the FCF LTIP is payable in cash. The Compensation Committee believes that this allocation promotes retention, serves to link long-term compensation to the Company’s long-term performance and limits the dilutive effect of equity awards. In addition, the Committee believes that the balance of two different metrics in its long-term incentive plan, coupled with four different metrics within the annual incentive plan provides a beneficial balance of a focus on multiple metrics which contribute to shareholder value creation, and over different time periods. Key features of our long-term incentive awards are as follows:

•                  Performance-Based RSUs (PSUs):  The awards granted in fiscal year 2017 are earned based upon Flex’s percentile rank of TSR over a 3-year period against the S&P 500 constituents. The Compensation Committee believes that the relative total shareholder return metric used in the performance based awards is a widely accepted investor benchmark that appropriately aligns compensation with performance. The Committee’s expectation is also that if Flex demonstrates strong performance in the four metrics measured in the short-term incentive plan plus the FCF metric in the long-term plan, then TSR results should also be strong (and vice versa). The number of shares earned is dependent on the percentile rank achieved based on the table below:

S&P 500 TSR Percentile Rank	Shares Earned
>75th Percentile	200% of target
50th – 75th Percentile	Interpolate
50th Percentile	100% of target
30th – 50th Percentile	Interpolate
30th Percentile	25% of target
<30th Percentile	0% of target

•                  Free Cash Flow LTIP:  The 2017 grants are earned based on Flex’s performance against pre-established cumulative Free Cash Flow goals over the period from fiscal year 2017 through fiscal year 2019. The Compensation Committee believes the three-year Free Cash Flow target is an important liquidity metric because it measures the amount of cash generated that is available to repay debt obligations, make investments, fund acquisitions, repurchase Company shares and to use for certain other activities. The Compensation Committee will assess goal achievement for the 2017 grant cycle and approve awards for the NEOs at the end of the performance cycle following the close of fiscal year 2019. Awards will be measured on a straight line sliding scale as follows:

% of Goal Achieved	<79%	79%	100%	152% and above
% of Target Paid	0%	50%	100%	200%

•                  Service-Vested RSUs:  Awards granted in fiscal year 2017 vest in four installments of 25% on each yearly anniversary of the grant date.

The performance-based awards provide that in the event of retirement, a pro-rata number of vested shares shall be issued upon the vesting of the performance-based award pursuant to the performance criteria, with the number of shares that vest determined by multiplying the full number of shares subject to the award by a fraction equal to (x) the number of complete months of continuous service as an employee from the grant date of the award to the date of retirement, divided by (y) the number of months from the grant date to the vesting/release date; provided, further, that if within twelve months of retirement, the executive officer violates the terms of a non-disclosure agreement with, or other confidentiality obligation owed to, the Company or any subsidiary or affiliate, then the award and all of the Company’s obligations and the executive officer’s rights under the award terminate. For purposes of the awards, “Retirement” means the executive officer’s voluntary termination of service after the executive officer has attained age sixty (60) and completed at least ten (10) years of service as an employee of the Company or any subsidiary or affiliate. At the current time, Messrs. McNamara and Humphries are the only NEOs that satisfy the retirement criteria.

The size of the total long-term incentive award to each executive officer generally is set at a level that is intended to create a meaningful opportunity for share ownership based upon the individual’s current position with the Company, but the Compensation Committee and Board also take into account (i) the individual’s potential for future responsibility and promotion over the term of the award, (ii) the individual’s performance in recent periods, and (iii) the number of restricted share unit awards and options held by the individual at the time of grant. In addition, the Compensation Committee and Board consider competitive equity award data, and determine award size consistent with the Compensation Committee’s and our Board’s objective of setting long-term incentive compensation at a competitive level in relation to our peer companies, subject to individual variances. The Compensation Committee and Board also consider annual share usage and overall shareholder dilution when determining the size of equity awards.

Elementum Profits Interests Units

We own substantially all of the equity in Elementum Holding Ltd (“Holdco”), which in turn is a significant shareholder of Elementum SCM (Cayman) Ltd (“Elementum”), along with other investors not affiliated with us. Elementum is a privately-held software development company founded in 2012 by Flex and some of our former employees to address the enormous challenges facing global supply chains. Elementum develops SaaS-based supply chain management, or SCM, solutions to help companies deal with supply chain complexities through tools designed to control business processes, execute value chain transactions, and manage supplier relationships. Elementum is a separate organization from Flex with approximately 150 employees, though we currently indirectly hold a majority ownership interest. Flex’s CEO, Mike McNamara, is the Chairman of the Board of Elementum, and he and Christopher Collier, Flex’s Chief Financial Officer, and François Barbier, Flex’s President, Global Operations and Components provide active contributions to Elementum. Prior to 2015, Messrs. McNamara, Collier and Barbier had not received any direct financial interest in Elementum or Holdco in connection with their service to Elementum and Holdco. At its founding, we reserved 3.8% of Flex’s interest in Holdco as “profits interests,” which are rights to receive a specified percentage of the appreciation that Flex realizes from its holdings in Holdco.

We believe that our investment in Elementum represents a significant value creation opportunity for shareholders. Profits interests unit grants are intended to provide incentives for Flex recipients to drive Elementum’s success. Because the growth and success of Elementum could have positive implications for Flex as a whole, we believe that it is important to leverage the experience and expertise of our own officers to support Elementum’s success. We also believe that our overall compensation plans provide a strong incentive to maximize overall Flex results across the breadth of our business lines and geographies. In recognition of ongoing contributions to Elementum’s business, on March 23, 2017, Mr. McNamara received an additional grant of 0.78% profits interests in Holdco at a grant date value of $213,720, and Mr. Barbier received an award of 0.10% of Holdco at a grant date value of $27,400. Each award will vest 25% at the end of each year for four years, with the value only recognized upon an Elementum liquidity event. The Elementum profits interests grants made on March 23, 2017 were discretionary grants and the value of these grants will be deducted from the Flex equity grant that would otherwise have been issued to the recipient for the next fiscal year. The primary purpose of the profits interests grants in Holdco is to provide the executives with a highly-focused compensation tool that is directly aligned with the goal of creating value within Elementum, and therefore, we believe, for Flex shareholders overall. Various features of the incentive program are structured to provide alignment with Flex shareholders and have the appropriate governance controls, including:

•                  Recipients can only realize value from the profits interests if Flex also realizes value from our Elementum investment after the award of the profits interests.

•                  If the recipient leaves Flex, he or she will only be eligible to realize value from the vested portion of the grant.

•                  The awards are non-voting.

•                  The Flex Board’s Nominating and Corporate Governance Committee oversees a process to monitor and mitigate any potential conflicts of interest.

Grants During Fiscal Year 2017

The number of performance-based and service-based restricted share unit awards as well as, in the case of Mr. McNamara, the FCF LTIP awards granted to him in fiscal year 2017, and the grant-date fair value of the restricted share unit awards, are shown in the Grants of Plan-Based Awards in Fiscal Year 2017 table.

As part of the annual compensation review process, the Compensation Committee recommended and the Board approved the following performance-based and service-based restricted share unit awards to our named executive officers in fiscal year 2017. The figures represent the sum of the restricted share unit awards granted. The award is an intended 50-50 split between performance-based awards (at target) and service-based awards for Mr. McNamara, who received 366,615 time-vested RSUs and 366,615 performance-based RSUs. As noted below, the share-based awards for Messrs. Collier, Barbier and Humphries are split 33-67 between performance-based awards (at target) and service-based awards. Mr. Collier received 145,284 RSUs and a target FCF LTIP award of $620,850; Mr. Barbier received 140,727 RSUs and a target FCF LTIP award of $601,375, Mr. Humphries received 143,155 RSUs and a target FCF LTIP award of

$611,750. Mr. Offer received 230,000 RSUs as part of his agreement to join Flex, where the award was largely intended to cover the value of equity holdings forfeited from his prior employer.

Long Term Incentive Awards

	Performance-Based
Executive Officer	TSR-Based PSUs (Shares)	FCF-Based PSUs (Shares)	FCF Cash LTIP (Target Value)	Elementum (Grant Date Value)	Time-Based RSUs (Shares)
Michael M. McNamara	183,307	183,308	$—	$213,720	366,615
Christopher Collier	48,428	—	$620,850	$—	96,856
Francois P. Barbier	46,909	—	$601,375	$27,400	93,818
Paul Humphries	47,718	—	$611,750	$—	95,437
Scott Offer	—	—	$—	$—	230,000	(1)

(1) Mr. Offer’s RSU grant was intended to compensate for the value of equity value forfeited at his prior employer.

Taking these programs into account, Mr. McNamara’s intended total target direct compensation for fiscal year 2017 was set at approximately the 60th percentile of our peer companies, and the aggregate total target direct compensation for our remaining NEOs was set at approximately the 55th percentile of our peer companies. The actual disclosed value of the TSR-based equity awards in the Summary Compensation Table (SCT) deviated somewhat from the intended value due to fluctuations in the Monte Carlo valuations. In fiscal 2017, Flex’s strong stock price performance increased the overall disclosed value of awards relative to the intended grant date value (where such value is calculated as the target number of shares x the price at grant). The actual value to be earned will be dependent on Flex’ multi-year TSR performance versus the S&P 500.

	Reconciliation of Intended versus Disclosed Summary Compensation Table Value
	TSR-Based PSUs Grant Value		Total Long-term Incentives		Total Direct Compensation
Executive Officer	Intended	SCT Disclosed	Intended	SCT Disclosed	Intended	SCT Disclosed
Michael M. McNamara	$2,349,996	$3,220,704	$9,613,729	$10,484,437	$12,833,429	$13,704,137
Christopher Collier	$620,847	$850,880	$2,483,391	$2,713,424	$3,790,059	$4,020,092
Francois P. Barbier	$601,373	$824,191	$2,432,895	$2,655,713	$3,758,229	$3,981,047
Paul Humphries	$611,745	$838,405	$2,446,997	$2,673,657	$4,287,261	$4,513,921

Payouts of Prior Performance Award Grants

During fiscal year 2017, the performance share unit awards completed the applicable performance cycle and were eligible for payouts. The fiscal year 2014 PSU grant measured our TSR versus the S&P 500 (60% of the target shares) and the percentile ranking of our performance versus the Extended EMS Group (40% of the target shares). Based on the following for the period between the grant date in May 2013 and the performance period end in May 2016, the fiscal year 2014 PSU award was paid out at 193% of target:

•                  Our TSR performance of 67% as compared to the S&P 500

•                  Our TSR percentile at the 71st percentile ranking versus the Extended EMS Group

Additionally, Flex’s FCF performance share unit cycle paid at 94.6%, reflecting Flex’s more aggressive operating targets.

Responsible Share Granting Approach

Flex is committed to maintaining a responsible share burn rate. From our direct conversations with shareholders, we know that this is a critical factor for them and has a direct impact on the value creation that they can participate in. From a talent perspective, Flex is a technology-driven firm that needs employees that can meet the complex and rapidly evolving demands of its customers. As such, Flex needs to provide equity awards that are competitive in the market for talent that is capable of delivering innovative technology solutions with world class manufacturing and supply chain expertise. In order to ensure responsible equity usage, we:

•      Target a broad-based equity strategy that generally aligns with the median of market.

•      Conduct regular market analyses, including a detailed all-employee analysis for fiscal year 2017 grant strategy, to ensure alignment with market participation and award opportunity values.

•      Use an equity grant strategy that ensures that awards are focused on high performers and those that make a meaningful impact on Flex’s business results.

•      Provide equity grants only in geographies and at employee levels in which it is a common market practice.

•      Include direct performance metrics on more senior level participants, and provide longer-term shareholder alignment for all equity participants with multi-year vesting schedules on restricted stock unit grants.

•      Analyze overall equity spend levels relative to peers and the broader market to ensure that total Company grant levels are appropriate from a market perspective.

Through these mechanisms, we continually balance the need to provide competitive equity awards with a strong commitment to limit dilution to shareholders. During fiscal year 2017, we granted non-adjusted shares of 1.2% of our average common shares outstanding. When considering this grant rate from an option equivalent perspective, based on the Company’s fungible share ratio of 1.71:1, Flex granted 2.1% of shares outstanding. This represents a decrease of 0.15% of average common shares outstanding and 0.2% if looking at the fungible ratio adjusted shares relative to fiscal year 2016. Details of Flex’s grant history are outlined in more detail below:

	Service-Based Share Summary for Fiscal Year Ended March 31,
	2017		2016		2015
	Shares	Price	Shares	Price	Shares	Price
	Service-based		Service-based		Service-based
Unvested share bonus awards outstanding, beginning of fiscal year	13,167,776	$10.41	14,108,169	$8.74	16,456,620	$6.98
Granted	5,666,020	12.92	6,495,706	11.89	5,989,442	11.26
Vested	(5,097,196)	9.45	(6,522,628)	7.99	(6,594,344)	6.91
Forfeited	(913,657)	11.00	(913,471)	9.42	(1,743,549)	7.61
Unvested share bonus awards outstanding, end of fiscal year	12,822,943	$11.84	13,167,776	$10.41	14,108,169	$8.74

	Performance-Based Share Summary for Fiscal Year Ended March 31,
	2017		2016		2015
	Shares	Price	Shares	Price	Shares	Price
	Performance-based		Performance-based		Performance-based
Unvested share bonus awards outstanding, beginning of fiscal year	3,832,300	$11.99	4,885,083	$9.76	5,391,500	$8.33
Granted	912,346	16.60	1,124,016	13.97	973,683	14.81
Vested / Earned	(1,825,750)	9.39	(2,006,750)	7.77	(651,712)	7.60
Forfeited	(43,257)	15.38	(170,049)	11.01	(828,388)	7.84
Unvested share bonus awards outstanding, end of fiscal year	2,875,639	$15.05	3,832,300	$11.99	4,885,083	$9.77
Weighted-average ordinary shares outstanding	540,503,000		557,667,000		579,981,000
Gross Shares Granted	6,578,366		7,619,722		6,963,125
Gross Burn Rate	1.22%		1.37%		1.20%
Fungible Ratio	1.71		1.71		1.71
Fungible Option Equivalents Granted	11,249,006		13,029,725		11,906,944
Fungible Option Equivalent Burn Rate	2.08%		2.34%		2.05%

The “Gross Shares Granted” noted above reflect the number of awards intended to be granted as long-term incentives to be earned over future service and performance periods. Our discussions with shareholders also indicate that some may include the impact of shares released from actual awards earned from prior performance share grants. If this perspective is to be considered, our point of view is that it is also relevant to consider the impact of shares that have been forfeited over time in order to provide a more complete view of overall shareholder dilution rates (e.g., shares granted plus/minus actual performance awards earned minus equity awards forfeited). The table below has been furnished to provide a more complete view of net shares granted/earned in recent years.

	Service-Based Share Summary for Fiscal Year Ended March 31,
	2017		2016		2015
	Shares	Price	Shares	Price	Shares	Price
	Service-based		Service-based		Service-based
Granted	5,666,020	$12.92	6,495,706	$11.89	5,989,442	$11.26
Forfeited	(913,657)	11.00	(913,471)	9.42	(1,743,549)	7.61
Net Change in Service-Based Shares	4,752,363	$11.84	5,582,235	$10.41	4,245,893	$8.74

	Performance-Based Share Summary for Fiscal Year Ended March 31,
	2017		2016		2015
	Shares	Price	Shares	Price	Shares	Price
	Performance-based		Performance-based		Performance-based
Actual Vested / Earned Performance Based Awards	1,825,750	$9.39	2,006,750	$7.77	651,712	$7.60

	Net Service- and Performance-Based Share Burn Summary for Fiscal Year Ended March 31,
	2017		2016		2015
	Shares	Price	Shares	Price	Shares	Price
	Service-based		Service-based		Service-based
Total Net Shares Granted or Released	6,578,113		7,588,985		4,897,605
Weighted-average ordinary shares outstanding	540,503,000		557,667,000		579,981,000
Total Net Shares Granted or Released Burn Rate	1.22%		1.36%		0.84%
Fungible Ratio	1.71		1.71		1.71
Net Fungible Option Equivalents Granted or Released	11,248,573		12,977,164		8,374,905
Net Fungible Option Equivalent Burn Rate	2.08%		2.33%		1.44%

We believe that the equity grant philosophies and governance mechanisms in place allow us to balance the need to be competitive for overall talent while ensuring that shareholders experience a responsible level of dilution.

Administration of Equity Award Grants

Equity awards are not timed in relation to the release of material information. Our current policy provides that equity grants to non-executive new hires and follow on equity grants to non-executives are made on pre-determined dates five times a year.

Hedging and Pledging Policy

Under our insider trading policy, short-selling, trading in options or other derivatives on our shares or engaging in hedging transactions are prohibited. Our insider trading policy also prohibits using our shares as collateral for margin accounts.

Long-Term Deferred Compensation Awards

Each of the NEOs participates in a deferred compensation plan or arrangement. These plans and arrangements are intended to promote retention by providing a long-term savings opportunity on a tax-efficient basis. The Compensation Committee’s general policy is to target long-term incentive compensation (which is deemed to include share-and cash-based compensation and target annual performance-based contributions to the deferred compensation plan, discussed below) at between the 60th and 65th percentiles of our peer companies, subject to individual variances. Our competitive positioning for long-term incentive compensation is determined in the context of historical performance and our overall compensation programs, including prior incentive awards. For fiscal year 2017, Mr. McNamara’s long-term incentive award was targeted at approximately the 60th percentile of our peer companies, and the other named executive officers’ long-term incentive awards generally were targeted to be within a range around the 60th percentile of our peer companies as well.

Under the Company’s 2010 Deferred Compensation Plan, which replaced both the prior long-term cash incentive awards program and our Senior Executive and Senior Management Deferred Compensation Plans, the Company in its discretion may make annual contributions in targeted amounts of up to an aggregate of 37.5% of each participant’s base salary (subject to offsets for non-U.S. executives’ pension and other benefits) to a non-qualified deferred compensation account, subject to approval by the Compensation Committee. The contributions are funded 50% based on a percent of base salary and 50% based on performance, using the same performance measures used under the incentive bonus plan. For performance below the threshold payout level under the incentive bonus plan, there will be no performance-based contribution; for performance between the threshold and target payout levels, the Compensation Committee may award a contribution ranging from 50% to 100% of the target performance-based contribution; and for performance above the target payout level, the Compensation Committee may award a contribution of up to 150% for the performance-based portion of the award. Initial contributions and any annual contributions, together with earnings, will cliff vest after four years provided that the participant remains employed by the Company. For purposes of benchmarking compensation, the Compensation Committee treats target cash awards as long-term incentive compensation. Deferred balances under the plan are deemed to be invested in hypothetical investments selected by the participant or the participant’s investment manager. Participants may elect to receive their vested compensation balances upon termination of employment either through a lump sum payment or in installments over a period of up to ten years. Participants also may elect in-service distributions through a lump sum payment or in installments over a period of up to five years. The deferred account balances are unfunded and unsecured obligations of the Company, receive no preferential standing, and are subject to the same risks as any of the Company’s other general obligations. We do not pay or guarantee above-market returns. The appreciation, if any, in the account balances of plan participants is due solely to the performance of the underlying investments selected by participants.

In addition, initial Company contributions under the 2010 Deferred Compensation Plan for new senior executive participants who did not participate in the prior plans are 50% of base salary and are not tied to Company performance. Thereafter, Company contributions are limited to 37.5%, as described above, of each participant’s base salary (subject to offsets for non-U.S. executives’ pension and other benefits).

For fiscal year 2017, Messrs. Collier, Humphries and McNamara each received deferred cash awards with a value that averaged about 26.4% of their 2016 respective base salaries and Mr. Barbier and Mr. Offer received no deferred cash award.

Voluntary Contributions

Under the 2010 Deferred Compensation Plan, participating officers may defer up to 70% of their base salary and bonus, net of certain statutory and benefit deductions.

Additional Company Contributions

The Company may make a discretionary matching contribution in connection with voluntary deferrals to reflect limitations on our matching contributions under our 401(k) plan.

Additional Information

For additional information about (i) executive contributions to the NEOs’ deferral accounts, (ii) Company contributions to the deferral accounts, (iii) earnings on the deferral accounts, (iv) withdrawals under the deferral accounts, and (v) deferral account balances as of the end of fiscal year 2017, see the section entitled “Executive Compensation—Nonqualified Deferred Compensation in Fiscal Year 2017.”

Benefits

Executive Perquisites

Perquisites represent a small part of the overall compensation program for the named executive officers. In fiscal year 2017, we paid the premiums on long-term disability insurance for our named executive officers. We also reimbursed Mr. Barbier for costs associated with his international assignment, which are discussed below. In addition, we reimbursed Mr. Barbier for FICA and Medicare taxes due upon the partial vesting of his deferred bonuses during fiscal year 2017. These and certain other benefits are quantified under the “All Other Compensation” column in the Summary Compensation Table.

As discussed above, we have replaced our prior deferred compensation plans with our 2010 Deferred Compensation Plan. Under the prior plans, vested amounts were not paid until termination, while the new plan provides for distribution options, including in-service distributions. For amounts vesting under the prior plans, we will continue to reimburse the executives for FICA taxes since the executives will continue to be unable to access vested funds prior to retirement; however, the executives will continue to be responsible for the tax liability associated with the reimbursement. For amounts vesting under the new plan, the executives will be responsible for FICA taxes and the Company will not reimburse the executives for any taxes due upon vesting.

While Company aircraft are generally used for Company business only, our Chief Executive Officer and Chief Financial Officer and their spouses and guests may be permitted to use Company aircraft for personal travel, provided that Company aircraft are not needed for business purposes at such time. We calculate the incremental cost to the Company for use of the Company aircraft by using an hourly rate for each flight hour. The hourly rate is based on the variable operational costs of each flight, including but not necessarily limited to the following: fuel, maintenance, flight crew travel expense, catering, communications, and fees which include flight planning, ground handling and landing permits. On August 30, 2012, the Compensation Committee eliminated the gross-up that was previously provided under this policy. These benefits are quantified under the “All Other Compensation” column in the Summary Compensation Table.

Relocation Assignments

In connection with Mr. Barbier’s relocation assignment to the Company’s San Jose facility, originally effective August 30, 2010 and amended to provide a continuation of certain benefits as of July 1, 2016, we agreed to reimburse Mr. Barbier for certain relocation expenses incurred by Mr. Barbier, including a housing allowance of $6,600 per month and an auto allowance of up to $1,200 per month until June 30, 2019. These benefits are quantified under the “All Other Compensation” column in the Summary Compensation Table. For Mr. Barbier, the amount includes reimbursement of $237,186 for the incremental taxes due as a result of his relocation to the Company’s San Jose facility.

401(k) Plan; French Defined Contribution Pension Plan

Under our 401(k) Plan, all of our employees are eligible to receive matching contributions. Effective fiscal year 2011, we also instituted a new annual discretionary matching contribution. The amount of any discretionary annual contribution will be based on Company performance and other economic factors as determined at the end of the fiscal year. For fiscal year 2017, we elected not to make a discretionary contribution. We do not provide an excess 401(k) plan for our executive officers.

Mr. Barbier participates in defined contribution pension schemes mandated under French law. For fiscal year 2017, the Company made required contributions aggregating approximately $72,403.

Other Benefits

Executive officers are eligible to participate in all of the Company’s employee benefit plans, such as medical, dental, vision, group life, disability, and accidental death and dismemberment insurance, in each case on the same basis as other employees, subject to applicable law.

Termination and Change of Control Arrangements

The named executive officers are entitled to certain termination and change of control benefits under their deferred compensation plans and under certain of their equity awards. These benefits are described and quantified under the section entitled “Executive Compensation—Potential Payments Upon Termination or Change of Control.” The Compensation Committee had determined that a single trigger for acceleration of the executives’ deferred compensation accounts was appropriate under the Senior Executive Deferred Compensation Plan and the Senior Management Deferred Compensation Plan in order to provide certainty of vesting for benefits that represent the executives’ primary source of retirement benefits. No NEOs have unvested awards under the Senior Executive Deferred Compensation Plan or the Senior Management Deferred Compensation Plan.

Under our 2010 Deferred Compensation Plan, vesting of initial and annual awards will accelerate in cases of a change in control only if employment is terminated without cause or by the executive for good reason within two years of the change in control, i.e., “double trigger” accelerated vesting. Under the terms of certain of our equity incentive plans and the form of restricted share unit award agreement used for certain of our grants of restricted share unit awards to our employees (including our executives), in the event of a change of control, each outstanding stock option and each unvested restricted share unit award with such a provision will automatically accelerate, unless and to the extent such award is either to be assumed or replaced. Under the terms of certain of our equity plans, the Compensation Committee has the discretion to provide that certain awards may automatically accelerate upon an involuntary termination of service within a designated time period following a change of control, even if such awards are assumed or replaced. The Compensation Committee believes that these provisions provide our Board with appropriate flexibility to address the treatment of options and restricted share unit awards in a merger or similar transaction that is approved by our Board, while providing appropriate protections to our executives and other employees in transactions which are not approved by our Board.

Executive Share Ownership Guidelines

In fiscal year 2011, to more closely align the interests of our management with those of our shareholders, our Board of Directors, upon the recommendation of the Compensation Committee, adopted share ownership guidelines for all of our executive officers and direct reports of the chief executive officer. The ownership guidelines provide for our executive officers to own a minimum number of our ordinary shares, which (i) for our CEO, is the number of shares having a value equal to at least four times his annual base salary though Mr. McNamara currently holds nearly 20 times his annual base salary, (ii) for our CFO, is the number of shares having a value equal to at least two and one-half times his annual base salary and (iii) for all of our other executive officers and CEO direct reports, is the number of shares having a value equal to at least one and one-half times his or her annual base salary. All ordinary shares and vested restricted share units held by our executives, as well as the value of fully-vested stock options (net of the value of taxes), count toward these goals. The guidelines provide for our executives to reach these goals within five years of the date that the Board approved the guidelines or the date they joined the Company, whichever is later, and to hold such a minimum number of shares for as long as he or she remains an officer. The Company has determined that the named executive officers either are in compliance or are on target to be in compliance with the requirements under the guidelines by the applicable deadline.

Executive Incentive Compensation Recoupment Policy

In May 2010, the Compensation Committee recommended and our Board adopted an Executive Incentive Compensation Recoupment Policy. The policy covers our executive officers and direct reports of our chief executive officer, and applies to bonuses or awards under the Company’s short and long-term incentive bonus plans, awards under our equity incentive plans, and contributions under our deferred compensation plans where the contributions are based on the achievement of financial results. In the event of a material restatement of financial results where a covered officer engaged in fraud or misconduct that caused the need for the restatement, the Board will have discretion to recoup incentive compensation of any covered officer if and to the extent the amount of compensation which was paid or which vested would have been lower if the financial results had been properly reported. In the case of equity awards that vested based on the achievement of financial results that were subsequently reduced, the Board also may seek to recover gains from the sale or disposition of vested shares (including shares purchased upon the exercise of options that vested based on the achievement of financial results). In addition, the Board will have discretion to cancel outstanding equity awards where the financial results which were later restated were considered in granting such awards. The Board only may seek recoupment in cases where the restatement occurs within 36 months of the publication of the audited financial statements that are restated.

Part III — Additional Information

Compensation Risk Assessment

COMPENSATION RISK ASSESSMENT

With the assistance of Mercer, the Compensation Committee reviewed our compensation policies and practices during fiscal year 2017 and determined that our compensation programs do not encourage excessive or inappropriate risk-taking. The Compensation Committee believes that the design and mix of our compensation programs appropriately encourage our executive and senior officers to focus on the creation of long-term shareholder value. In its review, the Compensation Committee noted the following features:

•                The Company’s pay levels are generally aligned with market pay levels (i.e., not so low that management would pursue extreme risk to achieve significantly higher pay, nor too high to have excessive incentives to meet or exceed target payouts).

•                The Company’s compensation programs utilize best practices designed to mitigate risk, including, but not limited to:

a balanced mix of short-term cash and long-term equity pay;

an incentive programs fund based on a mix of performance metrics and over varying time frames (not just short-term revenue or net income);

a long-term incentive program that includes time and performance-vested awards, where the performance awards require favorable long-term shareholder results to deliver value;

incentive programs that have payout caps and reasonable leverage;

share ownership guidelines and anti-hedging/pledging policies that encourage long-term equity ownership;

our Committee having the ability to exercise discretion over goals; and

a Board-adopted, incentive compensation recoupment policy.

Part III—Additional Information

Executive Compensation

EXECUTIVE COMPENSATION

The following table sets forth the fiscal year 2015, 2016 and 2017 compensation for:

•                  Michael M. McNamara, our chief executive officer;

•                  Christopher Collier, our chief financial officer; and

•                  Francois P. Barbier, Paul Humphries and Scott Offer.

The executive officers included in the Summary Compensation Table are referred to in this proxy statement as our named executive officers or NEOs. A detailed description of the plans and programs under which our named executive officers received the following compensation can be found in the section entitled “Compensation Discussion and Analysis” of this proxy statement. Additional information about these plans and programs is included in the additional tables and discussions which follow the Summary Compensation Table.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Share Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Michael M. McNamara	2017	$1,250,000	$—	$10,484,437	$1,969,700	$1,045,591	$43,877	$14,793,605
Chief Executive Officer	2016	$1,250,000	$481,055	$9,432,393	$1,524,874	$—	$55,782	$12,525,799
	2015	$1,250,000	$528,965	$9,004,569	$3,179,160	$252,445	$89,901	$14,305,040

Christopher Collier	2017	$700,000	$—	$2,092,574	$1,228,901	$147,039	$44,683	$4,213,196
Chief Financial Officer	2016	$675,000	$126,690	$2,039,304	$603,850	$—	$46,115	$3,474,359
	2015	$650,000	$556,593	$2,284,397	$1,212,320	$38,559	$66,453	$4,808,322

Francois P. Barbier	2017	$710,000	$—	$2,054,338	$1,185,715	$46,979	$470,267	$4,467,298
President, Global Operations and Components	2016	$695,000	$64,242	$2,020,574	$621,742	$—	$350,526	$3,711,334
	2015	$675,000	$64,011	$2,094,046	$1,258,948	$—	$451,071	$4,543,076

Paul Humphries	2017	$710,000	$—	$2,061,907	$1,700,645	$128,118	$22,351	$4,623,021
President, High Reliability Solutions	2016	$695,000	$167,550	$1,979,824	$925,868	$—	$23,636	$3,791,878
	2015	$675,000	$163,949	$2,094,046	$1,560,686	$19,403	$22,901	$4,535,985

Scott Offer*	2017	$316,955	$625,000	$3,275,200	$244,077	$—	$6,193	$4,467,424
Executive Vice President and General Counsel	2016	$—	$—	$—	$—	$—	$—	$—
	2015	$—	$—	$—	$—	$—	$—	$—

*       Mr. Offer was appointed Executive Vice President and General Counsel effective September 6, 2016.

(1)   Each of the above mentioned named executive officers, except Mr. Barbier, contributed a portion of his fiscal year 2017 salary to his 401(k) savings plan account. All amounts contributed are included under this column.

(2)   For fiscal years 2016 and 2015, this column shows (except with respect to Mr. Offer) the unvested portion of deferred compensation accounts that vested during these respective fiscal years. No deferred compensation amounts vested during fiscal year 2017. For additional information about the Company’s deferred compensation arrangements, see the section entitled “Compensation Discussion and Analysis—Deferred Compensation” of this proxy statement and the discussion under the section entitled “Nonqualified Deferred Compensation in Fiscal Year 2017” of this proxy statement. For Mr. Offer, this amount is related to a sign on bonus upon commencement of employment with Flex.

(3)   Share awards consist of service-based, performance-based restricted share unit awards, and Elementum profits interests unit awards. The amounts in this column do not reflect compensation actually received by the named executive officers nor do they reflect the actual value that will be recognized by the named executive officers. Instead, the amounts reflect the grant date fair value for grants made by us in fiscal years 2015, 2016 and 2017, calculated in accordance with FASB ASC Topic 718. The performance-based restricted share unit awards included in this column are at the target number of shares as follows for fiscal year 2017: 366,615 performance-based restricted share unit awards, or $5,570,713 for Mr. McNamara; 48,428 performance-based restricted share unit awards, or $850,880 for Mr. Collier; 46,909 performance-based restricted share unit awards, or $824,191 for Mr. Barbier; and 47,718 performance-based restricted share unit awards, or $838,405 for Mr. Humphries. If the maximum payout is earned, the value of the performance-based restricted share unit awards would be 200% of those amounts as follows: $11,141,426 for Mr. McNamara; $1,701,760 for Mr. Collier; $1,648,382 for Mr. Barbier; and $1,676,810 for Mr. Humphries.

For additional information regarding the assumptions made in calculating the amounts reflected in this column, see Note 3 to our audited consolidated financial statements, “Share-Based Compensation,” included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2017.

(4)   The amounts in this column represent incentive cash bonuses earned in fiscal year 2017, including the following amounts paid out under the FCF LTIP: $622,233 for Mr. Collier; $570,381 for Mr. Barbier; and $570,381 for Mr. Humphries. For additional information, see the section entitled “Compensation Discussion and Analysis—Fiscal Year 2017 Executive Compensation—Incentive Bonus Plan” of this proxy statement.

(5)   The amount in this column for fiscal year 2017 represents the above-market earnings on the vested portions of the nonqualified deferred compensation accounts of Messrs. McNamara, Collier, Barbier and Humphries in fiscal year 2017. None of our NEOs participated in any defined benefit or actuarial pension plans in fiscal year 2017. Above-market earnings represent the difference between market interest rates determined pursuant to SEC rules and earnings credited to the vested portion of the named executive officers’ deferred compensation accounts. See the Nonqualified Deferred Compensation in Fiscal Year 2017 table of this proxy statement for additional information.

(6)   The following table provides a breakdown of compensation included in the “All Other Compensation” column for fiscal year 2017:

Name	Pension/ Savings Plan Company Match Expenses/ Social Security ($)(1)	Medical/ Enhanced Long-Term Disability ($)(2)	Personal Aircraft Usage ($)(3)	Relocation/ Expatriate Assignment Expenses ($)(4)	Tax Reimbursements ($)(5)	Total ($)
Michael M. McNamara	$10,600	$14,399	$18,878	$—	$—	$43,877
Christopher Collier	$10,850	$2,479	$31,354	$—	$—	$44,683
Francois P. Barbier	$72,403	$37,947	$—	$109,828	$250,089	$470,267
Paul Humphries	$10,750	$11,601	$—	$—	$—	$22,351
Scott Offer	$6,193	$—	$—	$—	$—	$6,193

(1)  The amounts in this column represent the Company’s regular employer matching contributions to the 401(k) saving plan accounts for Messrs. McNamara, Collier and Humphries. In the case of Mr. Barbier, it represents Company contributions to the mandatory social security programs under applicable French law. Amounts for Mr. Barbier have been converted into dollars from Euros based on the average exchange rate for the 2017 fiscal year.

(2)  The amounts in this column represent the Company’s contribution to the executive long-term disability program which provides additional benefits beyond the basic employee long-term disability program. An amount equal to $30,910 paid to Mr. Barbier was converted into dollars from Euros based on the average exchange rate for the 2017 fiscal year.

(3)  The amounts in this column represent the aggregate incremental costs resulting from the personal use of the company aircraft. Costs include a portion of ongoing maintenance and repairs, aircraft fuel, satellite communications and travel expenses for the flight crew. It excludes non-variable costs which would have been incurred regardless of whether there was any personal use of aircraft.

(4)  These amounts represent the costs associated with Mr. Barbier’s relocation to the Company’s San Jose facility for housing allowances of $78,000, vehicle allowances of $14,400, relocation fees of $1,000 and Home Leave Airfare of $16,428.

(5)  For Mr. Barbier, the amount includes reimbursement of $237,186 for the incremental taxes due as a result of his relocation to the Company’s San Jose facility and $12,903 for the payment of Basic Social Security (which such amount was converted into dollars from Euros based on the average exchange rate for the 2017 fiscal year). See the section entitled “Compensation Discussion and Analysis—Benefits—Executive Perquisites” of this proxy statement.

Grants of Plan-Based Awards in Fiscal Year 2017

The following table presents information about non-equity incentive plan awards and restricted share unit awards that we granted in our 2017 fiscal year to our named executive officers. We did not grant any stock options to our named executive officers during our 2017 fiscal year.

								All Other
								Share		Grant
								Awards:		Date
								Number of		Fair Value
		Estimated Future Payouts Under			Estimated Future Payouts Under			Shares of		Of
		Non-Equity Incentive Plan Awards (1)			Equity Incentive Plan Awards (2)			Stock or		Share
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units		Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)		($)(6)
Michael M. McNamara	6/14/2016				45,826	183,307	366,614			$3,220,704
	6/14/2016				91,654	183,308	366,616			$2,350,009
	6/14/2016							366,615	(3)	$4,700,004
	3/23/2017							780,000	(4)	$213,720
	—	$1,250,000	$2,500,000	$6,250,000

Christopher Collier	6/14/2016				12,107	48,428	96,856			$850,880
	6/14/2016							96,856	(3)	$1,241,694
	—	$385,000	$770,000	$1,925,000
	—	$310,425	$620,850	$1,241,700

Francois P. Barbier	6/14/2016				11,727	46,909	93,818			$824,191
	6/14/2016							93,818	(3)	$1,202,747
	3/23/2017							100,000	(4)	$27,400
	—	$390,500	$781,000	$1,952,500
	—	$300,688	$601,375	$1,202,750

Paul Humphries	6/14/2016				11,929	47,718	95,436			$838,405
	6/14/2016							95,437	(3)	$1,223,502
	—	$390,500	$781,000	$1,952,500
	—	$305,875	$611,750	$1,223,500

Scott Offer	11/30/2016							180,000	(5)	$2,563,200
	11/30/2016							50,000	(5)	$712,000
	—	$220,000	$440,000	$1,100,000
	—	$—	$—	$—

(1)

These amounts show the range of possible payouts under our cash incentive programs for fiscal year 2017. For Mr. McNamara, the amounts correspond to the range of possible payouts under the incentive bonus plan. The maximum payment represents 250% of the target payment. The threshold payment represents 50% of target payout levels. For Messrs. Collier, Barbier and Humphries, the amounts reflect the range of payouts possible under the incentive bonus plan and the Free Cash Flow LTIP awarded on April 1, 2016. The maximum payment represents 250% and 200% of the target payment for our incentive cash bonus program and FCF LTIP, respectively. The threshold payment represents 50% of target payout levels. For the annual incentive bonus plan, the amounts actually earned in fiscal year 2017 are reported as Non-Equity Incentive Plan Compensation in the Summary Compensation Table. For additional information, see the section entitled “Compensation Discussion and Analysis—Fiscal Year 2017 Executive Compensation—Incentive Bonus Plan” and “Compensation Discussion and Analysis—Fiscal Year 2017 Executive Compensation—Long-Term Share- and Cash-Based Incentive Compensation” of this proxy statement.

(2)

These columns show the range of estimated future vesting of performance-based restricted share unit awards granted in fiscal year 2017 under our 2010 Equity Incentive Plan. The restricted share unit awards cliff vest after three years, with vesting being based on percentile rank of the Company’s TSR in the constituents of the S&P 500 Index. The maximum payment for each executive officer represents 200% of the target payment. The threshold payment for each named executive officer represents 25% of target payout levels. In addition, under our FCF LTIP, Mr. McNamara was granted 183,308 performance-based restricted share unit awards which cliff vest after three years, with vesting based on the cumulative three-year increase of free cash flow from operations of the Company. The maximum payment for Mr. McNamara represents 200% of the target payment. The threshold payment for Mr. McNamara represents 50% of target payout levels. For additional information, see the section entitled “Compensation Discussion and Analysis—Fiscal Year 2017 Executive Compensation—Long-Term Share- and Cash-Based Incentive Compensation” of this proxy statement.

(3)

These amounts show the number of service-based restricted share units granted in fiscal year 2017 under our 2010 Equity Incentive Plan. For each named executive officer, the restricted share units vest in four annual installments at a rate of 25% per year, provided that the executive continues to remain employed on the vesting dates. For additional information, see the section entitled “Compensation Discussion and Analysis—Long-Term Share-and-Cash Based Incentive Compensation—Grants During Fiscal Year 2017” of this proxy statement.

(4)

These amounts show the number of profits interests shares of Elementum granted in fiscal year 2017 under the Elementum plan. For each of Messrs. McNamara and Barbier, the shares vest in four annual installments at a rate of 25% per year, provided that the executive continues to remain employed on the vesting dates, and the values are only recognized upon an Elementum liquidity event.

(5)

These amounts show the number of service-based restricted share units granted in fiscal year 2017 under our 2010 Equity Incentive Plan for Mr. Offer. For additional information, see the section entitled “Compensation Discussion and Analysis—Long-Term Share-and-Cash Based Incentive Compensation—Grants During Fiscal Year 2017” of this proxy statement. These amounts show the number of service-based restricted share units granted in fiscal year 2017 under our 2010 Equity Incentive Plan in connection with the hiring of Mr. Offer. With respect to each grant, 180,000 restricted share units vest in in four annual installments at a rate of 25% per year, and 50,000 restricted share units cliff vest three years after the date of grant, provided that Mr. Offer continues to remain employed on the vesting dates.

(6)

This column shows the grant date fair value of service-based and performance-based restricted share unit awards, at the target level, under FASB ASC Topic 718 granted to our named executive officers in fiscal year 2017. The grant date fair value is the amount that we will expense in our financial statements over the award’s vesting schedule. Expense will be reversed for awards that do not vest as a result of the named executive officers not meeting the requisite service requirement; however expense will not be reversed for awards that do not vest as a result of not achieving the performance requirement. For restricted share unit awards with service-based vesting, the grant date fair value is the closing price of our ordinary shares on the grant date. For restricted share unit awards where vesting is contingent on meeting a market condition, the grant date fair value was calculated using a Monte Carlo simulation. Additional information on the valuation assumptions is included in Note 3 of our audited consolidated financial statements, “Share-Based Compensation,” included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2017. These amounts reflect our accounting expense, and do not correspond to the actual compensation that will be received by the named executive officers.

Outstanding Equity Awards at 2017 Fiscal Year-End

The following table presents information about outstanding share awards (including Elementum profits interests) held by our named executive officers as of March 31, 2017. The table shows information about: (i) service-based restricted share units; (ii) performance-based restricted share units; and (iii) Elementum profits interests.

The market value of the share awards, other than Elementum profits interests, is based on the closing price of our ordinary shares as of March 31, 2017, which was $16.80. The market value of Elementum profits interests is based on a valuation of such interests at $0.274 per unit. For performance-based restricted share units, the number of unearned shares and the market values shown assume all performance criteria are met at the maximum payout level. For additional information on our equity incentive programs, see the section entitled “Compensation Discussion and Analysis—Long-Term Incentive Programs—Share-Based Compensation” of this proxy statement.

	Share Awards
	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	(#)		($)	(#)(1)		($)
Michael M. McNamara	2,182,832	(2)	$45,626,532	2,182,832	(3)	$36,671,578

Christopher Collier	336,904	(4)	$5,659,987	320,296	(5)	$5,380,973

Francois P. Barbier	555,968	(6)	$9,340,262	305,058	(7)	$5,124,974

Paul Humphries	345,922	(8)	$5,811,490	306,676	(9)	$5,152,157

Scott Offer	230,000	(10)	$3,864,000	—		$—

(1)            This column includes performance-based restricted share unit awards granted in fiscal years 2015, 2016 and 2017 under our 2010 Equity Incentive Plan based on a 200% payout. For grants made in fiscal year 2015, 2016 and 2017, 100% of the restricted share unit awards vest after three years, if the performance criteria are met. Vesting of the performance-based awards for 2015, 2016 and 2017 will depend on the Company’s total shareholder return versus total shareholder return of the constituents of the S&P 500.

(2)           112,500 shares vest on May 21, 2017; 182,649 shares vest at a rate of 91,324 shares per year for two years, with the first vesting date on June 26, 2017; 269,628 shares vest at a rate of 89,876 shares per year for three years, with the first vesting date on June 10, 2017; 1,004,473 Elementum profit interest shares vest at a rate of 334,824 shares per year for three years, with the first vesting date on October 15, 2017; 366,615 shares vest at a rate of 91,654 shares per year for four years, with the first vesting date on June 14, 2017; and 780,000 Elementum profit interest shares vest at a rate of 195,000 shares per year for four years, with the first vesting date on March 23, 2018.

(3)            730,594 shares vest on June 26, 2017 assuming a maximum payout of 200%; 719,008 shares vest on June 10, 2018 assuming a maximum payout of 200%; and 733,230 shares vest on June 14, 2019 assuming a maximum payout of 200%.

(4)            27,500 shares vest on May 21, 2017; 60,069 shares vest at a rate of 30,034 shares per year for two years, with the first vesting date on June 26, 2017; 77,479 shares vest at a rate of 25,826 shares per year for three years, with the first vesting date on June 10, 2017; 75,000 Elementum profit interest shares vest at a rate of 25,000 shares per year for three years, with the first vesting date on October 15, 2017; and 96,856 shares vest at a rate of 24,214 shares per year for four years, with the first vesting date on June 14, 2017.

(5)            120,136 shares vest on June 26, 2017 assuming a maximum payout of 200%; 103,304 shares vest on June 10, 2018 assuming a maximum payout of 200%; and 96,856 shares vest on June 14, 2019 assuming a maximum payout of 200%.

(6)            43,750 shares vest on May 21, 2017; 55,063 shares vest at a rate of 27,531 shares per year for two years, with the first vesting date on June 26, 2017; 75,837 shares vest at a rate of 25,279 shares per year for three years, with the first vesting date on June 10, 2017; 187,500 Elementum profit interest shares vest at a rate of 62,500 shares per year for three years with the first vesting date on October 15, 2017; 93,818 shares vest at a rate of 24,214 shares per year for four years, with the first vesting date on June 14, 2017 and 100,000 Elementum profit interest shares vest at a rate of 25,000 shares per year for four years, with the first vesting date on March 23, 2018.

(7)            110,126 shares vest on June 26, 2017 assuming a maximum payout of 200%; 101,114 shares vest on June 10, 2018 assuming a maximum payout of 200%; and 93,818 shares vest on June 14, 2019 assuming a maximum payout of 200%.

(8)            43,750 shares vest on May 21, 2017; 55,063 shares vest at a rate of 27,531 shares per year for two years, with the first vesting date on June 26, 2017; 75,837 shares vest at a rate of 25,279 shares per year for three years, with the first vesting date on June 10, 2017; 75,835 Elementum profit interest shares vest at a rate of 25,279 shares per year for three years with the first vesting date on October 15, 2017; and 95,437 shares vest at a rate of 23,859 shares per year for four years, with the first vesting date on June 14, 2017.

(9)            110,126 shares vest on June 26, 2017 assuming a maximum payout of 200%; 101,114 shares vest on June 10, 2018 assuming a maximum payout of 200%; and 95,436 shares vest on June 14, 2019 assuming a maximum payout of 200%.

(10)     180,000 shares vest at a rate of 45,000 shares per year for four years, with the first vesting date on November 30, 2017; and 50,000 shares vest on November 30, 2019.

(11)     18,750 shares vest on May 21, 2017; 12,514 shares vest  on June 26, 2017; and 13,430 shares vest  on June 10, 2017.

(12)     50,058 shares vest on June 26, 2017 assuming a maximum payout of 200%.

Option Exercises and Shares Vested in Fiscal Year 2017

The following table presents information for each of our named executive officers on (1) stock option exercises during fiscal year 2017, including the number of shares acquired upon exercise and the value realized and (2) the number of shares acquired upon the vesting of share awards in the form of restricted share units during fiscal year 2017 and the value realized, in each case before payment of any applicable withholding tax and broker commissions.

	Option Awards		Share Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Michael M. McNamara	—	$—	1,274,700	$15,814,018
Christopher Collier	—	$—	308,160	$3,821,771
Francois P. Barbier	—	$—	471,810	$5,856,121
Paul Humphries	303,489	$2,248,359	468,060	$5,810,258
Scott Offer	—	$—	—	$—

(1)       The amounts in this column reflect the aggregate dollar amount realized upon exercise of the options determined by the difference between the market price of the underlying shares at exercise and the exercise price of the options.

(2)       The amounts in this column reflect the aggregate dollar amount realized upon the vesting of restricted share unit awards determined by multiplying the number of ordinary shares underlying such awards by the market value of the underlying shares on the vesting date.

Pension Benefits in Fiscal Year 2017

Our named executive officers do not receive any compensation in the form of pension benefits.

Nonqualified Deferred Compensation in Fiscal Year 2017

Each of our named executive officers participates in our 2010 Deferred Compensation Plan, except for Mr. Barbier, who no longer participates in this plan. Our deferred compensation program is intended to promote retention by providing a long-term savings opportunity on a tax-efficient basis. Beginning in fiscal year 2011, we replaced our existing deferred compensation plans with the 2010 Deferred Compensation Plan. Under the 2010 plan, participating officers may defer up to 70% of their base salary and bonus, net of certain statutory and benefit deductions. The Company may make a discretionary matching contribution for these deferrals to reflect limitations on our matching contribution under our 401(k) plan. During fiscal year 2015, the Compensation Committee approved a change to the funding of the deferred compensation program whereby 50% of the funding would be paid as a percent of base salary and 50% would be performance-based. This aligns to the distribution of performance and time-based elements in our other long-term compensation programs. Under this plan, we may make annual contributions, in amounts up to 37.5% of each participant’s base salary (subject to offsets for non-U.S. executives’ pension and other benefits), which will cliff vest after four years. Amounts credited to the deferral accounts are deemed to be invested in hypothetical investments selected by a participant or an investment manager on behalf of each participant. Participants in the 2010 Deferred Compensation Plan may receive their vested deferred compensation balances upon termination of employment at such time as is specified in their deferral agreements, which may include a lump sum payment or installment payments made over a period of years. Participants also may elect in-service distributions through a lump sum payment or in installments over a period of up to five years.

Prior to fiscal year 2011, Mr. McNamara participated in our senior executive deferred compensation plan, which we refer to as the senior executive plan. Participants in the senior executive plan received long-term deferred bonuses, which were subject to vesting requirements. In addition, a participant was able to defer up to 80% of his salary and up to 100% of his cash bonuses. The deferred compensation was credited to a deferral account established under the senior executive plan for recordkeeping purposes. Amounts credited to the deferral accounts are deemed to be invested in hypothetical investments selected by an investment manager on behalf of each participant. Participants in the senior executive plan may receive their vested deferred compensation balances upon termination of employment either through a lump sum payment or in installments over a period of up to 10 years.

Prior to fiscal year 2011, Messrs. Barbier, Collier and Humphries participated in the Company’s senior management deferred compensation plan (referred to as the senior management plan). Under the senior management plan, participants received deferred discretionary contributions, which were subject to vesting requirements. Deferred balances under the senior management plan are deemed to be invested in hypothetical investments selected by the participant or the participant’s investment manager. Participants in the senior management plan will receive their vested deferred compensation balances upon termination of employment through a lump sum payment on the later of January 15th of the year following termination and six months following termination. In addition, any unvested portions of the deferral accounts will become 100% vested if the executive’s employment is terminated as a result of his or her death.

Under each of the deferred compensation plans, we entered into trust agreements providing for the establishment of irrevocable trusts into which we are required to deposit cash or other assets as specified in the applicable deferral agreement, equal to the aggregate amount required to be credited to the participant’s deferral account, less any applicable taxes to be withheld. The deferred account balances of the participants in deferred compensation plans are unfunded and unsecured obligations of the Company, receive no preferential standing, and are subject to the same risks as any of our other general obligations.

For a discussion of the contributions granted to each of the named executive officers and their vesting terms, including vesting upon the executive’s termination or a change in control of the Company, see the sections entitled “Compensation Discussion and Analysis—Long-Term Deferred Compensation Awards” of this proxy statement and “Executive Compensation—Potential Payments Upon Termination or Change of Control” below.

The following table presents information for fiscal year 2017 about: (i) contributions to the named executive officers’ deferred compensation plan accounts by the executive; (ii) contributions to the NEOs’ deferred compensation plan accounts by the Company; (iii) aggregate earnings (or losses) on the deferred compensation plan accounts; (iv) aggregate withdrawals and distributions from the deferred compensation plan accounts; and (v) the deferred compensation plan account balances as of the end of the fiscal year. For fiscal year 2017, Messrs. McNamara, Collier and Humphries each received deferred compensation awards that averaged approximately 26.4% of their 2016 respective base salaries.

Nonqualified Deferred Compensation Table

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings (Losses) in Last Fiscal Year ($)(3)	Aggregate Withdrawals / Distributions ($)(4)	Aggregate Balance at Fiscal Year-End ($)(5)
Michael M. McNamara	$—	$329,794	$1,696,247	$—	$18,452,742
Christopher Collier	$146,052	$178,089	$276,046	$—	$2,701,421
Francois P. Barbier (6)	$—	$—	$74,944	$—	$912,234
Paul Humphries	$29,583	$183,365	$245,887	$95,703	$2,362,688
Scott Offer	$—	$—	$—	$—	$—

(1)       Reflects the salary payments deferred by our named executive officers during the fiscal year. These amounts are included in the Summary Compensation Table under the “Salary” column.

(2)       These amounts represent contributions under the 2010 deferred compensation plan. These awards cliff vest after four years. None of these awards have vested under this plan as of March 31, 2017. These amounts, including any earnings or losses thereon, will be reported under the “Bonus” column of the Summary Compensation Table upon vesting in future years if the executive continues to be a named executive officer. For additional information on these contributions and their vesting terms, including vesting upon the executive’s termination or change in control of the Company, see the sections entitled “Compensation Discussion and Analysis — Long-Term Deferred Compensation Awards” of this proxy statement and “Executive Compensation — Potential Payments Upon Termination or Change of Control.”

(3)       Reflects earnings (or losses) for each named executive officer on both the vested and unvested portions of the executive’s deferred compensation account(s). The above-market portion of the earnings on the vested portion of the executive’s deferred compensation account(s) is included under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column in the Summary Compensation Table. Any earnings that vest in a given year are reported in the “Bonus” column in the Summary Compensation Table.

(4)       The amount in this column reflects distributions made to Mr. Humphries during the fiscal year 2017.

(5)       The amounts in this column have previously been reported in the Summary Compensation Table for this and prior fiscal years as follows: Michael M. McNamara—$18,452,742; Christopher Collier—$1,746,890; Francois P. Barbier—$1,040,409; and Paul Humphries—$1,015,232. The amounts in this column include the following unvested balances related to the respective 2010 deferred compensation plan account of the named executive officers: Michael M. McNamara—$1,749,859; Christopher Collier—$699,451; and Paul Humphries—$666,724.

(6)       Mr. Barbier no longer participates in the 2010 Deferred Compensation Plan; the information in the table reflects earnings on the account balance of this senior management plan account.

Potential Payments Upon Termination or Change in Control

As described in the section entitled “Compensation Discussion and Analysis” of this proxy statement, our named executive officers do not have employment or severance agreements with us. However, our named executive officers are entitled to certain termination and change in control benefits under each executive’s deferred compensation plan and under certain equity awards.

Acceleration of Vesting of Deferred Compensation

If the employment of any participant in the 2010 Deferred Compensation Plan is involuntarily terminated by the Company without cause or is terminated by the executive with good reason within two years following a change in control (as defined in the 2010 Deferred Compensation Plan), the entire unvested portion of the deferred compensation account of the named executive officer will vest.

Acceleration of Vesting of Equity Awards

The number of unvested equity awards held by each named executive officer as of March 31, 2017 is listed above in the Outstanding Equity Awards at 2017 Fiscal Year-End table. All unvested outstanding equity awards held by our named executive officers at the end of fiscal year 2017 were granted under the 2010 Plan and the Elementum plan, which provide certain benefits to plan participants in the event of the termination of such participant’s employment or a change in control of the Company. The terms of these benefits are described below.

Treatment of Certain Awards Upon Retirement

Subject to any waiver by the Compensation Committee, all unvested restricted share unit awards and unvested stock options held by a plan participant will be forfeited if the participant ceases to provide services to the Company for any reason. However, certain award agreements for performance-based restricted share unit awards granted under our 2010 Plan provide that if a plan participant ceases to provide services to the Company due to a retirement (meaning a voluntary termination of service after the participant has attained the age of sixty (60) years and completed at least ten (10) years of service as an employee of the Company), then the award will not terminate and a pro-rata number of shares subject to the award shall be issued to the participant upon the vesting of the award agreement pursuant to the original performance criteria. At the current time, Messrs. McNamara and Humphries are the only NEOs that satisfy the retirement criteria.

Acceleration of Vesting Upon a Change in Control

Our equity incentive plans are “double trigger” plans, meaning that unvested restricted share unit awards vest immediately only if (i) there is a change in control of the Company and (ii)(x) such awards are not converted, assumed or replaced by the successor or survivor corporation or (y) if provided by the Compensation Committee as described below, the service of the award recipient is involuntarily terminated within a designated period following the effective date of such change in control.

Under the terms of our 2010 Plan, unless otherwise provided in the applicable award agreement or other agreement between the Company and the participant, in the event of a change of control of the Company (as defined in the 2010 Plan) in which the participant’s awards are not converted, assumed, or replaced by a successor or survivor corporation, or a parent or subsidiary thereof, then all forfeiture restrictions on such awards will lapse immediately prior to the change of control and, following the consummation of such a change of control, all such awards will terminate and cease to be outstanding.

Where awards under the 2010 Plan are assumed or continued after a change in control, the Compensation Committee may provide that one or more awards will automatically accelerate upon an involuntary termination of service within a designated period (not to exceed eighteen (18) months) following the effective date of such change in control. If the Compensation Committee so determines, immediately upon an involuntary termination of service following a change of control all forfeiture restrictions on such award will lapse.

Among our named executive officers, 2,022,808 of Mr. McNamara’s unvested restricted share unit awards, 422,052 of Mr. Collier’s unvested restricted share unit awards, 420,997 of Mr. Barbier’s unvested restricted share unit awards, 423,425 of Mr. Humphries’ unvested restricted share unit awards, and 230,000 of Mr. Offer’s unvested restricted share unit awards include the change in control provision above.

Potential Payments Upon Termination or Change in Control

as of March 31, 2017

The following table and accompanying notes show the estimated payments and benefits that would have been provided to each named executive officer as a result of (i) the accelerated vesting of deferred compensation in the case of a change of control with a termination of employment and (ii) the accelerated vesting of unvested stock options and restricted share unit awards in the event of a change of control if such awards are not assumed by the successor company in connection with the change of control, or (iii) retirement.

Calculations for this table assume that the triggering event took place on March 31, 2017, the last business day of our 2017 fiscal year, and are based on the price per share of our ordinary shares on such date, which was $16.80. The following table does not include potential payouts under our named executive officers’ nonqualified deferred compensation plans relating to vested benefits.

Name	Change in Control with Termination: Accelerated Vesting of Deferred Compensation(1)	Change in Control and No Assumption of Award: Accelerated Vesting of Restricted Share Unit Awards(2)	Total in Event of Change in Control	Retirement Eligible: Pro Rata Vesting of Performance Share Units (3)
Michael M. McNamara	$1,749,859	$33,983,174	$35,733,033	$10,908,072
Christopher Collier	$699,451	$7,090,474	$7,789,925	$—
Francois P. Barbier	$—	$7,072,750	$7,072,750	$—
Paul Humphries	$666,724	$7,113,540	$7,780,264	$1,573,958
Scott Offer	$—	$3,864,000	$3,864,000	$—

(1)       The amount shown for each executive represents the portion of the unvested balance of the executive’s deferred compensation account that would vest in the event the executive is terminated by the Company without cause or resigns with good reason following a change in control of the Company (as defined in the 2010 deferred compensation plan). No executive’s deferred compensation account will vest upon a change of control (without any termination following such change in control) or upon the executive’s death.

(2)       The amounts shown represent the estimated value of the accelerated vesting of restricted share unit awards following a change of control under the terms of our equity incentive plans, which assumes that such restricted share unit awards are not assumed or replaced by the successor corporation or its parent. If such awards are assumed or replaced in a change of control transaction, the vesting of such awards will not accelerate; provided, that the Compensation Committee may determine that awards under the 2010 Plan may be accelerated if the executive is terminated within a certain period (not to exceed 18 months) following a change of control. Performance-based shares may be accelerated on a pro-rata basis following a change of control. All amounts shown in this column represent the intrinsic value of the awards based on the closing price of our ordinary shares on March 31, 2017, the assumed date of the triggering event.

(3)       For  termination of service due to retirement, then (i) the performance award will not terminate and (ii) a pro-rata number of vested shares shall be issued to the upon the vesting of the award pursuant to achieving the performance criteria.

Part III — Additional Information

Equity Compensation Plan Information

EQUITY COMPENSATION PLAN INFORMATION

As of March 31, 2017, we maintained only our 2010 Plan, which replaced (i) the 2001 Plan, (ii) the 2002 Interim Incentive Plan, (iii) the 2004 Award Plan for New Employees, and (iv) the Solectron Corporation 2002 Stock Plan, which we refer to collectively as the Prior Plans. In addition, we maintained the NEXTracker, Inc. 2014 Equity Incentive Plan and the BrightBox Technologies, Inc. 2013 Stock Incentive Plan (as amended), which we assumed as part of acquisitions during fiscal years 2016 and 2017, respectively. The following table provides information about equity awards outstanding under these plans as of March 31, 2017. The below does not reflect the effect of our fiscal 2018 grants under the 2010 Plan and the vesting of awards in fiscal 2018. See page 29 for certain updated information as of June 29, 2017.

Plan Category	Number of Ordinary Shares to be Issued Upon Exercise of Outstanding Options and Vesting of Restricted Share Unit Awards (a)		Weighted-Average Exercise Price of Outstanding Options(1) (b)	Number of Ordinary Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Ordinary Shares Reflected in Column (a)) (c)
Equity compensation plans approved by shareholders(2)	15,840,909		$8.97	18,124,973	(3)
Equity compensation plans not approved by shareholders(4)(5)	3,338,510	(6)	$3.34	—
Total	19,179,419	(7)	$3.75	18,124,973	(3)

(1)  The weighted-average exercise price does not take into account ordinary shares issuable upon the vesting of outstanding restricted share unit awards, which have no exercise price.

(2)  In connection with the acquisition of Solectron Corporation on October 1, 2007, we assumed the Solectron Plan, including all outstanding options to purchase Solectron Corporation common stock with exercise prices equal to, or less than, $5.00 per share. Each assumed option was converted into an option to acquire our ordinary shares at the applicable exchange rate of 0.345. As a result, we assumed approximately 7.4 million vested and unvested options with exercise prices ranging from between $5.45 and $14.41 per ordinary share. The Solectron Plan was consolidated into the 2010 Plan in 2010. Options granted under the Solectron Plan generally have an exercise price of not less than the fair value of the underlying ordinary shares on the date of grant. Such options generally vest over four years and generally expire either seven or ten years from the date of grant. Unvested options are forfeited upon termination of employment.

(3)  Consists of ordinary shares available for grant under the 2010 Plan. The 2010 Plan provides for grants of up to 10.0 million ordinary shares, plus ordinary shares available for grant as a result of the forfeiture, expiration or termination of options and restricted share unit awards granted under the Prior Plans (if such ordinary shares are issued under such other stock options or restricted share unit awards, they will not become available under the 2010 Plan) and shares that were available for grant under the Prior Plans at the time of the consolidation of such plans into the 2010 Plan. Each ordinary share that is subject to a stock option is counted against this limit as one share. Each share that is subject to a restricted share unit award is counted against this limit as one and seventy-one hundredths (1.71) shares.

(4)  In connection with the acquisition of NEXTracker, Inc. on September 28, 2015, we assumed the NEXTracker, Inc. 2014 Equity Incentive Plan, including all outstanding options to purchase NEXTracker, Inc. common stock with exercise prices equal to, or less than, $7.34 per share. Each assumed option was converted into an option to acquire our ordinary shares at the applicable exchange rate of 1.4033. As a result, we assumed approximately 5.6 million unvested restricted stock units and unvested options with exercise prices ranging from between $0.08 and $10.65 per ordinary share. Options granted under this plan generally have an exercise price less than the fair value of the underlying ordinary shares on the date of grant. The shares generally vest over four years, and options generally expire ten years from the date of grant. Unvested shares are forfeited upon termination of employment.

(5)  In connection with the acquisition of BrightBox Technologies, Inc. on May 16, 2016, we assumed the BrightBox Technologies, Inc. 2013 Stock Incentive Plan (as amended), including all outstanding options to purchase BrightBox Technologies, Inc.’ common stock with exercise prices equal to, or less than, $0.08 per share. Each assumed option was converted into an option to acquire our ordinary shares at the applicable exchange rate of 6.4959. As a result, we assumed approximately 0.2 million unvested options with exercise prices ranging from between $0.45 and $0.52 per ordinary share. Options granted under this plan generally have an exercise price less than the fair value of the underlying ordinary shares on the date of grant. The shares generally vest over four years, and options generally expire ten years from the date of grant. Unvested shares are forfeited upon termination of employment.

(6)  Consists of ordinary shares issuable upon the exercise of outstanding stock options.

(7)  Includes 17,242,019 ordinary shares issuable upon the vesting of restricted share unit awards. The remaining balance consists of ordinary shares issuable upon the exercise of outstanding stock options. For awards subject to market performance criteria, the amount reported reflects the number of shares to be issued if the target level is achieved. An additional 2,662,544 shares would be issued if the maximum market performance level is achieved.

Part III — Additional Information

Security Ownership of Certain Beneficial Owners and Management

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of June 16, 2017, except as otherwise indicated, regarding the beneficial ownership of our ordinary shares by:

•                  each shareholder known to us to be the beneficial owner of more than 5% of our outstanding ordinary shares;

•                  each of our named executive officers;

•                  each director; and

•                  all executive officers and directors as a group.

Unless otherwise indicated, the address of each of the individuals named below is: c/o Flex Ltd., No. 2 Changi South Lane, Singapore 486123.

Information in this table as to our directors, named executive officers and all directors and executive officers as a group is based upon information supplied by these individuals and Forms 3, 4, and 5 filed with the SEC. Information in this table as to our greater than 5% shareholders is based solely upon the Schedules 13G filed by these shareholders with the SEC. Where information regarding shareholders is based on Schedules 13G, the number of shares owned is as of the date for which information was provided in such schedules.

Beneficial ownership is determined in accordance with the rules of the SEC that deem shares to be beneficially owned by any person who has or shares voting or investment power with respect to such shares. Ordinary shares subject to options that are currently exercisable or are exercisable within 60 days of June 16, 2017, and ordinary shares subject to restricted share unit awards that vest within 60 days of June 16, 2017 are deemed to be outstanding and to be beneficially owned by the person holding such awards for the purpose of computing the percentage ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all the shares beneficially owned, subject to community property laws where applicable.

For each individual and group included in the table below, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the 531,607,660 ordinary shares outstanding on June 16, 2017 plus the number of ordinary shares that such person or group had the right to acquire on or within 60 days after June 16, 2017.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares	Percent
5% Shareholders:
Capital Research Global Investors (1) 333 South Hope Street, Los Angeles, CA 90071	53,844,422	10.13%
Boston Partners (2) One Beacon Street, 30th Floor, Boston, MA 02108	53,313,920	10.03%
PRIMECAP Management Company (3)	51,632,805	9.71%
177 E. Colorado Blvd., 11th Floor, Pasadena, CA 91105
Glenview Capital Management, LLC (4) 767 Fifth Avenue, 44th Floor, New York, NY 10153	36,428,016	6.85%
Janus Capital Management LLC (5)	28,222,092	5.31%
151 Detroit Street, Denver, CO 80206

	Shares Beneficially Owned
Name of Beneficial Owner	Number of Shares	Percent
Named Executive Officers and Directors:
Michael McNamara (6)	2,559,511	*
Christopher Collier (7)	568,766	*
Paul Humphries (8)	397,077	*
Francois Barbier (9)	182,594	*
Scott Offer	0	*
Willy Shih (10)	206,895	*
William Watkins (10)	30,226	*
Daniel Schulman (10)	155,271	*
Lay Koon Tan (10)	117,122	*
Lawrence Zimmerman (10)	79,972	*
Michael Capellas (10)	68,951	*
Marc Onetto (11)	53,925	*
All executive officers and directors as a group (13 persons) (12)	4,449,310	0.83%

*  Less than 1%.

(1)       Based on information supplied by Capital Research Global Investors in an amended Schedule 13G filed with the SEC on February 13, 2017. Capital Research Global Investors has sole voting power and dispositive power over all of these shares.

(2)       Based on information supplied by Boston Partners in an amended Schedule 13G filed with the SEC on June 8, 2017. Boston Partners is deemed to have sole voting power for 41,799,795 of these shares, shared voting power of 73,733 of these shares and sole dispositive power for all of these shares.

(3)       Based on information supplied by PRIMECAP Management Company in an amended Schedule 13G filed with the SEC on February 9, 2017. PRIMECAP Management Company has sole voting power over 19,653,626 of these shares and sole dispositive power over all of these shares.

(4)       Based on information supplied by Glenview Capital Management, LLC (or Glenview) in an amended Schedule 13G filed with the SEC on January 5, 2017. As a result of Glenview serving as an investment manager to various investment companies, and Mr. Lawrence M. Robbins serving as the Chief Executive Officer of Glenview, Glenview and Mr. Robbins may be deemed to share voting and dispositive power over all of these shares.

(5)       Based on information supplied by Janus Capital Management LLC (or Janus) in a Schedule 13G filed with the SEC on February 13, 2017. Janus has sole voting and dispositive power over 27,156,792 of these shares and shared voting and shared dispositive power over 1,065,300 shares.

(6)       Includes 456,621 shares issuable upon settlement of restricted share unit awards that vest within 60 days of June 16, 2017.

(7)       Includes 90,102 shares issuable upon settlement of restricted share unit awards that vest within 60 days of June 16, 2017.

(8)       Includes 82,594 shares issuable upon settlement of restricted share unit awards that vest within 60 days June 16, 2017.

(9)       Includes 82,594 shares issuable upon settlement of restricted share unit awards that vest within 60 days of June 16, 2017.

(10) Includes 13,597 shares issuable upon settlement of restricted share unit awards that vest within 60 days of June 16, 2017.

(11)  Includes 13,597 shares issuable upon settlement of restricted share unit awards that vest within 60 days of June 16, 2017. Also includes 40,328 shares held indirectly by a living trust, of which Mr. Onetto is a trustee.

(12)  Includes 832,090 shares issuable upon settlement of restricted share unit awards that vest within 60 days of June 16, 2017.

Part III — Additional Information

Certain Relationships and Related Person Transactions

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review of Related Person Transactions

Our Code of Business Conduct and Ethics provides guidance for addressing actual or potential conflicts of interests, including those that may arise from transactions and relationships between us and our executive officers or directors. In addition, in order to formalize our policies and procedures for the review, approval or ratification, and disclosure of related person transactions, our Board of Directors adopted a Statement of Policy with Respect to Related Person Transactions. The policy generally provides that the Nominating and Corporate Governance Committee (or another committee comprised solely of independent directors) will review, approve in advance or ratify, all related person transactions between us and any director, any nominee for director, any executive officer, any beneficial owners of more than 5% of our ordinary shares or any immediate family member of any of the foregoing individuals. Under the policy, some ordinary course transactions or relationships are not required to be reviewed, approved or ratified by the applicable Board committee, including, among other things, the following transactions:

•                  transactions involving less than $25,000 for any individual related person;

•                  compensation arrangements with directors and executive officers resulting solely from their service on the Board or as executive officers, so long as such arrangements are disclosed in our filings with the SEC or, if not required to be disclosed, are approved by our Compensation Committee; and

•                  indirect interests arising solely from a related person’s service as a director and/or owning, together with all other related persons, directly or indirectly, less than a 10% beneficial ownership interest in a third party (other than a partnership) which has entered into or proposes to enter into a transaction with us.

We have various procedures in place to identify potential related person transactions, and the Nominating and Corporate Governance Committee works with our management and our Office of General Counsel in reviewing and considering whether any identified transactions or relationships are covered by the policy. Our Statement of Policy with Respect to Related Person Transactions is included in our Guidelines with Regard to Certain Governance Matters, a copy of which is available along with a copy of the Company’s Code of Business Conduct and Ethics on the Corporate Governance page of our website at www.flex.com.

Transactions with Related Persons

Mr. McNamara, the Company’s CEO and a director, has a daughter-in-law, Lacey Ellis, who was employed by the Company in fiscal year 2017 (and presently). Ms. Ellis was employed as an attorney and earned approximately $249,000 in salary, bonus, share awards, and benefits during fiscal year 2017. The employment and compensation of this family member was approved and established by the Company in accordance the Statement of Policy with Respect to Related Person Transactions as described above and this family member’s employment and compensation is in accordance with the Company’s employment and compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions.

Other than the foregoing and the compensation agreements and other arrangements described under the sections entitled “Executive Compensation” of this proxy statement and “Non-Management Directors’ Compensation for Fiscal Year 2017” of this proxy statement, during fiscal year 2017, there was not, nor is there currently proposed, any transaction or series of similar transactions to which we are or will be a party:

•                  in which the amount involved exceeded or will exceed $120,000; and

•                  in which any director, nominee, executive officer, holder of more than 5% of our ordinary shares or any member of their immediate family had or will have a direct or indirect material interest.

Part III — Additional Information

Section 16(a) Beneficial Ownership Reporting Compliance &

Shareholder Proposals for the 2018 Annual General Meeting

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our ordinary shares to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. Based solely on our review of the copies of such forms furnished to us and written representations from our executive officers and directors, we believe that all Section 16(a) filing requirements for the fiscal year ended March 31, 2017 were met, except with respect to a late Form 4 filing concerning a gift of shares to a family trust by Mr. Bingham and a late Form 4 filing concerning a gift of shares to a family trust by Mr. Onetto.

SHAREHOLDER PROPOSALS FOR THE 2018 ANNUAL GENERAL MEETING

Shareholder proposals submitted under SEC Rule 14a-8 and intended for inclusion in the proxy statement for our 2018 annual general meeting of shareholders must be received by us no later than March 7, 2018. Any such shareholder proposals must be mailed to us at 6201 America Center Drive, San Jose, California, 95002, U.S.A., Attention: Chief Executive Officer. Any such shareholder proposals may be included in our proxy statement for the 2018 annual general meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in applicable rules and regulations promulgated by the SEC. Shareholder proposals submitted outside the processes of SEC Rule 14a-8 are subject to the requirements of the Companies Act, as described in the following paragraph, and applicable rules and regulations promulgated by the SEC. The proxy designated by us will have discretionary authority to vote on any matter properly presented by a shareholder for consideration at the 2018 annual general meeting of shareholders unless notice of such proposal is received by the applicable deadlines prescribed by the Singapore Companies Act.

Under Section 183 of the Companies Act, registered shareholders representing (i) at least 5% of the total voting rights of all registered shareholders having at the date of the requisition, the right to vote at the meeting to which the requisition relates, or (ii) not fewer than 100 registered shareholders holding shares in the Company on which there has been paid up an average sum of at least $500 per shareholder may, at their expense (unless the Company resolves otherwise), requisition that we include and give notice of their proposal for the 2018 annual general meeting. Any such requisition must satisfy the requirements of Section 183 of the Singapore Companies Act, and must be signed by all the requisitionists and be deposited at our registered office in Singapore, No. 2 Changi South Lane, Singapore 486123, at least six weeks prior to the date of the 2018 annual general meeting in the case of a requisition requiring notice of a resolution, or at least one week prior to the date of the 2018 annual general meeting in the case of any other requisition.

Part III — Additional Information

Incorporation of Certain Documents by Reference &

Singapore Statutory Financial Statements

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

Flex incorporates by reference the following sections of our Annual Report on Form 10-K for the fiscal year ended March 31, 2017:

•                  Item 8, “Financial Statements and Supplementary Data;”

•                  Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations;” and

•                  Item 7A, “Quantitative and Qualitative Disclosures About Market Risk.”

SINGAPORE STATUTORY FINANCIAL STATEMENTS

Our Annual Report on Form 10-K for the fiscal year ended March 31, 2017, which was filed with the SEC on May 16, 2017, includes our audited consolidated financial statements, prepared in conformity with accounting principles generally accepted in the United States of America, or U.S. GAAP, together with the Independent Registered Public Accounting Firm’s Report of Deloitte & Touche LLP, our independent auditors for the fiscal year ended March 31, 2017. We publish our U.S. GAAP financial statements in U.S. dollars, which is the principal currency in which we conduct our business.

Our Singapore statutory financial statements, prepared in conformity with the provisions of the Companies Act will be made available to our shareholders on our website at https://investors.flex.com/financials prior to the date of the 2017 annual general meeting, as required under Singapore law.

Our Singapore statutory financial statements include:

•                our consolidated financial statements (which are identical to those included in the Annual Report on Form 10-K, described above);

•                supplementary financial statements (which reflect solely the Company’s standalone financial results, with our subsidiaries accounted for under the equity method rather than consolidated);

•                a Directors’ Statement; and

•                the Independent Auditors’ Report of Deloitte & Touche LLP, our Singapore statutory auditors for the fiscal year ended March 31, 2017.

Part III — Additional Information

Other Matters

OTHER MATTERS

Our management does not know of any matters to be presented at the 2017 annual general meeting other than those set forth herein and in the notice accompanying this proxy statement. If any other matters are properly presented for a vote at the 2017 annual general meeting, the enclosed proxy confers discretionary authority to the individuals named as proxies to vote the shares represented by proxy, as to those matters.

It is important that your shares be represented at the 2017 annual general meeting, regardless of the number of shares which you hold. We urge you to promptly execute and return the accompanying proxy card in the envelope which has been enclosed for your convenience, or to vote or give voting instructions in accordance with the proxy card or Notice.

Shareholders who are present at the 2017 annual general meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports for our beneficial shareholders. This means that only one copy of our proxy materials and our Annual Report on Form 10-K may have been sent to multiple shareholders in your household, unless your bank, broker or nominee received contrary instructions from one or more shareholders in your household. If you want to receive separate copies of our proxy materials or annual reports in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder.  We will promptly deliver a separate copy of either document to you if you request one by writing or calling us at the contact information listed later on this page.

We incorporate by reference information from Note 3 to our audited consolidated financial statements for the fiscal year ended March 31, 2017, “Share-Based Compensation,” included in our Annual Report on Form 10-K and the sections entitled “Financial Statements and Supplementary Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosures About Market Risk.” Upon request, we will furnish without charge by first class mail or other equally prompt means within one business day of receipt of such request, to each person to whom a proxy statement is delivered a copy of our Annual Report on Form 10-K (not including exhibits). You may request a copy of such information, at no cost, by writing or telephoning us at:

Flex Ltd.

6201 America Center Drive

San Jose, California 95002 U.S.A.

Telephone: (408) 576-7985

Cautionary Note Regarding Forward-Looking Statements: This document contains forward-looking statements within the meaning of U.S. securities law. These forward-looking statements involve risks and uncertainties that could cause the actual results to differ materially from those anticipated by these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements. These risks include: that future revenues and earnings may not be achieved as expected; the challenges of effectively managing our operations, including our ability to control costs and manage changes in our operations; our dependence on a small number of customers and on customers with short product life cycles; compliance with legal and regulatory requirements; that we may encounter difficulties with acquisitions and divestitures; that the expected revenue and margins from recently launched programs may not be realized; geopolitical risk increased tax expense; and the effects that the current macroeconomic environment could have on our business and demand for our products as well as the effects that current credit and market conditions could have on the liquidity and financial condition of our customers and suppliers, including any impact on their ability to meet their contractual obligations. Additional information concerning these and other risks is described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our reports on Forms 10-K and 10-Q that we file with the U.S. Securities and Exchange Commission. The forward-looking statements in this document are based on current expectations and Flex assumes no obligation to update these forward-looking statements.

By order of the Board of Directors,

Tay Hong Chin Regina

Company Secretary

July 5, 2017

Singapore

Upon request, we will furnish without charge to each person to whom this proxy statement is delivered a copy of any exhibit listed in our Annual Report on Form 10-K for the fiscal year ended March 31, 2017. You may request a copy of this information at no cost, by writing or telephoning us at:

Flex Ltd.

6201 America Center Drive

San Jose, California 95002 U.S.A.

Telephone: (408) 576-7985

ANNEX A

FLEX LTD.

2017 EQUITY INCENTIVE PLAN

ARTICLE 1.                                                                         PURPOSES OF THE PLAN.

The purposes of the Flex Ltd. 2017 Equity Incentive Plan (the “Plan”) are to attract and retain the best available personnel, to provide additional incentives to Employees, Directors and Consultants, to give recognition to the contributions made or to be made by Outside Directors to the success of the Company and to promote the success of the Company’s business by linking the personal interests of Employees, Directors and Consultants to those of the Company’s shareholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to the Company’s shareholders.

ARTICLE 2.                                                                         DEFINITIONS.

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise.  The singular pronouns shall include the plural where the context so indicates.

2.1                              “Affiliate” means any corporation or other entity (including but not limited to partnerships and joint ventures) which is, directly or indirectly through one or more intermediary entities controlled by, or under common control with, the Company.

2.2                              “Award” means an award of an Option, SAR, Performance Share, Performance Share Unit, Restricted Share Unit, or any other right or benefit, including any other Share-Based Award under Article 8, granted to a Participant pursuant to the Plan.

2.3                              “Award Agreement” means any written agreement, contract, or other instrument or document evidencing the terms and conditions of an Award, including through electronic medium.

2.4                              “Board” means the Board of Directors of the Company.

2.5                              “Change of Control” shall mean the occurrence of any of the following events:

(a)                                 A transaction or series of transactions (other than an offering of the Shares to the general public through a registration statement filed with the Securities and Exchange Commission (“SEC”)) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its Subsidiaries, an employee benefit plan maintained by the Company or any of its Subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(b)                                During any one-year period, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than any one or more Directors designated by any person who shall have entered into an agreement with the Company in connection with any transaction described in Section 2.5(a) or Section 2.5(c) hereof) whose election or appointment by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the Directors then still in office who either were Directors at the beginning of the one-year period (other than vacant seats) or whose election or appointment or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board pursuant to a transaction or other mechanism outside of the normal election process of Directors under the Companies Act and/or the Company’s Constitution; or

(c)                                 The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or shares of another entity, in each case other than a transaction:

(i)                                     Which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii)                                  After which no person or group, beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 2.5(c)(ii) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

(d)                                The Company’s shareholders approve a liquidation or dissolution of the Company.

A transaction will not constitute a Change of Control or other consolidating event if effected for the purpose of changing the place of incorporation or form of organization of the ultimate parent entity (including where the Company is succeeded by an issuer incorporated under the laws of another state, country or foreign government for such purpose and whether or not the Company remains in existence following such transaction) where all or substantially all of the persons or group that beneficially own all or substantially all of the combined voting power of the Company’s voting securities immediately prior to the transaction beneficially own all or substantially all of the combined voting power of the Company in substantially the same proportions of their ownership after the transaction.  The Committee shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change of Control of the Company has occurred pursuant to the above definition, and the date of the occurrence of such Change of Control and any incidental matters relating thereto.

2.6                              “Code” means the U.S. Internal Revenue Code of 1986, as amended.

2.7                              “Committee” means the Compensation Committee of the Board, or such other committee appointed by the Board to administer the Plan.

2.8                              “Companies Act” means the Companies Act (Cap 50) of Singapore, as amended.

2.9                              “Company” means Flex Ltd., a company incorporated in Singapore, or any successor corporation.

2.10                       “Consultant” means an individual consultant or independent contractor who provides services to the Company or any Parent, Subsidiary or Affiliate.

2.11                       “Covered Employee” means an Employee who is, or could be, a “covered employee” within the meaning of Section 162(m) of the Code.

2.12                       “Director” means a member of the Board, or as applicable, a member of the board of directors of a Parent, Subsidiary or Affiliate qualified under Section 146 of the Companies Act (where applicable in the case of a Singapore incorporated company).

2.13                       “Disability” means that a Participant is unable to carry out the responsibilities and functions of the position held by the Participant by reason of any medically determined physical or mental impairment for a period of not less than ninety (90) consecutive days.  A Participant shall not be considered to have incurred a Disability unless he or she furnishes proof of such impairment, such as a treating physician’s written certification, sufficient to satisfy the Committee in its discretion.  Notwithstanding the foregoing, for purposes of Incentive Stock Options granted under this Plan, “Disability” means that the Participant is disabled within the meaning of Section 22(e)(3) of the Code.

2.14                       “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

2.15                       “Effective Date” shall have the meaning set forth in Section 13.1 hereof.

2.16                       “Eligible Individual” means any person who is an Employee, Director or Consultant, as determined by the Committee.

2.17                       “Employee” means a full time or part time employee of the Company or any Parent, Subsidiary or Affiliate, including an officer or Director, who is treated as an employee in the personnel records of the Company or any Parent, Subsidiary or Affiliate for the relevant period, but shall exclude individuals who are classified by the Company or any Parent, Subsidiary or Affiliate as (a) leased from or otherwise employed by a third party, (b) independent contractors or (c) intermittent or temporary, even if any such classification is changed retroactively as a result of an audit, litigation or otherwise.  A Participant shall not cease to be an Employee in the case of (i) any vacation or sick time or otherwise approved paid time off in accordance with the Company or a Parent, Subsidiary or Affiliate’s policy or (ii) transfers between locations of the Company or between the Company and/or any Parent, Subsidiary or Affiliate.  Neither services as a Director nor payment of a director’s fee by the Company or Parent, Subsidiary or Affiliate shall be sufficient to constitute “employment” by the Company or any Parent, Subsidiary or Affiliate.

2.18                       “Fair Market Value” means, as of any given date, (a) if Shares are traded on any established stock exchange, the closing price of a Share as quoted on the principal exchange on which the Shares are listed, as reported in the Wall Street Journal (or such other source as the Committee may deem reliable for such purposes) for such date, or if no sale occurred on such date, the first trading date immediately prior to such date during which a sale occurred; or (b) if Shares are not traded on an exchange but are regularly quoted on a national market or other quotation system, the closing sales price on such date as quoted on such market or system, or if no sales occurred on such date, then on the date immediately prior to such date on which sales prices are reported; or (c) in the absence of an established market for the Shares of the type described in (a) or (b) of this Section 2.18, the fair market value established by the Committee acting in good faith.  For purposes of a “net exercise” procedure for Options, the Committee may apply a different method for calculating Fair Market Value.

2.19                       “Full-Value Award” means any Award other than an Option, SAR or other Award for which the Participant pays a minimum of the Fair Market Value of the Shares, as determined as of the date of grant.

2.20                       “Incentive Stock Option” means an Option that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

2.21                       “Insider” means an officer or Director of the Company or any other person whose transactions in the Company’s Shares are subject to Section 16 of the Exchange Act.

2.22                       “Non-Qualified Stock Option” means an Option that is not intended to be an Incentive Stock Option.

2.23                       “Option” means a right granted to a Participant pursuant to Article 5 to purchase a specified number of Shares at a specified price during specified time periods.  An Option may either be an Incentive Stock Option or a Non-Qualified Stock Option.

2.24                       “Ordinary Shares” means ordinary shares or “Shares” of in the capital of the Company for delivery under this Plan, and any successor security.

2.25                       “Outside Director” means a member of the Board who is not an Employee.

2.26                       “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of such corporations other than the Company owns Shares possessing more than 50% of the total combined voting power of all classes of Shares in one of the other corporations in such chain or a “parent corporation” within the meaning of Section 424(e) of the Code.

2.27                       “Participant” means any Eligible Individual who, as a Director, Employee or Consultant, has been granted an Award pursuant to the Plan.

2.28                       “Performance-Based Award” means an Award granted pursuant to Article 9.

2.29                       “Performance Criteria” means such factors as may be selected by the Committee, in its sole discretion,  to determine whether the performance goals established by the Committee and applicable to Awards have been satisfied.  In the case of an Award that is intended to qualify as Qualified Performance-Based Compensation, such factors shall be limited to one or any combination of the following measures:

(a)                                 Net revenue and/or net revenue growth;

(b)                                Earnings before income taxes and amortization and/or earnings before income taxes and amortization growth;

(c)                                 Operating income and/or operating income growth;

(d)                                Net income and/or net income growth;

(e)                                 Cash flow, operating income, or net income margins;

(f)                                   Earnings per share and/or earnings per share growth;

(g)                                Total shareholder return and/or total shareholder return growth;

(h)                                 Return on equity;

(i)                                     Operating or free cash flow;

(j)                                     Economic value added;

(k)                                 Return on invested capital; and

(l)                                     Individual confidential business objectives.

2.30                       “Performance Goals” means, for a Performance Period, the goals established in writing by the Committee for the Performance Period based upon the Performance Criteria.  Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance, the performance of a Parent, Subsidiary or Affiliate, the performance of a division or a business unit of the Company or a Parent, Subsidiary or Affiliate, or the performance of an Eligible Individual.  The Committee, in its discretion, may, to the extent consistent with, and within the time prescribed by, Section 162(m) of the Code, provide for the appropriate adjustment or modification of the Performance Goals for such Performance Period to reflect any Extraordinary Events.  “Extraordinary Events” means any objectively determinable component of a Performance Goal, including without limitation foreign exchange gains and losses, asset write downs, acquisitions and divestitures, change in fiscal year, unbudgeted capital expenditures, special charges such as restructuring or impairment charges, debt refinancing costs, extraordinary or noncash items, unusual, infrequently occurring, nonrecurring or one-time events affecting the Company or its financial statements or changes in law or accounting principles.

2.31                       “Performance Period” means the one or more periods of time, which may be of varying and overlapping durations, as the Committee may select but not less than one (1) year in duration, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance-Based Award.

2.32                       “Performance Share” means a right granted to a Participant pursuant to Section 8.2 hereof, to receive Shares, the payment of which is contingent upon achieving certain Performance Goals or other performance-based targets established by the Committee, and shall be evidenced by a bookkeeping entry representing the equivalent of one Share.

2.33                       “Performance Share Unit” means a right granted to a Participant pursuant to Section 8.3 hereof, to receive Shares, the payment of which is contingent upon achieving certain Performance Goals or other performance-based targets established by the Committee, and shall be evidenced by a bookkeeping entry representing the equivalent of one Share.

2.34                       “Plan” means this Flex Ltd. 2017 Equity Incentive Plan, as it may be amended from time to time.

2.35                       “Prior Plan(s)” means the Company’s 2001 Equity Incentive Plan, the Company’s 2002 Interim Incentive Plan, the Solectron Corporation 2002 Stock Plan, the Company’s 2004 Award Plan for New Employees and/or the Company’s 2010 Equity Incentive Plan.

2.36                       “Qualified Performance-Based Compensation” means any compensation that is intended to qualify as “qualified performance-based compensation” as described in Section 162(m)(4)(C) of the Code.

2.37                       “Restricted Share Unit” means an Award granted pursuant to Section 8.4 hereof and shall be evidenced by a bookkeeping entry representing the equivalent of one Share.

2.38                       “Securities Act” shall mean the U.S. Securities Act of 1933, as amended.

2.39                       “Share-Based Award” means any Award settled in Shares granted under Article 8 of this Plan.

2.40                       “Share Appreciation Right” or “SAR” means a right granted pursuant to Article 7 to receive a payment equal to the excess of the Fair Market Value of a specified number of Shares on the date the SAR is exercised over the grant price on the date the SAR was granted as set forth in the applicable Award Agreement.

2.41                       “Subsidiary” means any “subsidiary corporation” as defined in Section 424(f) of the Code and any applicable regulations promulgated thereunder, any other entity of which a majority of the outstanding voting shares or voting power is beneficially owned directly or indirectly by the Company.  For purposes of granting Options or any other “stock rights” within the meaning of Section 409A of the Code, an entity shall not be considered a Subsidiary if granting such stock right would result in the stock right becoming subject to Section 409A of the Code.

2.42                       “Termination of Service” means, for purposes of this Plan with respect to a Participant, that the Participant has for any reason ceased to provide services as an Employee, Director or Consultant.  An Employee will not be deemed to have ceased to provide services in the case of (i) sick leave, (ii) vacation leave (iii) military leave, (iv) transfers of employment between the Company and any Parent, Subsidiary or Affiliate; or (iv) any other leave of absence approved by the Committee, provided, that such leave is for a period of not more than 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute or unless provided otherwise pursuant to formal policy adopted from time to time by the Company and issued and promulgated to Employees in writing.  In the case of any Employee on an approved leave of absence, the Committee may make such provisions respecting suspension of vesting of the Award while on leave from the employ of the Company or a Parent, Subsidiary or Affiliate as it may deem appropriate, except that in no event may an Option be exercised after the expiration of the term set forth in the applicable Award Agreement.  The Committee will have sole discretion to determine whether a Participant has ceased to provide services and the effective date on which the Participant ceased to provide services (the “Termination Date”).

ARTICLE 3.                                                                         SHARES SUBJECT TO THE PLAN AND LIMITATIONS.

3.1                              Number of Shares Available.

(a)                                 Subject to Section 3.3 and Article 11, the total number of Shares reserved and available for grant and issuance pursuant to this Plan (including upon the exercise of an Incentive Stock Option) will be 22,000,0000 Shares.  The Shares authorized for delivery to Participants under this Plan of up to 22,000,000 Shares may be used to grant Incentive Stock Options (“ISOs”) during the term of this Plan.  Any Shares that are subject to an Award shall be counted against this limit as one (1) Share for every one (1) Share granted or subject to grant for any such Award.

To the extent that an Award, including any previous outstanding grants made under any Prior Plan, terminates, is forfeited, is canceled, expires, lapses for any reason, or is settled in cash, any Shares subject to the Award shall again be available for the grant of an Award pursuant to the Plan.

(b)                                Any Shares withheld to satisfy the grant or Exercise Price or tax withholding obligation pursuant to any Award or Exercise Price or tax withholding obligation pursuant to any Award, whereby the Participant shall be (i) deemed to have waived his right to delivery of the full number of Shares in respect of which the Option is exercised; and (ii) deemed to have agreed to receive the number of Shares (after deducting the number of Shares withheld) as calculated by the Committee in its absolute discretion and shall be deducted from the aggregate number of shares which may be issued under Section 3.1(a).  For the avoidance of doubt, the gross number of shares subject to a Share Appreciation Right shall be deducted from the aggregate number of shares which may be issued under Section 3.1(a), regardless of the number of Shares delivered to the applicable Participant. Further, any Shares acquired by the Company to satisfy the grant or Exercise Price or tax withholding obligations (if and to the extent permitted by applicable law) pursuant to any Award shall not be added to the aggregate number of Shares which may be issued under Section 3.1(a).  To the extent permitted by applicable law or any exchange rule, Shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any Subsidiary or Affiliate shall not be counted against Shares available for grant pursuant to this Plan.

3.2                              Shares Distributed.  Any Shares distributed pursuant to an Award may consist in whole or in part, of Shares allotted and issued and/or transferred to the Participant (which may in the case of a transfer of Shares and to the extent permitted by law, include Shares held by the Company as treasury Shares).

3.3                              Limitation on Number of Shares Subject to Awards.  Notwithstanding any provision in the Plan to the contrary, and subject to Article 11, where it is intended to comply with Section 162(m) of the Code, the maximum number of Shares that are subject to or covered or measured by one or more Awards that may be granted to any one Participant during any calendar year shall be 10,000,000 Shares.  Further, where it is intended to comply with Section 162(m) of the Code, the maximum amount that may be paid in cash during any calendar year with respect to any Award shall be an amount equal to the preceding share limitation multiplied by the average daily trading price of the Shares during the preceding calendar year.  To the extent required by Section 162(m) of the Code, in applying the foregoing limitation with respect to a Participant, if any Award is canceled, the canceled Award shall continue to count against the maximum number of Shares with respect to which an Award may be granted to a given Participant.

3.4                              Limit on Non-Employee Director Compensation.  The aggregate value of cash compensation and grant date Fair Market Value of Shares that may be paid or granted during any calendar year of the Company to any Outside Director shall not exceed $800,000.

3.5                              Minimum Vesting Requirements.  No Award granted under the Plan shall become exercisable or vested prior to the one-year anniversary of the date of grant; provided, however, that, such restriction shall not apply to Awards granted under this Plan with respect to the number of Shares which, in the aggregate, does not exceed five percent (5%) of the total number of Shares initially available for Awards under this Plan.  This Section 3.1 shall not restrict the right of the Committee to accelerate or continue the vesting or exercisability of an Award upon or after a Change of Control or termination of employment or otherwise pursuant to Section 12.1 of the Plan.

ARTICLE 4.                                                                         ELIGIBILITY AND PARTICIPATION.

4.1                              Eligibility.  Awards may be granted to Eligible Individuals; however, ISOs shall only be awarded to “employees” of the Company, or a Parent or Subsidiary within the meaning of Section 422 of the Code.  A person may be granted more than one Award under this Plan.

4.2                              Participation.  Subject to the provisions of the Plan, the Committee may, from time to time, select from among all Eligible Individuals, those to whom Awards shall be granted and shall determine the nature and amount of each Award.  No Eligible Individual shall have any right by virtue of this Plan to receive an Award pursuant to this Plan.

ARTICLE 5.                                                                         OPTIONS.

5.1                              General.  The Committee is authorized to grant Options to Eligible Individuals on the following terms and conditions:

(a)                                 Exercise Price.  The exercise price per Share (“Exercise Price”) subject to an Option shall be determined by the Committee and set forth in the Award Agreement; provided that:  (i) the Exercise Price shall not be less than 100% of the Fair Market Value of a Share on the date of grant and the Exercise Price of any ISO granted to a Ten Percent Shareholder (as set forth in Section 5.2(c) below) will not be less than 110% of the Fair Market Value of the Shares on the date of grant.

(b)                                Time and Conditions of Exercise.  The Committee shall determine the time or times at which an Option may be exercised in whole or in part; provided that the term of any Option granted under the Plan shall not exceed (i) ten (10) years from the date of grant thereof for Employees (other than Employees of Affiliates which are not related corporations (as defined under the Companies Act) of the Company); and (ii) five (5) years from the date of grant thereof for Outside Directors, Consultants and Employees of Affiliates which are not related corporations (as defined under the Companies Act) of the Company.  The Committee shall also determine the performance goals or other conditions, if any, that must be satisfied before all or part of an Option may be exercised.

(c)                                 Payment.  The Committee shall determine the methods by which the Exercise Price of an Option may be paid, the form of payment, including, without limitation:  (i) cash or check, (ii) through the withholding of Shares otherwise deliverable upon exercise of the Award, whereby the Participant shall be (1) deemed to have waived his right to delivery of the full number of Shares in respect of which the Option is exercised; and (2) deemed to have agreed to receive the number of Shares (after deducting the number of Shares which have a Fair Market Value on the date of exercise equal to the aggregate Exercise Price of the Shares as to which the Award shall be exercised) as calculated by the Committee in its absolute discretion, (iii) through a “same day sale” commitment from the Participant and a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA” dealer) whereby the Participant irrevocably elects to exercise the Option and to sell a portion of the Shares so purchased to pay the Exercise Price, and whereby the FINRA dealer irrevocably commits upon receipt of such Shares, to remit such amounts to the Company provided that treasury shares shall be utilized for delivery in this connection, (iv) other property acceptable to the Committee (including through the delivery of a notice that the Participant has placed a market sell order with a broker with respect to Shares then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Exercise Price where treasury shares shall be utilized for delivery in this connection; provided that payment of such proceeds is then made to the Company upon settlement of such sale, or (v) any combination of the foregoing methods of payment.  The Committee shall also determine the methods by which Shares shall be delivered or deemed to be delivered to Participants.  Notwithstanding any other provision of the Plan to the contrary, no Participant who is a Director of the Company (as defined under the Companies Act from time to time) or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to pay the Exercise Price of an Option, or continue any extension of credit with respect to the Exercise Price of an Option with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act and/or Section 162 of the Companies Act.

(d)                                Evidence of Grant.  All Options shall be evidenced by an Award Agreement between the Company and the Participant.  The Award Agreement shall include such additional provisions as may be specified by the Committee.

5.2                              Incentive Stock Options.  ISOs shall be granted only to “employees” of the Company, or a Parent or Subsidiary within the meaning of Section 422 of the Code, and the terms of any ISOs granted pursuant to the Plan, in addition to the requirements of Section 5.1 hereof, must comply with the provisions of this Section 5.2.

(a)                                 Expiration.  Subject to Section 5.2(c) hereof, an ISO shall expire and may not be exercised to any extent by anyone after the first to occur of the following events:

(i)                                     Ten (10) years from the date it is granted unless an earlier time is set in the Award Agreement;

(ii)                                  Three months after the Participant’s Termination of Service; and

(iii)                               One year after the date of the Participant’s Termination of Service on account of Disability or death.  Upon the Participant’s Disability or death, any ISOs exercisable at the Participant’s Disability or death may be exercised by the Participant’s legal representative or representatives, by the person or persons entitled to do so pursuant to the Participant’s last will and testament, or, if the Participant fails to make testamentary disposition of such ISO or dies intestate, by the person or persons entitled to receive the ISO pursuant to the applicable laws of descent and distribution.

(b)                                Dollar Limitation.  The aggregate Fair Market Value (determined as of the time the Option is granted) of all Shares with respect to which ISOs are first exercisable by a Participant in any calendar year may not exceed $100,000 or such other limitation as imposed by Section 422(d) of the Code, or any successor provision.  To the extent that ISOs are first exercisable by a Participant in excess of such limitation, the excess shall be considered Non-Qualified Stock Options.

(c)                                 Ten Percent Shareholder.  An ISO shall be granted to any individual who, at the date of grant, owns shares possessing more than ten percent of the total combined voting power of all classes of Shares of the Company (a “Ten Percent Shareholder”) only if such Option is granted at a price that is not less than 110% of Fair Market Value on the date of grant and the Option is exercisable for no more than five years from the date of grant.

(d)                                Notice of Disposition.  The Participant shall give the Company prompt notice of any disposition of Shares acquired by exercise of an ISO within (i) two years from the date of grant of such Incentive Stock Option or (ii) one year after the transfer of such Shares to the Participant.

(e)                                 Right to Exercise.  During a Participant’s lifetime, an ISO may be exercised only by the Participant.

(f)                                   Failure to Meet Requirements.  Any Option (or portion thereof) purported to be an ISO, which, for any reason, fails to meet the requirements of Section 422 of the Code shall be considered a Non-Qualified Stock Option.

5.3                              Exemption from Section 409A.  It is intended that all Options granted under this Plan will be exempt from Section 409A of the Code.

5.4                              Substitution of SARs.  The Committee may provide in the Award Agreement evidencing the grant of an Option that the Committee, in its sole discretion, shall have to right to substitute a SAR for such Option at any time prior to or upon exercise of such Option; provided, that such SAR shall be exercisable with respect to the same number of Shares for which such substituted Option would have been exercisable.

ARTICLE 6.                                                                         GRANTS TO OUTSIDE DIRECTORS.

6.1                              Types of Options and Shares.  Options granted under this Plan and subject to this Article 6 shall be Non-Qualified Stock Options.

6.2                              Eligibility. Options subject to this Article 6 shall be granted only to Outside Directors.  In no event, however, may any Outside Director be granted any Options under this Article 6 if such grant is prohibited, or (b) restricted (either absolutely or subject to various securities requirements, whether legal or administrative, being complied with), in the jurisdiction in which such Outside Director is resident under the relevant securities laws of that jurisdiction.

6.3                              Vesting and Exercisability.  The date an Outside Director is granted an Option is referred to in this Plan as the “Start Date” for such Option.  Each Option will vest and become exercisable according to the terms set forth by the Committee in the applicable Award Agreement as long as the Outside Director continuously remains a Director or a Consultant on each applicable vesting date.  Notwithstanding anything to the contrary in Article 5, no Options granted to an Outside Director will be exercisable after the expiration of five (5) years from the date the Option is granted to such Outside Director.  If the Outside Director is Terminated, the Outside Director may exercise his or her Options only to the extent that such Options would have been exercisable upon the Termination Date for such period as set forth in the Award Agreement.  Notwithstanding any provision to the contrary, in the event of a Change of Control, the Committee may accelerate the vesting of all Options granted to Outside Directors in its discretion and such Options will become exercisable in full prior to the consummation of such Change of Control at such times and on such conditions as the Committee determines, and must be exercised, if at all, within three (3) months of the consummation of said Change of Control event.

6.4                              Exercise Price.  The Exercise Price of an Option granted under this Article 6 shall be not less than 100% of the Fair Market Value of a Share on the Start Date.

ARTICLE 7.                                                                         SHARE APPRECIATION RIGHTS.

7.1                              Grant of SARs.

(a)                                 A SAR shall be subject to such terms and conditions not inconsistent with the Plan as the Committee shall impose and shall be evidenced by an Award Agreement, provided that the term of any SAR shall not exceed seven years.

(b)                                A SAR shall entitle the Participant (or other person entitled to exercise the SAR pursuant to the Plan) to exercise all or a specified portion of the SAR (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount equal to the product of (i) the excess of (A) the Fair Market Value of the Shares on the date the SAR is exercised over (B) the grant price of the SAR and (ii) the number of Shares with respect to which the SAR is exercised, subject to any limitations the Committee may impose.

7.2        Grant Price.  The grant price per Share subject to a SAR shall be determined by the Committee and set forth in the Award Agreement; provided that the per Share grant price for any SAR shall not be less than 100% of the Fair Market Value of a Share on the date of grant.

7.3                              Payment and Limitations on Exercise.

(a)                                 Subject to Section 7.3(b) hereof, payment of the amounts determined under Section 7.1(b) hereof shall be in cash, in Shares (based on its Fair Market Value as of the date the SAR is exercised) or a combination of both, as determined by the Committee.

(b)                                To the extent any payment under Section 7.1(b) hereof is effected in Shares, it shall be made subject to satisfaction of all provisions of Article 5 pertaining to Options.

ARTICLE 8.                                                                         OTHER TYPES OF SHARE-BASED AWARDS.

8.1                              General Restrictions on Share-Based Awards.  Share-Based Awards granted under this Article 8 may be based on a completion of a specified number of years of service with the Company or a Parent, Subsidiary, or Affiliate of the Company or upon the completion of Performance Goals as set by the Committee.

8.2                              Performance Share Awards.  Performance Share Awards shall be denominated in a number of Shares and may be linked to any one or more of the Performance Criteria or other specific performance criteria determined appropriate by the Committee, in each case on a specified date or dates or over any Performance Period or Periods determined by the Committee.

8.3                              Performance Share Units.  Performance Share Unit awards shall be denominated in unit equivalents of Shares and/or units of value including the dollar value of Shares and which may be linked to any one or more of the Performance Criteria or other specific performance criteria determined appropriate by the Committee, in each case on a specified date or dates or over any Performance Period or Periods determined by the Committee.  On the vesting date, the Company shall, subject to Section 10.7, transfer to the Participant one unrestricted, fully transferable Share for each Performance Share Unit scheduled to be paid out on such date and not previously forfeited.  Alternatively, settlement of a Performance Share Unit may be made in cash (in an amount reflecting the Fair Market Value of Shares that would have been issued) or any combination of cash and Shares, as determined by the Committee in its sole discretion, at the time of grant of the Performance Share Units.

8.4                              Restricted Share Units.  Restricted Share Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Award Agreement evidencing the grant of the Restricted Share Units.  Restricted Share Unit Awards shall be denominated in unit equivalents of Shares and/or units of value including dollar value of Shares in such amounts and subject to such terms and conditions as determined by the Committee.  At the time of grant, the Committee shall specify the date or dates on which the Restricted Share Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate.  At the time of grant, the Committee shall specify the settlement date applicable to each grant of Restricted Share Units which shall be no earlier than the vesting date or dates of the Award and may be determined at the election of the grantee.  On the maturity date, the Company shall, subject to Section 10.7, transfer to the Participant one unrestricted, fully transferable Share for each Restricted Share Unit scheduled to be paid out on such date and not previously forfeited.  Alternatively, settlement of a Restricted Share Units may be made in cash or any combination of cash and Shares, as determined by the Committee, in its sole discretion, at the time of grant of the Restricted Share Units.

8.5                              Other Share-Based Awards.  The Committee is authorized under the Plan to make any other Award to an Eligible Individual that is not inconsistent with the provisions of the Plan and that by its terms involves or might involve the issuance of (i) Shares, (ii) a right with an exercise or conversion privilege related to the passage of time, the occurrence of one or more events, or the satisfaction of Performance Criteria or other conditions, or (iii) any other security with the value derived from the value of the Shares.  The Committee may establish one or more separate programs under the Plan for the purpose of issuing particular forms of Awards to one or more classes of Participants on such terms and conditions as determined by the Committee from time to time.

8.6                              Term.  Except as otherwise provided herein, the term of any Award of Performance Shares, Performance Share Units, Restricted Share Units and any other Share-Based Award granted pursuant to this Article 8 shall be set by the Committee in its discretion.

8.7                              Form of Payment.  Payments with respect to any Awards granted under this Article 8 shall be made in cash, in Shares or a combination of both, as determined by the Committee, at the time of grant of the Awards.

8.8                              Timing of Settlement.  At the time of grant, the Committee shall specify the settlement date applicable to an Award of Performance Shares, Performance Share Units, Restricted Share Units or any other Share-Based Award granted pursuant to this Article 8, which shall be no earlier than the vesting date(s) applicable to the relevant Award and may be later than the vesting date(s) to the extent and under the terms determined by the Committee.

ARTICLE 9.                                                                         PERFORMANCE-BASED AWARDS.

9.1                              Purpose.  The purpose of this Article 9 is to provide the Committee the ability to qualify Awards, other than Options and SARs, and that are granted pursuant to Article 8 as Qualified Performance-Based Compensation.  If the Committee, in its discretion, decides to grant a Performance- Based Award to a Covered Employee, the provisions of this Article 9 shall control over any contrary provision contained in Article 8; provided, however, that the Committee may in its discretion grant Awards to Covered Employees that are based on Performance Criteria or Performance Goals but that do not satisfy the requirements of this Article 9.

9.2                              Applicability.  This Article 9 shall apply only to those Covered Employees selected by the Committee to receive Performance-Based Awards that are intended to qualify as Qualified Performance-Based Compensation.  The designation of a Covered Employee as a Participant for a Performance Period shall not in any manner entitle the Participant to receive an Award for the period.  Moreover, designation of a Covered Employee as a Participant for a particular Performance Period shall not require designation of such Covered Employee as a Participant in any subsequent Performance Period and designation of one Covered Employee as a Participant shall not require designation of any other Covered Employees as a Participant in such period or in any other period.

9.3                              Procedures with Respect to Performance-Based Awards.  To the extent necessary to comply with the Qualified Performance-Based Compensation requirements of Section 162(m)(4)(C) of the Code, with respect to any Award granted under Article 8 which may be granted to one or more Covered Employees, no later than ninety (90) days following the commencement of any fiscal year in question or any other designated fiscal period or period of service (or such other time as may be required or permitted by Section 162(m) of the Code), the Committee shall, in writing, (a) designate one or more Covered Employees, (b) select the Performance Criteria applicable to the Performance Period, (c) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period, and (d) specify the relationship between Performance Criteria and the Performance

Goals and the amounts of such Awards, as applicable, to be earned by each Covered Employee for such Performance Period.  Following the completion of each Performance Period, the Committee shall certify in writing whether the applicable Performance Goals have been achieved for such Performance Period.  In determining the amount earned by a Covered Employee, the Committee shall have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Period.

9.4                              Payment of Performance-Based Awards.  Unless otherwise provided in the applicable Award Agreement, a Participant must be employed by the Company, or a Parent, Subsidiary or Affiliate on the day a Performance-Based Award for the appropriate Performance Period is paid to the Participant.  Furthermore, a Participant shall be eligible to receive payment pursuant to a Performance-Based Award for a Performance Period only if the Performance Goals for such period are achieved.  In determining the amount earned under a Performance-Based Award, the Committee may reduce or eliminate the amount of the Performance-Based Award earned for the Performance Period, if in its sole and absolute discretion, such reduction or elimination is appropriate.

9.5                              Additional Limitations.  Notwithstanding any other provision of the Plan, any Award which is granted to a Covered Employee and is intended to constitute Qualified Performance-Based Compensation shall be subject to any additional limitations set forth in Section 162(m) of the Code (including any amendment to Section 162(m) of the Code) or any regulations or rulings issued thereunder that are requirements for qualification as qualified performance-based compensation as described in Section 162(m)(4)(C) of the Code, and the Plan shall be deemed amended to the extent necessary to conform to such requirements.

ARTICLE 10.                                                                  PROVISIONS APPLICABLE TO AWARDS.

10.1                       Stand-Alone and Tandem Awards.  Awards granted pursuant to the Plan may, in the discretion of the Committee, be granted either alone, in addition to, or in tandem with, any other Award granted pursuant to the Plan.  Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

10.2                       Award Agreement.  Awards under the Plan shall be evidenced by Award Agreements that set forth the terms, conditions and limitations for each Award which may include the term of an Award, the provisions applicable in the event of a Participant’s Termination of Service, and the Company’s authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind an Award.

10.3                       Limits on Transfer.  No right or interest of a Participant in any Award may be pledged, encumbered, or hypothecated to or in favor of any party, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than to or in the favor of the Company or a Parent, Subsidiary or Affiliate to the extent permitted by and in accordance with the provisions of the Companies Act.  Except as otherwise provided herein, no Award shall be assigned, transferred, or otherwise disposed of by a Participant other than by will or the laws of descent and distribution or pursuant to beneficiary designation procedures approved from time to time by the Committee (or the Board in the case of Awards granted to Outside Directors).  The Committee by express provision in the Award Agreement or an amendment thereto may, subject to applicable laws, permit an Award (other than an ISO) to be transferred to, exercised by and paid to members of the Participant’s family, charitable institutions, or trusts or other entities whose beneficiaries or beneficial owners are members of the Participant’s family and/or charitable institutions, pursuant to such conditions and procedures as the Committee may establish.  Any permitted transfer shall be subject to the condition that the Committee receive evidence satisfactory to it that the transfer is being made for estate and/or tax planning purposes (or to a “blind trust” in connection with the

Participant’s Termination of Service or employment with the Company or a Parent, Subsidiary or Affiliate to assume a position with a governmental, charitable, educational or similar non-profit institution) and on a basis consistent with the Company’s lawful issue of securities.

10.4                       Termination of Service.  Any Award granted under this Plan shall only be exercisable or payable while the Participant is an Employee or Director, as applicable; provided, however, that the Committee in its sole and absolute discretion may provide that any Award may be exercised or paid subsequent to a Termination of Service, as applicable, or following a Change of Control, or because of the Participant’s retirement, death or disability, or otherwise; provided, however, that any such provision with respect to Performance Shares or Performance Share Units shall be subject to the requirements of Section 162(m) of the Code that apply to Qualified Performance-Based Compensation.

10.5                       Beneficiaries.  Notwithstanding Section 10.3 hereof, a Participant may, if permitted by the Committee and any applicable local laws, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death.  A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant, except to the extent the Plan and Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee.  If the Participant is married and resides in a community property state, a designation of a person other than the Participant’s spouse as his or her beneficiary with respect to more than 50% of the Participant’s interest in the Award shall not be effective without the prior written consent of the Participant’s spouse.  If no beneficiary has been designated or survives the Participant, payment shall be made to either the person’s estate or legal representative or the person entitled thereto pursuant to the Participant’s will or the laws of descent and distribution (or equivalent laws outside the U.S.).  Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is filed with the Committee.

10.6                       Share Certificates.  Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates evidencing Shares pursuant to the exercise or vesting of any Award, unless and until the Committee has determined, with advice of counsel, that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the Shares are listed or traded.  All certificates evidencing Shares delivered pursuant to the Plan are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal, state local, securities or other laws, including laws of jurisdictions outside of Singapore and the United States, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Shares are listed, quoted, or traded.  The Committee may place legends on any certificate evidencing Shares to reference restrictions applicable to the Shares.  In addition to the terms and conditions provided herein, the Committee may require that a Participant make such reasonable covenants, agreements, and representations as the Committee, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements.  The Committee shall have the right to require any Participant to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Committee.

10.7                       Accelerated Vesting and Deferral Limitations.  The Committee shall not have the discretionary authority to accelerate or delay issuance of Shares under an Award that constitutes a deferral of compensation within the meaning of Section 409A of the Code, except to the extent that such acceleration or delay may, in the discretion of the Committee, be effected in a manner that will not cause any person to incur taxes, interest or penalties under Section 409A of the Code.

10.8                       Dividends and Dividend Equivalents.  No dividends may be paid to a Participant with respect to an Award prior to the vesting of such Award.  An Award may provide for dividends or dividend equivalents to accrue on behalf of a Participant as of each dividend payment date during the period between the date the Award is granted and the date the Award is exercised, vested, expired, credited or paid, and to be converted to vested cash or Shares at the same time and subject to the same vesting conditions that apply to the Shares to which such dividends or dividend equivalents relate.

ARTICLE 11.                                                                  CHANGES IN CAPITAL STRUCTURE.

11.1                       Adjustments.  Should any change be made to the Shares issuable under the Plan by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, spin-off, extraordinary cash dividend or other change affecting the outstanding Shares as a class without the Company’s receipt of consideration, then appropriate adjustments shall be made to (i) the maximum number and/or class of securities issuable under the Plan, (ii) the maximum number and/or class of securities for which any Participant may be granted Awards under the terms of the Plan or that may be granted generally under the terms of the Plan, and (iii) the number and/or class of securities and price per Share in effect under each Award outstanding under Articles 5 through 8.  Such adjustments to the outstanding Awards are to be effected in a manner which shall preclude the enlargement or dilution of rights and benefits under such Awards  Notwithstanding anything herein to the contrary, an adjustment to an Award under this Section 11.1 may not be made in a manner that would result in the grant of a new Option or SAR under Code Section 409A.  The adjustments determined by the Committee shall be final, binding and conclusive.

11.2                       Change of Control.

(a)                                 Notwithstanding Section 11.1 hereof, and except as may otherwise be provided in any applicable Award Agreement or other written agreement entered into between the Company and a Participant, if a Change of Control occurs and a Participant’s Full-Value Awards are not converted, assumed, or replaced by a comparable award by a successor or survivor corporation, or a parent or subsidiary thereof, such Full-Value Awards shall automatically vest and become fully exercisable and all forfeiture restrictions on such Awards shall lapse immediately prior to the Change of Control and following the consummation of such Change in Control, the Award shall terminate and cease to be outstanding.  Further, if a Change of Control occurs and a Participant’s Options or SARs are not converted, assumed or replaced by a comparable award by a successor or survivor corporation, or a parent or subsidiary therefore, such Options or SARs outstanding at the time of the Change of Control, shall automatically vest and become fully exercisable immediately prior to the Change of Control and thereafter shall automatically terminate.  In the event that the terms of any agreement (other than the Award Agreement) between the Company or any Subsidiary or Affiliate and a Participant contains provisions that conflict with and are more restrictive than the provisions of this Section 11.2(a), this Section 11.2(a) shall prevail and control and the more restrictive terms of such agreement (and only such terms) shall be of no force or effect.  The determination of comparability in this Section 11.2(a) shall be made by the Committee, and its determination shall be final, binding and conclusive.

(b)                                Where Awards are assumed or continued after a Change of Control, the Committee may provide that one or more Awards will automatically accelerate upon an involuntary Termination of Service within a designated period (not to exceed eighteen (18) months) following the effective date of such Change of Control.  If the Committee so determines, any such Award shall accordingly, immediately prior to the effective date of such Change of Control or upon an involuntary Termination of Service following a Change of Control (at the Committee’s discretion), become fully exercisable and all forfeiture restrictions on such Awards shall lapse.

(c)                                 The portion of any Incentive Stock Option accelerated in connection with a Change in Control shall remain exercisable as an Incentive Stock Option only to the extent the applicable One Hundred Thousand Dollar ($100,000) limitation is not exceeded.  To the extent such dollar limitation is exceeded, the accelerated portion of such Option shall be exercisable as a Non-Statutory Option under the U.S. federal tax laws.

11.3                       No Other Rights.  Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of Shares of any class, the payment of any dividend, any increase or decrease in the number of Shares of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation.  Except as expressly provided in the Plan or pursuant to action of the Committee under the Plan, no issuance by the Company of Shares of any class, or securities convertible into Shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares subject to an Award or the grant or the Exercise Price of any Award.

ARTICLE 12.                                                                  ADMINISTRATION.

12.1                       Authority of Committee.  This Plan will be administered by the Committee or by the Board acting as the Committee.  Subject to the general purposes, terms and conditions of this Plan, and to the direction of the Board, the Committee will have full power to implement and carry out this Plan.  The Committee will have the authority to:

(a)                                 construe and interpret this Plan, any Award Agreement and any other agreement or document executed pursuant to this Plan;

(b)                                prescribe, amend and rescind rules and regulations relating to this Plan or any Award;

(c)                                 designate Eligible Individuals to receive Awards;

(d)                                determine the form and terms of Awards;

(e)                                 determine the number of Awards to be granted and the number of Shares or other consideration subject to Awards;

(f)                                   determine whether Awards will be granted singly, in combination with, in tandem with, in replacement of, or as alternatives to, other Awards under this Plan or any other incentive or compensation plan of the Company or any Parent, Subsidiary or Affiliate of the Company;

(g)                                grant waivers of Plan or Award conditions;

(h)                                 determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the Exercise Price or Grant Price, any restrictions or limitations on the Award, any schedule for the lapse of forfeiture restrictions or restrictions on the exercisability of an Award, vesting, and accelerations or waivers thereof, any provisions related to non-competition and recapture of gain on an Award, based in each case on such considerations as the Committee in its sole discretion determines; provided, however, that the Committee shall not have the authority to accelerate the vesting or waive the forfeiture of any Performance-Based Awards intended to qualify as Qualified Performance Based-Compensation, except as permitted under Section 162(m) of the Code;

(i)                                     correct any defect, supply any omission or reconcile any inconsistency in this Plan, any Award or any Award Agreement;

(j)                                     determine whether the Performance Goals under any Performance-Based Award have been met;

(k)                                 determine whether, to what extent, and pursuant to what circumstances an Award may be settled in cash, Shares, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(l)                                     determine the methods that may be used to pay the Exercise Price or Grant Price of an Award;

(m)                             establish, adopt, or revise any rules and regulations including adopting sub-plans to the Plan as the Committee may deem necessary or advisable under local law;

(n)                                 suspend or terminate the Plan at any time provided that such suspension or termination does not impair the rights and obligations under any outstanding Award without written consent of the affected Participant;

(o)                                determine the Fair Market Value of the Shares for any purpose; and

(p)                                make all other decisions and determinations that may be required pursuant to the Plan or as the Committee deems necessary or advisable to administer the Plan.

12.2                       Committee Discretion.  Any determination made by the Committee with respect to any Award will be made in its sole discretion at the time of grant of the Award or, unless in contravention of any express term of this Plan or Award, at any later time, and such determination will be final and binding on the Company and on all persons having an interest in any Award under this Plan.

12.3                       Delegation of Authority.  To the extent permitted by applicable law, the Committee may from time to time delegate to a committee of one or more members of the Board or one or more officers of the Company the authority to grant or amend Awards to Participants other than Insiders to whom authority to grant or amend Awards has been delegated hereunder.  For the avoidance of doubt, provided it meets the limitation in the preceding sentence, this delegation shall include the right to modify Awards as necessary to accommodate changes in the laws or regulations, including in jurisdictions outside the United States.  Any delegation hereunder shall be subject to the restrictions and limits that the Committee specifies at the time of such delegation, and the Committee may at any time rescind the authority so delegated or appoint a new delegatee.  At all times, the delegatee appointed under this Section 12.3 shall serve in such capacity at the pleasure of the Committee.

ARTICLE 13.                                                                  EFFECTIVE AND EXPIRATION DATE.

13.1                       Effective Date.  The Plan is effective as of the date the Plan is adopted by the Board (the “Effective Date”).  This Plan shall be approved by the Company’s shareholders within twelve months (12) months after the date the Plan is adopted by the Board.  The Plan will be deemed to be approved by the shareholders if it is approved by a majority of the votes cast at a duly held shareholders’ meeting at which a quorum representing a majority of outstanding voting shares is, either in person or by proxy, present and voting on the Plan.

13.3                       Expiration Date.  The Plan will expire on, and no Award may be granted pursuant to the Plan after the tenth anniversary of the Effective Date, except that no Incentive Stock Options may be granted under the Plan after the earlier of the tenth anniversary of (a) the date the Plan is approved by the Board or (b) the Effective Date.  Any Awards that are outstanding on the tenth anniversary of the Effective Date shall remain in force according to the terms of the Plan and the applicable Award Agreement.

ARTICLE 14.                                                                  AMENDMENT, MODIFICATION, AND TERMINATION.

14.1                       Amendment, Modification, and Termination.  The Committee has complete and exclusive power and authority to amend or modify the Plan (or any component thereof) in any or all respects whatsoever.  However, (i) no such amendment or modification shall materially and adversely affect rights and obligations with respect to Awards at the time outstanding under the Plan, unless the Participant consents to such amendment, and (ii) the grants to Outside Directors pursuant to Article 6 may not be amended at intervals more frequently than once every six (6) months, other than to the extent necessary to comply with applicable U.S. income tax laws and regulations.  In addition, the Committee may not, without the approval of the Company’s shareholders, amend the Plan to (i) materially increase the maximum number of Shares issuable under the Plan or the maximum number of Shares for which any one individual participating in the Plan may be granted Awards, (ii) materially modify the eligibility requirements for Plan participation or (iii) materially increase the benefits accruing to Participants.  Further, the repricing, replacement or regranting of any previously granted Award, through cancellation or by lowering the Exercise Price of such Award, shall be prohibited unless the shareholders of the Company first approve such repricing, replacement or regranting.  No underwater Option or SAR may be cancelled in exchange for, or in connection with the payment of a cash amount without shareholder approval.  The Committee may at any time terminate or amend this Plan in any respect, including without limitation amendment of any form of Award Agreement or instrument to be executed pursuant to this Plan; provided, however, that the Committee will not, without the approval of the shareholders of the Company, amend this Plan in any manner that requires such shareholder approval under Nasdaq or other stock exchange listing requirements then applicable to the Company.

14.2                       Awards Previously Granted.  Except with respect to amendments made pursuant to Section 15.13 hereof, no termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted pursuant to the Plan without the prior written consent of the Participant; provided, however, that an amendment or modification that may cause an Incentive Stock Option to become a Non-Qualified Stock Option shall not be treated as adversely affecting the rights of the Participant.

ARTICLE 15.                                                                  GENERAL PROVISIONS.

15.1                       No Rights to Awards.  No Eligible Individual or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Committee is obligated to treat Eligible Individuals, Participants or any other persons uniformly.

15.2                       No Shareholders Rights.  Except as otherwise provided herein, a Participant shall have none of the rights of a shareholder with respect to Shares covered by any Award, including the right to vote or receive dividends, until the Participant becomes the owner of such Shares, notwithstanding the exercise or vesting of an Option or other Award.

15.3                       Withholding.  The Company or any Subsidiary or Affiliate, as appropriate, shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy U.S. federal, state, or local taxes and any taxes imposed by jurisdictions outside of the United States (including income tax, social insurance contributions, payment on account and any other taxes that may be due) required by law to be withheld with respect to any taxable event concerning a Participant arising as a result of this Plan or to take such other action as may be necessary in the opinion of the Company or a Parent, Subsidiary or Affiliate, as appropriate, to satisfy withholding obligations for the payment of taxes by any means authorized by the Committee.  No Shares shall be delivered hereunder to any Participant or other person until the Participant or such other person has made arrangements acceptable to the Committee for the satisfaction of these tax obligations with respect to any taxable event concerning the Participant or such other person arising as a result of Awards made under this Plan.

15.4                       No Right to Employment or Services.  Nothing in the Plan or any Award Agreement shall interfere with or limit in any way the right of the Company or any Parent, Subsidiary or Affiliate to terminate any Participant’s employment or services at any time, nor confer upon any Participant any right to continue in the employ or service of the Company or any Parent, Subsidiary or Affiliate.

15.5                       Unfunded Status of Awards.  The Plan is intended to be an “unfunded” plan for incentive compensation.  With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Subsidiary or Affiliate.

15.6                       Relationship to other Benefits.  No payment pursuant to the Plan shall be taken into account in determining any benefits pursuant to any pension, retirement, savings, profit sharing, group insurance, termination programs and/or indemnities or severance payments, welfare or other benefit plan of the Company or any Parent, Subsidiary or Affiliate except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder, or as expressly provided by applicable law.

15.7                       Expenses.  The expenses of administering the Plan shall be borne by the Company and/or its Subsidiaries and/or Affiliates.

15.8                       Titles and Headings.  The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

15.9                       Fractional Shares.  No fractional Shares shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding down as appropriate.

15.10                Limitations Applicable to Section 16 Persons.  Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any Participant who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 under the Exchange Act) that are requirements for the application of such exemptive rule.  To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

15.11                Government and Other Regulations.  The obligation of the Company to make payment of awards in Shares or otherwise shall be subject to all applicable laws, rules, and regulations of Singapore and the United States and jurisdictions outside of Singapore and United States, and to such approvals by government agencies, including government agencies in jurisdictions outside of Singapore and the United States, in each case as may be required or as the Company deems necessary or advisable.  Without limiting the foregoing, the Company shall have no obligation to issue or deliver evidence of title for Shares subject to Awards granted hereunder prior to:  (i) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable, and (ii) completion of any registration or other qualification with respect to the Shares under any applicable law in Singapore or the United States or in a jurisdiction outside of Singapore or the United States or ruling of any governmental body that the Company determines to be necessary or advisable or at a time when any such registration or qualification is not current, has been suspended or otherwise has ceased to be effective.  The inability or impracticability of the Company to obtain or maintain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.  The Company shall be under no obligation to register Shares issued or paid pursuant to the Plan under the Securities Act.  If the Shares paid pursuant to the Plan may in certain circumstances be exempt from registration pursuant to the Securities Act the Company may restrict the transfer of such Shares in such manner as it deems advisable to ensure the availability of any such exemption.

15.12                Governing Law.  The Plan and all Award Agreements, and all controversies thereunder or related thereto, shall be construed in accordance with and governed by the laws of the State of California, without regard to principles of conflict of laws.

15.13                Section 409A.  Except as provided in Section 15.14 hereof, to the extent that the Committee determines that any Award granted under the Plan is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code.  To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code and U.S. Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date.  Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Committee determines that any Award may be subject to Section 409A of the Code and related U.S. Department of Treasury guidance (including such U.S. Department of Treasury guidance as may be issued after the Effective Date), the Committee may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related U.S. Department of Treasury guidance and thereby avoid the application of any penalty taxes under such Section.

15.14                No Representations or Covenants with respect to Tax Qualification.  Although the Company may endeavor to (1) qualify an Award for favorable tax treatment under the laws of the United States or jurisdictions outside of the United States (e.g., Incentive Stock Options) or (2) avoid adverse tax treatment (e.g., under Section 409A of the Code), the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment, anything to the contrary in this Plan, including Section 15.13 hereof, notwithstanding.  The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on holders of Awards under the Plan.

ANNEX B

FLEX LTD.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(In thousands, except per share amounts)

Twelve-Month Periods Ended
March 31, 2017
Net Sales	$23,862,934
GAAP gross profit	$1,520,945
Stock-based compensation expense	10,023
SunEdison bankruptcy	92,915
Restructuring and other	53,527
Non-GAAP gross profit	$1,677,410
Adjusted gross margin	7.0%

GAAP income before income taxes	$370,848
Stock-based compensation expense	82,266
Restructuring and other	67,099
Intangible amortization	81,396
Interest and other, net	99,532
Other charges, net	21,193
SunEdison bankruptcy	92,915
Non-GAAP operating income	$815,249

GAAP net income	$319,564
Stock-based compensation expense	82,266
Restructuring and other	67,099
Intangible amortization	81,396
SunEdison bankruptcy	92,915
Other charges, net	7,388
Adjustments for taxes	(10,826)
Non-GAAP net income	$639,802
Weighted-average shares used in computing per share amounts (Diluted):	546,220

GAAP Earnings per share (Diluted)	$0.59
Non-GAAP (adjusted earnings per share)	$1.17

Net cash provided by operating activities	$1,149,909
Purchases of property and equipment	(525,111)
Proceeds from the disposition of property and equipment	35,606
Free cash flow	$660,404

B-1

1234567 123,456,789,012.12345 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR proposals 1a. through 4. 1a. Re-election of Mr. Michael D. Capellas as a director of Flex. 1b. Re-election of Mr. Marc A. Onetto as a director of Flex. For 0 0 0 Against 0 0 0 Abstain 0 0 0 The Board of Directors recommends you vote 1 YEAR on the following proposal: 5. NON-BINDING, ADVISORY RESOLUTION. To recommend that a non-binding, advisory resolution to approve the compensation of Flex's named executive officers be put to shareholders for their consideration every one year, every two years or every three years. 1 year 0 2 years 0 3 years 0 Abstain 0 2. To approve the re-appointment of Deloitte & Touche LLP as Flex's independent auditors for the 2018 fiscal year and to authorize the Board of Directors to fix its remuneration. 0 0 0 3. To approve a general authorization for the directors of Flex to allot and issue ordinary shares. The Board of Directors recommends you vote FOR proposals 6., 7. and 8. For 0 0 Against 0 0 Abstain 0 0 6. To approve the adoption of the Flex Ltd. 2017 Equity Incentive Plan. 0 0 0 4. NON-BINDING, ADVISORY RESOLUTION. To approve 7. To approve the renewal of the Share Purchase Mandate relating to acquisitions by Flex of its own issued ordinary shares. the compensation of Flex's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, set forth in "Compensation Discussion and Analysis" and in the compensation tables and the accompanying narrative disclosure under"Executive Compensation" in Flex's proxy statement relating to its 2017 annual general meeting. 0 0 0 8. To approve changes in the cash compensation payable to our directors. NOTE: In their discretion, the Proxies are authorized to vote upon such other matters as may properly be put before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 02 0000000000 1 OF 1 1 2 0000340973_1 R1.0.1.15 SHARES CUSIP # JOB #SEQUENCE # VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we John Sample 234567have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. 1234567 NAME THE COMPANY NAME INC. - COMMON THE COMPANY NAME INC. - CLASS A THE COMPANY NAME INC. - CLASS B THE COMPANY NAME INC. - CLASS C THE COMPANY NAME INC. - CLASS D THE COMPANY NAME INC. - CLASS E THE COMPANY NAME INC. - CLASS F THE COMPA N Y NAME INC. - 401 K CONTROL #  SHARES123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 x PAGE1 OF 2 FLEX LTD. ATTN: INVESTOR RELATIONS DEPT. 6201 AMERICA CENTER DRIVE SAN JOSE, CA 95002 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 8 8 8 1 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 234567 234567 234567 234567

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined AR and Proxy Statement is available at www.proxyvote.com FLEX LTD. (Incorporated in the Republic of Singapore) (Company Registration Number 199002645H) This Proxy is Solicited on behalf of the Board of Directors 2017 Annual General Meeting The undersigned being a member of Flex Ltd. ("Flex") hereby appoints Christopher Collier or failing whom the Chairman of the annual general meeting as Proxy of the undersigned and hereby authorizes the Proxy to represent and to vote, as designated on the reverse side, all of the ordinary shares of Flex Ltd. owned by the undersigned, at the 2017 annual general meeting of Flex to be held on August 15, 2017, at 9:00 a.m. Pacific time, or at any adjournment thereof. This Proxy Card, when properly executed and returned in a timely manner, will be voted at the annual general meeting and any adjournments thereof in the manner described herein. If no contrary indication is made, this Proxy Card will be voted "FOR" the Board of director nominees (Proposal No. 1), "FOR" Proposals No. 2 and 3, "FOR" non-binding, advisory proposal No. 4, for "ONE YEAR" for non-binding, advisory Proposal No. 5 and "FOR" Proposals No. 6, 7 and 8, and in accordance with the judgment of the persons named as Proxies herein on any other matters that may properly be put before the 2017 annual general meeting. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THIS PROXY CARD AND RETURN IT NOT LESS THAN 48 HOURS PRIOR TO THE TIME APPOINTED FOR THE MEETING IN THE ENCLOSED ENVELOPE. Continued and to be signed on reverse side 0000340973_2 R1.0.1.15